As filed with the Securities and Exchange Commission on May 23, 2014.
Registration No. 333-195261

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ANGION BIOMEDICA CORP.
(Exact name of Registrant as specified in its charter)

Delaware	2834	11-3430072
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

51 Charles Lindbergh Boulevard
Uniondale, New York 11553
(516) 326-1200
(Address, including zip code, and telephone number including area code, of Registrant’s principal executive offices)
Itzhak D. Goldberg, M.D., F.A.C.R.
President and Chief Executive Officer
Angion Biomedica Corp.
51 Charles Lindbergh Boulevard
Uniondale, New York 11553
(516) 326-1200
(Name, address, including zip code, and telephone number including area code, of agent for service)
Copies to:

Ivan K. Blumenthal, Esq. Joel I. Papernik, Esq. Avisheh Avini, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Chrysler Center 666 Third Avenue New York, New York 10017 (212) 935-3000	Anthony J. Marsico, Esq. Greenberg Traurig, LLP The MetLife Building 200 Park Avenue New York, New York 10166 (212) 801-9200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The Registrant is an “emerging growth company,” as defined in Section 2(a) of the Securities Act. This registration statement complies with the requirements that apply to an issuer that is an emerging growth company.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED May 23, 2014

2,727,273 Shares
Common Stock

This is a firm commitment initial public offering of 2,727,273 shares of common stock of Angion Biomedica Corp. No public market currently exists for our shares. We expect the initial public offering price of our shares of common stock to be between $10.00 and $12.00 per share.
All common stock and per share of common stock figures in this prospectus have been adjusted to reflect a 64.01852-for-1 forward stock split of our outstanding common stock, referred to herein as the “Forward Stock Split,” to be effected immediately prior to the effectiveness of this offering.
We have applied to list our common stock on the NASDAQ Capital Market under the symbol “ANGN.” No assurance can be given that our application will be approved.
We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and, as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings.
Investing in our common stock involves a high degree of risk. See “Risk Factors” section beginning on page 10 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)
  Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to Aegis Capital Corp., the underwriter. See “Underwriting” for a description of compensation payable to the underwriter.
We have granted a 45-day option to the underwriter to purchase up to 409,091 additional shares of common stock, solely to cover over-allotments, if any.
The underwriter expects to deliver our shares to purchasers in the offering on or about            , 2014.
Aegis Capital Corp

You should rely only on the information contained in this prospectus. Neither we nor the underwriter has authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any free writing prospectus prepared by or on behalf of us or to which we may have referred you in connection with this offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriter is making an offer to sell or seeking offers to buy these securities in any jurisdiction where, or to any person to whom, the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock, and the information in any free writing prospectus that we may provide to you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high
i

degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”
This prospectus may include trademarks, trade names and service marks that are the property of their respective holders. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable holder will not assert its rights, to these trademarks and trade names. Use or display by us of other parties’ trademarks, trade dress or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.
ii

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information you should consider before investing in our common stock. You should read this prospectus carefully, especially the risks set forth under the heading “Risk Factors” and our financial statements and related notes included elsewhere in this prospectus, before making an investment decision. References in this prospectus, unless the context otherwise requires, to “Angion,” “our company,” “we,” “us” and “our” and other similar references refer to Angion Biomedica Corp. All common stock and per share of common stock figures in this prospectus have been adjusted to reflect a 64.01852-for-1 forward stock split of our outstanding common stock, referred to herein as the “Forward Stock Split,” to be effected immediately prior to the effectiveness of this offering.
OVERVIEW
We are a clinical stage biopharmaceutical company established in 1998 to focus on the discovery and clinical development of novel therapeutic agents to treat acute and chronic organ injury by harnessing the body’s protective, reparative and regenerative systems. The therapeutic strategy we follow and pathways we target were selected to prevent or limit acute injury, to prevent or limit acute injury from evolving into chronic disease and to stabilize, and potentially even reverse, chronic disease. We believe that these treatment objectives address significant unmet medical needs. Our clinical programs are currently focused on renal transplantation, acute kidney disease and acute cardiac disease.
One of the body’s powerful regenerative systems is mediated by a growth factor called hepatocyte growth factor, or HGF, which is responsible for activating repair pathways under adverse conditions to prevent cell death and cellular dysfunction, thereby having the potential to limit long-term organ damage following injury or acute disease. We have discovered and developed a small molecule that mimics HGF’s endogenous biological roles of blocking apoptosis (or programmed cell death) and activating regenerative pathways, which can be administered during the post-injury period to achieve a therapeutic effect. Our most advanced drug candidate, BB3, has demonstrated significant benefit in several preclinical models of acute and chronic disease and injury, and is currently in Phase 2 clinical trials for the treatment of delayed graft function, or DGF, in renal transplant recipients.
Renal transplantation is our gateway indication for BB3 in order to reach the market as quickly as possible. We believe that BB3 has the potential to change the paradigm in renal transplantation by improving graft function, reducing the need for post-transplant dialysis, reducing hospitalization time and costs, and increasing the number of successful transplants for a population where demand for available organs greatly exceeds supply. In fact, many potentially useful organs are discarded because of suspected poor quality and unsuitability for transplant. We believe that BB3 has the potential to increase the number of transplantable organs that are otherwise discarded.
BB3 also has the potential to prevent or limit cardiac damage after myocardial infarction, or MI, also known as a heart attack, based on studies in several preclinical models. A significant number of survivors of a heart attack have a poor prognosis because the acute damage to the heart progresses into congestive heart failure, a chronic disease, despite early interventional procedures. By blocking apoptosis, or programmed cell death, and activating repair pathways, BB3 has the potential to preserve heart tissue, and to limit expansion of the injury and its deterioration into heart failure. We initiated a Phase 2 trial of BB3 in patients having an angioplasty procedure immediately post-MI, but this trial was paused because the participation of a limited number of clinical sites resulted in inadequate patient recruitment. No safety issues were reported. This trial will be reactivated at additional sites in order to reach the recruitment target and to proceed with this indication following the present offering.
In preclinical models, BB3 has also been found to have the potential to prevent or limit acute kidney injury, or AKI, caused by toxins, including antibiotics, ischemia (i.e., the interruption or restriction of blood flow to tissues) and ischemia-reperfusion injury (i.e., tissue damage caused when blood supply returns to tissue after a period of lack of oxygen, which creates a condition in which the restoration of circulation results in inflammation and oxidative damage, rather than restoration of normal function). DGF in renal transplantation, as discussed above, is a special case of AKI that occurs in the donated, transported and then transplanted kidney. AKI occurs in approximately 7% of hospitalized patients, and significantly more often in critical care units, with high rates of progression to chronic kidney disease. Patients with compromised renal function placed on cardiopulmonary bypass are particularly susceptible to AKI. We expect to start a Phase 2 trial in this population in the next six to nine months, with the objective of demonstrating a significant reduction in the incidence of AKI in post-cardiac surgery patients with pre-existing compromised renal function.
Our pipeline also includes ANG-3070, a kinase inhibitor with antifibrotic activities, for the treatment of chronic kidney disease and systemic sclerosis, which is an autoimmune connective tissue disease. This novel compound shows preclinical promise in blocking activation of cellular pathways involved in extracellular deposition of matrix (a material produced in excess by injured tissues that causes organ dysfunction and fibrosis) and scar formation.
In addition, we are conducting discovery studies on therapeutically useful, proprietary compounds that target specific cytochrome P450s, or CYPs. CYPs are a large and diverse family of enzymes, some of which are responsible for the detoxification of drugs and ingested toxins, and others which are responsible for the metabolism of endogenous substances such as steroids, vitamins and lipids. We discovered a novel core chemical structure and have the technical expertise to develop derivatives with a goal of tailoring selectivity and developing individual compounds that inhibit a specific CYP and, potentially, modulate the levels of specific endogenous metabolites in order to treat certain acute and chronic diseases. Based on preliminary findings from discovery studies, potential targets for therapeutic applications of such compounds would be for the treatment of fibrosis and breast cancer (CYP26), solid tumors, including prostate cancer (CYP17; ANG-3279), and chronic kidney disease, hypertension and heart failure (CYP11B2; ANG-3557), as well as for improving the appearance of aged, maturing skin (CYP26; ANG-3522).
Also in the discovery phase is our relaxin program. Relaxin is a naturally-occurring peptide that acts systemically on cells and tissues to inhibit fibrosis, which is the process of excessive collagen deposition following injury and in certain diseases, which is also responsible for major organ failure. We have discovered novel peptides that mimic relaxin’s biological activities in research model systems. We are focusing on indications of preventing or limiting cardiac damage after MI, and treating chronic kidney disease.
We have had the benefit of receiving peer-reviewed, competitive grants and contracts from the National Institutes of Health, or NIH, and the National Science Foundation, or NSF, under the Small Business Innovation Research, or SBIR, program. Since our inception in 1998, we have received more than $55.0 million in grant and contract funding. SBIR funding may continue to support programs from discovery through Phase 2 clinical development, and we intend to continue to compete for these funds in the future to support our programs, especially those programs in the discovery stage.

Our Pipeline
We are developing therapeutics for both orphan indications and large clinical markets of unmet medical need. In addition to our BB3 clinical programs, we have preclinical discovery and development programs that modulate or harness other cellular pathways to limit acute organ injury and chronic disease. These programs are projected to add new clinical candidates to our pipeline. We believe that our product candidates offer innovative therapeutic approaches and may provide significant advantages relative to current therapies. The following table summarizes our product candidates and programs:

*
  BB3 (under the name Refanalin) has been granted orphan designation by the FDA to improve renal function and prevent DGF following renal transplantation. BB3 was also granted Fast Track designation from the FDA, allowing for expedited regulatory review.
**
  We believe that a Phase 1 trial will not be necessary for this indication because of the safety data already obtained on BB3 from other clinical trials. We intend to submit an IND for this indication within six to nine months from the completion of this offering.
Our Strategy
We believe that there is a large unmet medical need and significant market opportunity for patient therapies that prevent or limit acute organ injury, prevent or limit acute organ injury from evolving into chronic disease, and stabilize, and even potentially reverse, chronic disease and organ damage. We believe that BB3, our other drug candidates, and compounds rising through our discovery programs will generate new medications that have the potential to transform the treatment of acute organ injury, and we strive to be the leader in improving the quality and quantity of life for large patient populations. Our principal corporate objective is the maximization of stockholder value by advancing BB3 through Phase 2 clinical development to Phase 3 in renal transplant within the next twelve months, with the goal of obtaining regulatory approval and, ultimately, commercialization. We also plan to continue and complete the multicenter Phase 2 trial of BB3 in MI, and to initiate clinical development of BB3 for AKI. These latter indications affect significantly larger populations than renal transplantation, for which we have an orphan drug designation from the FDA, and Fast Track designation for expedited regulatory review.
We are committed to applying our understanding of molecular modeling, medicinal chemistry and in vitro biology, as well as our expertise with multiple preclinical models of injury and disease to transform the lives of patients with acute and chronic debilitating and costly diseases and conditions. We also seek to support later-stage clinical development of our other clinical and preclinical candidates that we believe show significant potential to advance quickly to commercialization.

The key elements of our strategy are to:
•
  continue the clinical development of BB3 in renal transplantation, advancement into Phase 3 trials and prepare regulatory submissions to the FDA and EMA for approval;
•
  continue BB3 Phase 2 trials in acute MI;
•
  conduct Phase 2 clinical studies on BB3 for AKI;
•
  complete preclinical development of ANG-3070 for the treatment of chronic kidney disease and submit an IND to the FDA;
•
  complete preclinical development of CYP26 inhibitor ANG-3281 for the treatment of liver fibrosis, and submit an IND to the FDA; and
•
  continue discovery work on our CYP selectively targeted inhibitor platform and relaxin mimetic program.
We plan to continue in-house the clinical development of BB3 in renal transplantation to advance it into Phase 3 trials and through to regulatory approval. We are, however, considering whether we will license out any of our other programs to partners that have the expertise and resources to commercialize approved drugs or advance drug candidates rapidly into the clinic and onto the market. Currently, we have licensed to Ohr Cosmetics LLC the dermatological use of a CYP26 inhibitor from our platform CYP inhibitor program.
Risks Relating to Our Business
We are a clinical stage biopharmaceutical company, and our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to invest in our common stock. In particular, you should consider the following risks, which are discussed more fully in the section entitled “Risk Factors:”
•
  we currently have no product candidates that have completed a Phase 2 clinical trial;
•
  we have no products approved for commercial sale and, to date, have not generated any revenue from product sales;
•
  we will require substantial additional funding beyond this offering to complete the development and commercialization of BB3 and to continue to advance the development of our other product candidates, and such funding may not be available on acceptable terms or at all;
•
  we have relied substantially in the past on grant funding from the NIH and other governmental entities to support our programs, and we currently have approximately $4.2 million remaining under ongoing and anticipated funding, which funding will allow us to continue operations in the third quarter of 2014;
•
  BB3, ANG-3070, ANG-3281 and/or our other product candidates may not receive regulatory approval in a timely manner or at all;
•
  we may be subject to delays in our clinical trials, which could result in increased costs and delays or limit our ability to obtain regulatory approval for our product candidates;
•
  because the results of earlier studies and clinical trials of our product candidates may not be predictive of future clinical trial results, our product candidates may not have favorable results in future clinical trials, which would delay or limit their future development;
•
  we have never commercialized any of our product candidates, and our products, even if approved, may not be accepted by healthcare providers or healthcare payors;
•
  we may be unable to maintain and protect our intellectual property assets, which could impair the advancement of our pipeline and commercial opportunities.
Corporate Information
We were incorporated in the State of Delaware on April 6, 1998. Our principal executive offices are located at 51 Charles Lindbergh Boulevard, Uniondale, New York, 11553, and our telephone number is (516) 326-1200. Our website address is www.angion.com. The information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference into this prospectus and does not constitute part of this prospectus.
Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups, or JOBS, Act of 2012. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:
•
  only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;
•
  reduced disclosure about our executive compensation arrangements;
•
  no non-binding advisory votes on executive compensation or golden parachute arrangements; and
•
  exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.
We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.0 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

THE OFFERING
Common stock offered by us
2,727,273 shares
Common stock to be outstanding after this offering
6,645,206 shares
Over-allotment option
We have granted the underwriter an option for a period of up to 45 days to purchase up to 409,091 additional shares of common stock at the initial public offering price, less underwriting discounts and commissions.
Use of proceeds
We intend to use the net proceeds from this offering for research and development activities, including funding (i) the continued clinical development of BB3 in renal transplantation, advancement into Phase 3 trials and completing other work necessary to make filings for regulatory approval; (ii) conducting Phase 2 trials on BB3 for acute kidney injury, or AKI; (iii) continuing BB3 Phase 2 trials in acute myocardial infarction, or MI; (iv) completion of preclinical development of ANG-3070 and an IND submission to the FDA; (v) completion of preclinical development of ANG-3281 and an IND submission to the FDA; and (vi) continuing discovery work on our CYP selectively targeted inhibitor platform, and relaxin mimetic program, as well as for working capital and other general corporate purposes. See “Use of Proceeds.”
Dividend policy
We do not currently intend to declare dividends on shares of our common stock. See “Dividend Policy.”
Risk factors
You should read the “Risk Factors” section of this prospectus beginning on page 10 for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.
Proposed Nasdaq Capital Market symbol
“ANGN”
The number of shares of common stock to be outstanding after this offering is based on an aggregate of 3,917,933 shares of common stock outstanding as of March 31, 2014, and excludes:
•
  232,067 shares of common stock issuable upon exercise of outstanding options issued under our 2002 Stock Option Plan as of March 31, 2014, at a weighted average exercise price of $0.31 per share;
•
  350,000 shares of common stock reserved for future issuance under our 2014 equity incentive plan, or the 2014 Plan, which will become effective upon the completion of this offering, but with respect to which no awards will be granted prior to the effective date of the registration statement of which this prospectus is a part, subject to automatic annual adjustment in accordance with the terms of the 2014 Plan; and
•
  95,455 shares of common stock to be issued upon exercise of the warrant to be issued to the underwriter in connection with this offering, at an exercise price per share equal to 140% of the public offering price, as described in the “Underwriting — Underwriter’s Warrants,” section of this prospectus, assuming an initial public offering price of $11.00 per share, the midpoint of the initial public offering price range reflected on the cover page of this prospectus.
Unless otherwise indicated, this prospectus reflects and assumes the following:
•
  the filing of our restated certificate of incorporation and the adoption of our amended and restated bylaws, which will be adopted in connection with the completion of this offering;

•
  giving effect to the Forward Stock Split;
•
  no exercise of the outstanding options;
•
  no exercise of the warrants to be issued to the underwriter described above; and
•
  no exercise by the underwriter of its option to purchase additional shares of our common stock to cover overallotments, if any.

SUMMARY FINANCIAL DATA
The following tables set forth, for the periods and as of the dates indicated, our summary financial data. Our consolidated financial statements include the results of operations and financial position of NovaPark LLC, or NovaPark, a real estate entity, in which we own 20% of the membership interests, which we are required to consolidate into our financial statements under generally accepted accounting principles in the United States, or GAAP. NovaPark is excluded from this offering. The statement of operations data for the years ended December 31, 2013 and 2012, are derived from our audited consolidated financial statements included elsewhere in this prospectus. The statement of operations data for the quarters ended March 31, 2014 and 2013 are derived from our unaudited interim financial reports included elsewhere in this prospectus. You should read this summary data together with the more detailed information contained in “Risk Factors,” “Selected Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes, all included elsewhere in this prospectus. Our historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year.

	Year Ended December 31,		Quarter Ended March 31,
	2013*	2012*	2014	2013
			Unaudited
Selected Consolidated Statements of Operations
Revenues:
Grant revenue	$6,581,072	$7,297,701	$1,081,049	$1,692,413
Cost of grant revenues – direct research costs	3,173,478	3,673,684	534,326	787,757
Gross profit	3,407,594	3,624,017	546,723	904,656
Operating expenses:
General and administrative	3,609,386	4,043,234	1,080,236	885,881
Income (loss) from operations	(397,800)	(419,217)	(533,513)	18,775
Other income (expense):
Interest expense	(300,432)	(307,450)	(47,956)	(74,657)
Investment income	31,375	11,745	4,974	15,552
Rental income	1,641,365	1,877,445	531,713	440,615
Total other income (expense)	2,130,234	1,613,190	488,731	381,510
Income before income taxes	1,732,434	1,193,973	(44,782)	400,285
Income tax expense (benefit)	452,778	201,858	(107,306)	54,786
Net income	1,279,656	992,115	62,524	345,499
Less net income attributable to non-controlling interest	(647,415)	(684,812)	(361,796)	(293,679)
Net income (loss) attributable to Angion Biomedica Corporation	$632,241	$307,303	$(299,272)	$51,820
Basic and diluted net income (loss) per share**	$0.16	$0.08	$(0.08)	$0.01
Basic and diluted weighted average common shares outstanding**	3,917,933	3,917,933	3,917,933	3,917,933

*
  Derived from audited financial information
**
  Share data gives effect to the Forward Stock Split

	As of March 31, 2014	As of December 31, 2013*
Condensed Balance Sheet Data
Assets:

Cash and cash equivalents	$2,500,564	$2,057,250
Building and related fixed assets, net	6,059,033	6,171,369
Total assets	11,044,372	11,062,848
Current liabilities	1,167,402	1,146,917
Long term debt	5,179,868	5,202,353
Total liabilities	6,600,270	6,603,270
Total stockholder’s equity	4,444,102	4,459,578
Total stockholder’s equity and liabilities	$11,044,372	$11,062,848

*
  Derived from audited financial information

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, including our financial statements and related notes, before deciding whether to invest in shares of our common stock. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.
Risks Relating to Our Financial Position and Need for Additional Capital
Currently, we have no products approved for commercial sale and, to date, we have not generated any revenue from product sales. As a result, our ability to manage future losses and reach profitability is unproven, and we may never achieve or sustain profitability.
We have not yet submitted any product candidates for approval by regulatory authorities in the United States or elsewhere for our lead indication, BB3, delayed graft function, or DGF, following renal transplant, or any other indication. Support for our clinical and other programs has come mainly from United States government grants. We currently have nine funded United States government grants with remaining direct, indirect and fixed fees due to us of approximately $4.2 million as of March 31, 2014, which includes amounts payable to subcontractors who collaborate with us on our grants, such as university laboratories and clinical testing facilities. In addition, we have several NIH and Department of Defense, or DOD, grant applications pending which, if all are awarded and funded in accordance with the proposed budget, will provide an additional $3.0 to 4.0 million to us. Our working capital as of December 31, 2013, and December 31, 2012, were $1,471,616 and $959,801, respectively. Our cash and cash equivalents as of December 31, 2013 and December 31, 2012 were $2,057,250 and $1,404,493, respectively.
To date, we have devoted most of our financial resources to research and development and our corporate overhead, the former including our drug discovery research, preclinical development activities and clinical trials. We have not generated any revenues from product sales. We have received over $55.0 million in grants from the United States government that support our discovery, preclinical and clinical programs, provide overhead and provide us with a 7% fixed fee (i.e., a profit) on total direct and indirect costs, excluding subcontractor costs. As our clinical trials and preclinical development programs expand, we expect to incur losses for the foreseeable future. We expect these losses to increase as we continue our development of, and seek regulatory approvals for, BB3, our lead product candidate, and our other product candidates, prepare for and begin the commercialization of any approved products and add infrastructure and personnel to support our product development efforts and operations as a public company. We anticipate that any such losses could be significant for the next several years as we complete our Phase 2 clinical trial of BB3 in DGF and start Phase 3 trials necessary for regulatory approval, continue our Phase 2 study in MI, begin a Phase 2 study in AKI, complete preclinical development of our kinase inhibitor, ANG-3070 and our CYP26 inhibitor, ANG-3281. We also intend to advance our compounds that are currently in discovery into preclinical development and initiate Phase 1 trials on the most promising candidates. If BB3 or any of our other product candidates fail in clinical trials or do not gain regulatory approval, or if our product candidates do not achieve market acceptance, we may never become profitable. As a result of the foregoing, we expect to experience net losses and negative cash flows for the foreseeable future. These net losses and negative cash flows will have an adverse effect on our stockholders’ equity and working capital.
Topical formulations of our CYP26 inhibitor compound ANG-3522, for uses such as improving the appearance of skin resulting from conditions such as sun damage and aging are licensed to Ohr Cosmetics LLC, or Ohr Cosmetics, an affiliated company. We believe that this topical formulation will be regulated by the FDA as a cosmetic. If this product is successful, we anticipate royalty revenues, and milestone payments based on achievement of incremental gross revenues, in the future. Ohr Cosmetics has marketing rights under the patents in all countries in which a valid patent claim exists; a U.S. patent has been issued and applications are pending in Australia, Canada, China, Europe, India, Israel and Japan. We are dependent upon Ohr Cosmetics’ success in completing studies, marketing the product(s) and collecting revenues thereon in order for us to receive any revenues from milestones or royalty payments from this relationship.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. In addition, our expenses could increase if we are required by the United States Food and Drug Administration, or FDA, or the European Medicines Agency, or EMA, to perform studies or trials in addition to those currently expected, or if there are any delays in completing our clinical trials or the development of any of our product candidates. The amount of future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenues. We also intend to partner or out-license our indications or compounds that address larger patient populations, but our ability to identify, negotiate, and complete such partnerships or licenses, and the ability of our partners or licensees to then meet their obligations and achieve market success and provide a revenue stream to us, is uncertain.
We will require substantial additional funding, which may not be available to us on acceptable terms, or at all, and, if not so available, may require us to delay, limit, reduce or cease our operations.
We are currently in the process of advancing BB3 through clinical development for multiple indications, and other product candidates through preclinical development. Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is expensive. We will require substantial additional future capital in order to complete clinical development and commercialize BB3 and to conduct the research and development and clinical and regulatory activities necessary to bring our other product candidates to market. For instance, to complete the work necessary to submit a New Drug Application, or NDA, in the United States and a Marketing Authorization Application, or MAA, in the European Union for BB3 as a treatment for DGF, we estimate that our planned Phase 3 trial, and our planned clinical and preclinical studies, as well as other work needed to submit BB3 for the treatment of DGF for regulatory approval in the United States will cost approximately $8.0-9.0 million, including the internal resources needed to manage the program. At this stage, we are considering partnering with outside organizations to seek approval in Europe and other countries. If the FDA or EMA requires that we perform additional preclinical studies or clinical trials, our expenses would further increase beyond what we currently expect, and the anticipated timing of any potential NDA or MAA would likely be delayed.
We intend to use substantially all of the net proceeds from this offering to fund (i) the continued clinical development of BB3 in renal transplantation, advancement into Phase 3 trials and completing other work necessary for related FDA and EMA filings; (ii) conducting Phase 2 trials on BB3 for AKI; (iii) continuing BB3 Phase 2 trials in MI; (iv) completion of preclinical development of ANG-3070 and IND submission to the FDA; (v) completion of preclinical development of ANG-3281 and IND submission to the FDA; and (vi) continuing discovery work on our CYP inhibitor platform, our relaxin mimetic peptides and other discovery programs. Any remaining amounts will be used for general corporate purposes, general and administrative expenses, capital expenditures, working capital and prosecution and maintenance of our intellectual property. As such, the expected net proceeds from this offering will not be sufficient to complete advanced clinical development of any of our product candidates other than BB3 for DGF. Accordingly, we will continue to require substantial additional capital beyond the expected proceeds of this offering to continue our clinical development and commercialization activities. Because successful development of our product candidates is uncertain, we are unable to estimate the actual funds we will require to complete research and development and commercialize our products under development.
The amount and timing of our future funding requirements will depend on many factors, including, but not limited to:
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  The outcome of the currently ongoing Phase 2 trials on BB3 in DGF, the extent of Phase 3 trials necessary for registration and the benefits of the FDA’s Fast Track designation for accelerated review of an NDA for BB3 for this indication;
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  The clinical development of BB3 for other potential indications;
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  The willingness of the FDA and EMA to accept our planned Phase 3 trial, as well as our other completed and planned clinical trials and preclinical studies and other work, as the basis for review and approval of BB3 for DGF;
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  the outcome, costs and timing of seeking and obtaining FDA, EMA and any other regulatory approvals;

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  the number and characteristics of product candidates that we pursue, including our product candidates in preclinical development;
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  the ability of our product candidates to progress through clinical development successfully;
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  our need to expand our research and development activities;
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  the costs associated with securing and establishing commercialization and manufacturing capabilities;
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  our ability to identify potential strategic partners or licensees, and to negotiate and complete contracts;
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  market acceptance of our product candidates;
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  the costs of acquiring, licensing or investing in businesses, products, product candidates and technologies;
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  our ability to maintain, expand and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;
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  our need and ability to hire additional management and scientific and medical personnel;
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  the effect of competing technological and market developments;
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  our need to implement additional internal systems and infrastructure, including financial and reporting systems; and
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  the economic and other terms, timing of and success of our existing licensing arrangements and any collaboration, licensing or other arrangements into which we may enter in the future.
Some of these factors are outside of our control. If we successfully complete this offering, based upon our currently expected level of operating expenditures, we believe that we will be able to fund our operations at least until the first quarter of 2016. This period could be shortened if there are any significant increases in planned spending on development programs or more rapid progress of development programs than anticipated. Other revenue may be realized from any advance payment from a licensing relationship for one or more of our programs, such as the dermatological use of our CYP26 inhibitor ANG-3522 for improving the appearance of aged skin being developed by Ohr Cosmetics LLC, as a cosmetic. However, the product’s regulatory status or FDA enforcement policy for cosmetic products like this one could change, subjecting this skin product to more regulatory scrutiny, which could require additional studies or delay or end the commercialization of this product.
We do not expect our existing capital resources, including the intended net proceeds from this offering, to be sufficient to enable us to complete the advanced development of any program except that of BB3 for DGF. See also “Use of Proceeds.” Accordingly, we expect that we will need to raise additional funds in the future.
We may seek additional funding through a combination of equity offerings, debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. Additional funding may not be available to us on acceptable terms or at all. In addition, the terms of any financing may adversely affect the holdings or the rights of our stockholders. In addition, the issuance of additional shares by us, or the possibility of such issuance, may cause the market price of our shares to decline.
If we are unable to obtain funding on a timely basis, we may be required to significantly curtail one or more of our research or development programs. We also could be required to seek funds through arrangements with collaborative partners or otherwise that may require us to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us.

Our operating budget to date has been met almost entirely through government grants, and we may not receive any additional funding under such mechanisms in the future.
To date, our sources of revenue have been almost exclusively United States government grants, principally from the National Institutes of Health, or NIH, and National Science Foundation, or NSF. These funds have allowed us to progress our most advanced candidates into clinical development and preclinical development. These grants also provide fringe benefits and indirect costs used to support our overhead expenses, as well as a fixed fee (i.e., profit) equal to 7% of total direct and indirect costs of the grant award, excluding subcontractor costs. We currently have nine funded grants with remaining direct, indirect and fixed fees due to us of approximately $4.2 million as of March 31, 2014, which includes amounts due to our grant subcontractors who collaborate with us on our grants, such as university laboratories and clinical testing facilities. In addition, we have several NIH and DOD grant applications pending which, if all are awarded and funded in accordance with the proposed budget, would provide an additional $3.0 to $4.0 million to us. We compete for funding under the Small Business Innovation Research, or SBIR, program. This program sets aside a certain percent of federal funds exclusively for small businesses. In the future, we will continue to seek grant funds for our earlier stage programs to continue discovery activities and advance promising discovery compounds into preclinical development. If future grants cannot be obtained, we may not be able to use the SBIR mechanism or other non-dilutive sources of funding to support our preclinical development pipeline of discovery candidates, or start any new programs to identify targets in other disease pathways and develop new therapeutic modalities.
If we are unable to develop and commercialize one or more of our product candidates, either alone or with collaborators, or if revenues from any such collaboration product candidate that receives marketing approval are insufficient, we will not achieve profitability. Even if we achieve profitability, we may not be able to sustain or increase profitability.
Our eligibility to receive grant funding under the SBIR program may change in the future.
To be defined as a small business for SBIR purposes, a company must be more than 50 percent directly owned and controlled by one or more individuals (who are citizens or permanent resident aliens of the United States), other small business concerns (each of which, in turn, is more than 50% directly owned and controlled by individuals who are citizens or permanent resident aliens of the United States), or any combination thereof. For certain granting agencies, including NIH, a small business is not eligible if it is majority-owned by multiple venture capital operating companies, hedge funds or private equity firms. We expect to maintain, after this offering, our current ownership structure where more than 50% of our outstanding shares are privately held, thus maintaining eligibility for SBIR funding. However, whether we can maintain our ownership structure in order to qualify for SBIR grant funding after future financings or investments cannot be assured, in which case we would become ineligible for SBIR grants.
If we seek to enter into strategic alliances for our drug candidates, but fail to enter into and maintain successful strategic alliances, we may have to reduce or delay our drug candidate development or increase our expenditures.
An important element of a biotechnology company’s strategy for developing, manufacturing and commercializing its drug candidates may be to enter into strategic alliances with pharmaceutical companies or other industry participants to advance its programs and enable it to maintain its financial and operational capacity. We may face significant competition in seeking appropriate alliances. If we seek such alliances, we may not be able to negotiate alliances on acceptable terms, if at all. In addition, these alliances may be unsuccessful. If we seek such alliances and then fail to create and maintain suitable alliances, we may have to limit the size or scope of, or delay, one or more of our drug development or research programs. If we elect to fund drug development or research programs on our own, we will have to increase our expenditures and will need to obtain additional funding, which may be unavailable or available only on unfavorable terms.
To the extent we are able to enter into collaborative arrangements or strategic alliances, we will be exposed to risks related to those collaborations and alliances.
We are currently party to a license agreement with Ohr Cosmetics LLC. Biotechnology companies at our stage of development sometimes become dependent upon collaborative arrangements or strategic alliances to complete the development and commercialization of drug candidates, particularly after the Phase 2 stage of clinical testing. If we elect to enter into additional collaborative arrangements or strategic alliances, these arrangements may place the development of our drug candidates outside our control, may require us to relinquish important rights or may otherwise be on terms unfavorable to us.
Dependence on collaborative arrangements or strategic alliances would subject us to a number of risks, including the risk that:
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  we may not be able to control the amount and timing of resources that our collaborators may devote to the drug candidates;
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  our collaborators may experience financial difficulties;
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  we may be required to relinquish important rights, such as marketing and distribution rights;
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  business combinations or significant changes in a collaborator’s business strategy may also adversely affect a collaborator’s willingness or ability to complete its obligations under any arrangement;
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  a collaborator could independently move forward with a competing drug candidate developed either independently or in collaboration with others, including our competitors; and
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  collaborative arrangements are often terminated or allowed to expire, which would delay the development and may increase the cost of developing our drug candidates.
We expect a number of factors to cause our operating results to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.
We are a clinical stage biopharmaceutical company in operation since 1998. Our operations to date have been limited to developing our technology and undertaking preclinical studies and clinical trials of our product candidates. We have not yet obtained regulatory approvals for marketing any of our product candidates. Consequently, any predictions made about our future success or viability may not be as accurate as they could be if we had a longer operating history or approved products on the market. Our financial condition and operating results have varied significantly in the past and are expected to continue to significantly fluctuate from quarter-to-quarter or year-to-year due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include:
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  any delays in regulatory review and approval of our product candidates in clinical development, including our ability to receive approval from the FDA and the EMA for BB3 for the treatment of DGF based on our planned Phase 3 trial;
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  delays in the commencement, enrollment and timing of our clinical trials;
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  difficulties in identifying and treating patients suffering from our target indications, and DGF in particular, which is considered to be an orphan disease;
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  the success of our clinical trials through all phases of clinical development, including our ongoing Phase 2 trials and planned Phase 3 trial of BB3 for the treatment of DGF;
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  potential side effects of our product candidates that could delay or prevent approval or cause an approved drug to be taken off the market;
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  our ability to obtain additional funding to develop our product candidates;
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  our ability to identify and develop additional product candidates;
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  market acceptance of our product candidates;
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  our ability to establish an effective sales and marketing infrastructure directly or through collaborations with third parties;
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  competition from existing products or new products that may emerge;
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  the ability of patients or healthcare providers to obtain coverage or sufficient reimbursement for our products;

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  our ability to adhere to clinical study requirements directly or with third parties, such as contract research organizations, or CROs;
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  our dependency on third-party manufacturers to manufacture our products and key ingredients;
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  our ability to establish or maintain collaborations, licensing or other arrangements;
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  the costs to us, and our ability and our third-party collaborators’ ability to obtain, maintain and protect our intellectual property rights;
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  costs related to, and outcomes of, potential intellectual property litigation;
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  our ability to adequately support future growth;
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  our ability to attract and retain key personnel to manage our business effectively;
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  our ability to build our finance infrastructure and improve our accounting systems and controls;
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  potential product liability claims against us;
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  potential liabilities associated with hazardous materials; and
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  our ability to obtain and maintain adequate insurance coverage.
Future losses from operations may raise substantial doubt regarding our ability to continue as a going concern.
To date, we have mainly relied upon United States government grants to fund our operations and have operated at a profit because of a contractual profit margin contained in such grants, as well as revenues from tax credit programs. The planned expansion of our clinical and discovery programs will require significant additional funds beyond those projected to be obtainable by currently funded and future grants, and we will rely on the proceeds from this offering to expand these programs. If, in the future, our independent registered public accounting firm were to include an explanatory paragraph in its report on our financial statements stating there is substantial doubt about our ability to continue as a going concern, such an opinion could materially limit our ability to raise additional funds through the issuance of new debt or equity securities or otherwise. There is no assurance that sufficient financing will be available when needed to allow us to continue as a going concern. The perception that we may not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations.
We currently own 20% of the membership interests of NovaPark, which owns the building that houses our headquarters and research and development facility. We guarantee NovaPark’s obligations under the mortgage on that building. Our financial condition would be materially impaired if NovaPark defaults on the mortgage, the value of the property declines or the rentals received decreased.
We are required to consolidate NovaPark into our financial statements under GAAP, and we own 20% of the membership interests of NovaPark. We also guarantee NovaPark’s obligations under the mortgage on the building that NovaPark owns. As a result, we are subject to the following risks:
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  We have one other tenant, whose lease expires in 2020. If either we or that tenant ceases to pay rent, we will have insufficient funding to maintain the mortgage;
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  Approximately 10% of the building is currently vacant, and there is no assurance that we can find a suitable tenant for that space;
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  The mortgage contains financial and operational covenants, with which NovaPark was in compliance through March 31, 2014. However, a covenant violation by NovaPark in the future would, among other things, allow the bank to demand immediate payment of the balance due on the mortgage, and we do not have sufficient funding to repay the mortgage in full;
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  A decline in the market value of the building may cause the bank to require additional collateral to secure the mortgage, which requirement NovaPark may not be able to satisfy; and
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  NovaPark participates in the Pilot Program, an economic development project authorized through the Town of Hempstead, New York, that provides NovaPark certain real estate tax abatements for a period of ten years starting in late 2012. One of the Pilot Program requirements is that NovaPark spend an additional $360,000 in improvements to the building. While we have complied with the Pilot Program requirements through March 31, 2014, there is no assurance that we would be able to maintain compliance in the future. If we do not maintain compliance with the Program, our real estate taxes would increase.
Risks Relating to Regulatory Review and Approval of Our Product Candidates
We cannot be certain that BB3 or any of our other product candidates will receive regulatory approval and, without regulatory approval, we will not be able to market our product candidates.
We will be developing BB3 for the treatment of patients with DGF, AKI, and MI. We are developing ANG-3070 for the treatment of chronic kidney disease, and dermatological uses of our CYP26 inhibitor ANG-3522 under development by our licensee, Ohr Cosmetics LLC. We also have several discovery programs advancing other compounds into preclinical development. Our business currently depends on the successful development and commercialization of BB3 for several indications, and advancing other compounds through our pipeline. Our ability to generate revenue related to product sales, if ever, will depend on the successful development and regulatory approval of BB3 for the treatment of DGF and other indications, ANG-3070 for chronic kidney disease and our other discovery program candidates.
We currently have no products approved for sale, and we cannot guarantee that we will ever have marketable products. The development of a product candidate and issues relating to its approval and marketing are subject to extensive regulation by the FDA in the United States, the EMA in the European Union and other regulatory authorities in other countries, with regulations differing from country to country. We are not permitted to market our drug product candidates in the United States or Europe until we receive approval of an NDA from the FDA or an MAA from the EMA. We have not submitted any marketing applications for any of our product candidates.
The topical formulation of CYP26 inhibitor ANG-3522 for treatment of adverse skin conditions is under development by our licensee, Ohr Cosmetics LLC. We believe that that product will be regulated as a cosmetic and will not require approval from the FDA or EMA, provided the product’s labeling and advertising does not make any claims that the FDA deems drug-like. The regulatory status or FDA enforcement policy for cosmetic products like this one could change, however, subjecting the cosmetic product to more regulatory scrutiny, which could require additional studies or delay or end the commercialization of this product.
NDAs and MAAs must include extensive preclinical and clinical data and supporting information to establish the product candidate’s safety and effectiveness for each desired indication. NDAs and MAAs must also include significant information regarding the chemistry, manufacturing and controls for the product. Obtaining approval of an NDA or an MAA is a lengthy, expensive and uncertain process, and we may not be successful in obtaining approval. The FDA and the EMA review processes can take years to complete, and approval is never guaranteed. If we submit an NDA to the FDA, the FDA must decide whether to accept or reject the submission for filing. We cannot be certain that any submission will be accepted for filing and review by the FDA. Regulators in other jurisdictions, such as the EMA, have their own procedures for approval of product candidates. Even if a product is approved, the FDA or the EMA, as the case may be, may limit the indications for which the product may be marketed, require extensive warnings on the product labeling or require expensive and time-consuming additional clinical trials or reporting as conditions of approval. Regulatory authorities in countries outside of the United States and European Union also have requirements for approval of drug candidates with which we must comply prior to marketing in those countries. Obtaining regulatory approval for marketing of a product candidate in one country does not ensure that we will be able to obtain regulatory approval in any other country. In addition, delays in approvals or rejections of marketing applications in the United States, Europe or other countries may be based upon many factors, including regulatory requests for additional analyses, reports, data, preclinical studies and clinical trials, regulatory questions regarding different interpretations of data and results, changes in regulatory policy during the period of product development and the emergence of new information regarding our product candidates or other products. Also, regulatory approval for any of our product candidates if granted may be withdrawn.

We are conducting two Phase 2 clinical trials on BB3 in DGF. We are awaiting the completion and unblinding of these trials in order to evaluate the extent of efficacy and to design the protocol for our planned pivotal Phase 3 trials to be discussed with the FDA at an end-of-Phase 2 meeting. Before we submit an NDA to the FDA or an MAA to the EMA for BB3 for the treatment of patients with DGF, we must successfully complete this planned Phase 3 trial. We cannot predict whether our future trials and studies will be successful, or whether regulators will agree with our conclusions regarding the preclinical studies and clinical trials we have conducted to date. For our preclinical development programs, we will need to conduct Phase 1, Phase 2 and Phase 3 clinical trials.
We initiated a Phase 2 trial of intravenously, or IV, administered BB3 in patients undergoing an MI, but the trial was paused because the participation of a limited number of clinical sites resulted in inadequate patient recruitment. We intend to restart this clinical trial in the future at additional sites in order to reach the recruitment target and to proceed with this indication.
We conducted Phase 1 trials using IV-administered BB3 in dialysis patients and in liver fibrosis patients, which provided additional pharmacokinetics, or PK, and safety data for our clinical trials and proceeding into AKI patients in the near future. We plan to study BB3 in AKI patients with a portion of the proceeds from this offering.
If we are unable to obtain approval from the FDA, the EMA or other regulatory agencies for BB3 and our other product candidates or, if, subsequent to approval, we are unable to successfully commercialize BB3 or our other product candidates, we will not be able to generate sufficient revenue to become profitable or to continue our operations.
We planned our DGF clinical trials based on discussions with the FDA. We have an FDA orphan drug designation for BB3 (under the name Refanalin) for the DGF indication, and Fast Track status. The clinically relevant endpoints are related to renal function, the need for or the number of dialysis sessions the patient requires, as well as length of hospitalization and graft survival. We may, however, never reach an agreement with the FDA on the statistical significance of the efficacy endpoints’ data, if any, for the accelerated approval of BB3 for the treatment of DGF. The FDA, EMA and other regulators may require us to complete additional Phase 3 trials prior to the submission of an application for BB3 for the treatment of DGF.
Delays in the commencement, enrollment and completion of clinical trials could result in increased costs to us and delay or limit our ability to obtain regulatory approval for BB3 and our other product candidates.
Delays in the commencement, enrollment and completion of clinical trials could increase our product development costs or limit the regulatory approval of our product candidates. We are currently enrolling patients for our two Phase 2 trials on BB3 in DGF. We currently expect results from these trials to be available by the fourth quarter of 2014 or first quarter of 2015. Although we anticipate that the net proceeds from this offering will be sufficient to fund our projected operating requirements through the completion of Phase 2 and subsequent Phase 3 trials, we may not be able to complete these trials on time or we may be required to conduct additional clinical trials or preclinical studies not currently planned to receive approval for BB3 as a treatment for DGF, in which case we would require additional funding beyond the net proceeds of this offering. We are also planning to continue our Phase 2 study on BB3 in patients with MI, and initiate a Phase 2 trial on BB3 in patients with AKI. In addition, we do not know whether any future trials or studies of our other product candidates will begin on time or will be completed on schedule, if at all. The commencement, enrollment and completion of clinical trials can be delayed or suspended for a variety of reasons, including:
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  inability to obtain sufficient funds required for a clinical trial;
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  inability to reach agreements on acceptable terms with prospective CROs and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;
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  clinical holds, other regulatory objections to commencing or continuing a clinical trial or the inability to obtain regulatory approval to commence a clinical trial in countries that require such approvals;

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  discussions with the FDA or non-United States regulators regarding the scope or design of our clinical trials;
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  inability to identify and maintain a sufficient number of trial sites, many of which may already be engaged in other clinical trial programs, including some that may be for the same indications targeted by our product candidates;
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  inability to obtain approval from institutional review boards, or IRBs, to conduct a clinical trial at their respective sites;
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  severe or unexpected drug-related adverse effects experienced by patients;
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  inability to timely manufacture sufficient quantities of the product candidate required for a clinical trial;
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  difficulty recruiting and enrolling patients to participate in clinical trials for a variety of reasons, including meeting the enrollment criteria for our trial and competition from other clinical trial programs for the same indications as our product candidates; and
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  inability to retain enrolled patients after a clinical trial is underway.
Changes in regulatory requirements and related guidance may also occur and we or any of our collaborators may need to amend clinical trial protocols to reflect these changes. Amendments may require us or any of our collaborators to resubmit clinical trial protocols to IRBs for re-examination, which may impact the costs, timing or successful completion of a clinical trial. In addition, a clinical trial may be suspended or terminated at any time by us, our current or future collaborators, the FDA or other regulatory authorities due to a number of factors, including:
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  our failure or the failure of our collaborators to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;
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  unforeseen safety issues or any determination that a clinical trial presents unacceptable health risks; and
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  lack of adequate funding to continue the clinical trial.
In addition, if we or any of our collaborators are required to conduct additional clinical trials or other preclinical studies of our product candidates beyond those contemplated, our ability to obtain regulatory approval of these product candidates and generate revenue from their sales would be similarly harmed.
Clinical failure can occur at any stage of clinical development, and we have never conducted a Phase 3 trial or submitted an NDA or MAA before. The results of earlier clinical trials are not necessarily predictive of future results, and any product candidate we advance through clinical trials may not have favorable results in later clinical trials or receive regulatory approval.
Clinical failure can occur at any stage of our clinical development. Clinical trials may produce negative or inconclusive results, and we or our collaborators may decide, or regulators may require us, to conduct additional clinical trials or preclinical studies. In addition, data obtained from trials and studies are susceptible to various interpretations, and regulators may not interpret our data as favorably as we do, which may delay, limit or prevent regulatory approval. Success in preclinical studies and early clinical trials does not ensure that subsequent clinical trials will generate the same or similar results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate. A number of companies in the pharmaceutical industry, including those with greater resources and experience than us, have suffered significant setbacks in Phase 3 clinical trials, even after seeing promising results in earlier clinical trials.
Our Phase 2 clinical trials of BB3 in renal transplant patients are ongoing. We cannot assure you that these trials will achieve positive results that will allow us to advance to a Phase 3 trial. Also, if our Phase 2 trials show positive results, we cannot predict that a Phase 3 trial will also show positive results.

In addition, the design of a clinical trial can determine whether its results will support approval of a product, and flaws in the design of a clinical trial may not become apparent until the clinical trial is well-advanced. We have limited experience in designing clinical trials and may be unable to design and execute a clinical trial to support regulatory approval. Further, clinical trials of potential products often reveal that it is not practical or feasible to continue development efforts.
If BB3 or our other product candidates are found to be unsafe or lack efficacy, we will not be able to obtain regulatory approval for them and our business would be harmed. For example, if the results of Phase 3 trials of BB3 do not achieve the primary efficacy endpoints or demonstrate expected safety, the prospects for approval of BB3 would be materially and adversely affected.
In some instances, there can be significant variability in safety and/or efficacy results between different trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in composition of the patient populations, adherence to the dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. We do not know whether any Phase 2, Phase 3 or other clinical trials we or any of our collaborators may conduct will demonstrate consistent or adequate efficacy and safety to obtain regulatory approval to market our product candidates. If we are unable to bring any of our current or future product candidates to market, or to acquire any marketed, previously approved products, our ability to create long-term stockholder value will be limited.
Even if we successfully complete the clinical trials of one or more of our product candidates, the product candidates may fail for other reasons.
Even if we successfully complete the clinical trials for one or more of our product candidates, the product candidates may fail for other reasons, including the possibility that the product candidates will:
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  fail to receive the regulatory approvals required to market them as drugs;
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  be subject to proprietary rights held by others requiring the negotiation of a license agreement prior to marketing;
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  be difficult or expensive to manufacture on a commercial scale;
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  have adverse side effects that make their use less desirable; or
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  fail to compete with product candidates or other treatments commercialized by our competitors.
If we are unable to receive the required regulatory approvals, secure our intellectual property rights, minimize the incidence of any adverse side effects or fail to compete with our competitors’ products, our business, financial condition, and results of operations could be materially and adversely affected.
If we cannot commercialize our compounds to meet government needs, the government may compel the licensing to, and/or manufacture of our products by, a third party.
Our research has been funded principally by United States government grants. Conducting research under federal grants required us to grant the United States government a nonexclusive, nontransferable, irrevocable, paid-up license for the government to practice or have the invention practiced on its behalf throughout the world. Under certain circumstances, the government can require the grantee to license a third party, or the government may take title and grant a license itself, known as march-in rights, which might occur if the invention was not brought to practical use within a reasonable time, if health or safety issues arise, if public use of the invention was in jeopardy or if other legal requirements were not satisfied. Although, to our knowledge, the United States government has never had occasion to force a grantee to license or has it taken title and granted a license itself, these march-in rights are available to the government, and we cannot assure you that the government may not exercise such rights in the future.
Our product candidates may have undesirable side effects which may delay or prevent marketing approval, or, if approval is received, require them to be taken off the market, require them to include safety warnings or otherwise limit their sales.
BB3 was designed to mimic the biological activities of hepatocyte growth factor, or HGF, which is responsible for activating repair pathways under adverse conditions to prevent cell death and cellular dysfunction. There are no approved compounds on the market that mimic the activities of HGF. Our clinical trials in DGF, and anticipated dosing regimen (upon approval), is three or four daily intravenous doses following kidney transplant. Our planned restart of the Phase 2 trial in MI patients includes four daily doses. Our anticipated dosing regimen for the planned clinical trials in AKI is also short term. Although our BB3 dosing regimen is based on short-term exposure, the long-term effects from exposure to this drug class are unknown. Unforeseen side effects from any of our product candidates could arise either during clinical development or, if approved, after the approved product has been marketed. The most common side effect observed to date in clinical trials of BB3 was a transient metallic taste at a high dose which is not used in our Phase 2 trials. No drug-related serious adverse effects were observed. However, additional or unforeseen side effects from these or any of our other product candidates could arise either during clinical development or, if approved, while the approved product is being marketed.
The range and potential severity of possible side effects from systemic therapies is significant. The results of future clinical trials may show that our product candidates cause undesirable or unacceptable side effects, which could interrupt, delay or halt clinical trials, and result in delay of, or failure to obtain, marketing approval from the FDA and other regulatory authorities, or result in marketing approval from the FDA and other regulatory authorities with restrictive label warnings.
If any of our product candidates receives marketing approval and we or others later identify undesirable or unacceptable side effects caused by such products:
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  regulatory authorities may require the addition of labeling statements or specific warnings, including “Black Box” warnings if the FDA views the possible side effects as very severe;
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  we may be required to change instructions regarding the way the product is administered, conduct additional clinical trials or change the labeling of the product;
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  we may be subject to limitations on how we may promote the product;
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  sales of the product may decrease significantly;
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  regulatory authorities may require us to take our approved product off the market;
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  we may be subject to litigation or product liability claims; and
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  our reputation may suffer.
Any of these events could prevent us or any potential future collaborators from achieving or maintaining market acceptance of the affected product or could substantially increase commercialization costs and expenses, which, in turn, could delay or prevent us from generating significant revenues from the sale of our products.
Reimbursement decisions by third-party payors may have an adverse effect on pricing and market acceptance. If there is not sufficient reimbursement for our products, it is less likely that they will be widely used.
Market acceptance and sales of BB3 or any other product candidates that we develop, if approved, will depend on reimbursement policies, and may be affected by future healthcare reform measures. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drugs they will cover and establish payment levels. We cannot be certain that reimbursement will be available for BB3 or any other product candidates that we develop. Also, we cannot be certain that reimbursement policies will not reduce the demand for, or the price paid for, our products. If reimbursement is not available or is available on a limited basis, we may not be able to successfully commercialize BB3 or any other product candidates that we develop.
Our business may be affected by the efforts of government and third-party payors to contain or reduce the cost of healthcare through various means. For example, the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act of 2010, referred to jointly as the ACA, enacted in March 2010, substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacted the pharmaceutical industry. With regard to pharmaceutical products, among other things, ACA is expected to expand and increase industry rebates for drugs covered under Medicaid programs and make changes to the coverage requirements under the Medicare D program. Although most of the ACA has withstood court challenges, there are ongoing Congressional efforts to repeal the ACA. This adds to the uncertainty of the legislative changes enacted as part of the ACA, and we cannot predict the impact that the ACA or any other legislative or regulatory proposals will have on our business. Regardless of whether or not the ACA is overturned or repealed, we expect both government and private health plans to continue to require healthcare providers, including healthcare providers that may one day purchase our products, to contain costs and demonstrate the value of the therapies they provide.
The United States and several other jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. We expect to experience pricing pressures in connection with the sale of products that we develop, due to the trend toward cost containment and additional legislative proposals.
Our product candidates may not gain acceptance among physicians, patients, or the medical community, thereby limiting our potential to generate revenues, which will undermine our future growth prospects.
Even if our product candidates are approved for commercial sale by the FDA or other regulatory authorities, the degree of market acceptance of any approved product candidate by physicians, health care professionals and third-party payors, and our profitability and growth will depend on a number of factors, including:
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  the ability to provide acceptable evidence of safety and efficacy;
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  pricing and cost effectiveness, which may be subject to regulatory control;
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  our ability to obtain sufficient third-party insurance coverage or reimbursement;
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  effectiveness of our or our collaborators’ sales and marketing strategy;
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  relative convenience and ease of administration;
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  the prevalence and severity of any adverse side effects; and
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  availability of alternative treatments.
If any product candidate that we develop does not provide a treatment regimen that is at least as beneficial as the current standard of care or otherwise does not provide some additional patient benefit over the current standard of care, that product will not achieve market acceptance and we will not generate sufficient revenues to achieve profitability.
If we do not obtain protection under the Hatch-Waxman Act and similar legislation outside of the United States by extending the patent terms and obtaining data exclusivity for our product candidates, our business may be materially harmed.
Depending upon the timing, duration and specifics of FDA marketing approval of BB3 and our other product candidates, if any, one or more of our United States patents may be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, we may not be granted an extension because, for example, of failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or restoration or the term of any such extension is less than what we request, the period during which we will have the right to exclusively market our product will be shortened and our competitors may obtain approval of competing products following our patent expiration, and our revenue could be reduced, possibly materially. In the event that we are unable to obtain any patent term extensions, the issued pharmaceutical composition patent for BB3 is expected to expire during 2024, assuming it withstands any challenge. We expect that the other patents and patent applications in our BB3 portfolio, if issued, and if the appropriate maintenance, renewal, annuity or other governmental fees are paid, would expire from 2023 to 2029.

If we market products in a manner that violates healthcare fraud and abuse laws, or if we violate government price reporting laws, we may be subject to civil or criminal penalties.
In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal healthcare laws, commonly referred to as “fraud and abuse” laws, have been applied in recent years to restrict certain marketing practices in the pharmaceutical industry. Other jurisdictions, such as Europe, have similar laws. These laws include false claims and anti-kickback statutes. If we market our products and our products are paid for by governmental programs, it is possible that some of our business activities could be subject to challenge under one or more of these laws.
Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement to get a false claim paid. The federal healthcare program anti-kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service covered by Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers, on the one hand, and prescribers, purchasers or formulary managers, on the other. Although there are several statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Most states also have statutes or regulations similar to the federal anti-kickback law and federal false claims laws, which apply to items and services covered by Medicaid and other state programs, or, in several states, apply regardless of the payor. Administrative, civil and criminal sanctions may be imposed under these federal and state laws.
Over the past few years, a number of pharmaceutical and other healthcare companies have been prosecuted under these laws for a variety of promotional and marketing activities, such as: providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers; reporting inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in off-label promotion; and submitting inflated best price information to the Medicaid Rebate Program to reduce liability for Medicaid rebates.
If the FDA and EMA and other regulatory agencies do not approve the manufacturing facilities of our future contract manufacturers for commercial production, we may not be able to commercialize any of our product candidates.
We do not intend to manufacture the pharmaceutical products that we plan to sell. We currently have agreements with third-party contract manufacturers for the production of the active pharmaceutical ingredients and the formulation of sufficient quantities of drug product for our Phase 2 trials of BB3 for the treatment of DGF. However, we do not have agreements for commercial supplies of BB3 or any of our other product candidates, and we may not be able to reach agreements with these or other contract manufacturers for sufficient supplies to commercialize BB3 if and when it is approved. Additionally, the facilities at which BB3 or any of our other product candidates are manufactured must be the subject of a satisfactory inspection before the FDA or the regulators in other jurisdictions approve the product candidate manufactured at that facility. We are completely dependent on the current Good Manufacturing Practice requirements, or cGMPs, of these third-party manufacturers for compliance with the requirements of United States and non-United States regulators for the manufacture of our finished products. If our manufacturers cannot successfully manufacture material that conform to our specifications and cGMPs of any applicable governmental agency, our product candidates will not be approved or, if already approved, may be subject to recalls. Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured the product candidates, including:
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  the possibility that we are unable to enter into a manufacturing agreement with a third party to manufacture our product candidates;
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  the possible breach of the manufacturing agreements by the third parties because of factors beyond our control; and

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  the possibility of termination or nonrenewal of the agreements by the third parties before we are able to arrange for a qualified replacement third-party manufacturer.
Any of these factors could delay the approval or commercialization of our product candidates, cause us to incur higher costs or prevent us from commercializing our product candidates successfully. Furthermore, if any of our product candidates are approved and contract manufacturers fail to deliver the required commercial quantities of finished product on a timely basis and at commercially reasonable prices and we are unable to find one or more replacement manufacturers capable of production at a substantially equivalent cost, in substantially equivalent volumes and quality and on a timely basis, we would likely be unable to meet demand for our products and could lose potential revenue. It may take several years to establish an alternative source of supply for our product candidates and to have any such new source approved by the government agencies that regulate our products.
Even if our product candidates receive regulatory approval, we may still face future development and regulatory difficulties.
Our product candidates, if approved, will also be subject to ongoing regulatory requirements for labeling, packaging, storage, advertising, promotion, record-keeping and submission of safety and other post-market information. In addition, approved products, manufacturers and manufacturers’ facilities are required to comply with extensive FDA and EMA requirements and requirements of other similar agencies, including ensuring that quality control and manufacturing procedures conform to cGMPs. As such, we and our contract manufacturers are subject to continual review and periodic inspections to assess compliance with cGMPs. Accordingly, we and others with whom we work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control. We will also be required to report certain adverse reactions and production problems, if any, to the FDA and EMA and other similar agencies and to comply with certain requirements concerning advertising and promotion for our products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. Accordingly, we may not promote our approved products, if any, for indications or uses for which they are not approved.
If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of a product, it may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If our product candidates fail to comply with applicable regulatory requirements, the FDA and other regulatory agencies may:
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  issue warning letters;
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  mandate modifications to promotional materials or require us to provide corrective information to healthcare practitioners;
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  require us or our collaborators to enter into a consent decree or permanent injunction, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;
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  impose other administrative or judicial civil or criminal penalties;
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  withdraw regulatory approval;
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  refuse to approve pending applications or supplements to approved applications filed by us or our potential future collaborators;
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  impose restrictions on operations, including costly new manufacturing requirements; or
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  seize or detain products.
Risks Relating to the Commercialization of Our Products
Even if approved, our product candidates may not achieve broad market acceptance among physicians, patients and healthcare payors and, as a result, our revenues generated from their sales may be limited.
The commercial success of BB3 or our other product candidates, if approved, will depend upon their acceptance among the medical community, including physicians, health care payors and patients. There are no approved therapies for the treatment of DGF. There are no approved therapies for the treatment of AKI other than renal replacement therapy, or dialysis. There are no approved therapies for MI to reduce infarct size or prevent ventricular remodeling in conjunction with percutaneous coronary intervention, or angioplasty. In order for BB3 to be commercially successful, we will need to demonstrate that it is safe and effective for the treatment of patients with DGF, AKI and/or MI. The degree of market acceptance of our product candidates will depend on a number of factors, including:
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  limitations in the approved clinical indications for our product candidates;
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  demonstrated clinical safety and efficacy compared to other products;
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  lack of significant adverse side effects;
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  sales, marketing and distribution support;
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  availability of reimbursement from managed care plans and other third-party payors;
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  timing of market introduction and perceived effectiveness of competitive products;
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  the degree of cost-effectiveness;
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  availability of alternative therapies at similar or lower cost, including generics and over-the-counter products;
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  the extent to which our product candidates are approved for inclusion on formularies of hospitals and managed care organizations;
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  whether our product candidates are designated under physician treatment guidelines for the treatment of the indications for which we have received regulatory approval;
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  adverse publicity about our product candidates or favorable publicity about competitive products;
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  convenience and ease of administration of our product candidates; and
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  potential product liability claims.
If our product candidates are approved, but do not achieve an adequate level of acceptance by physicians, patients, the medical community and healthcare payors, sufficient revenue may not be generated from these products and we may not become or remain profitable. In addition, efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources and may never be successful.
We have no sales, marketing or distribution experience and we will have to invest significant resources to develop those capabilities or enter into acceptable third-party sales and marketing arrangements.
We have no sales, marketing or distribution experience. To develop internal sales, distribution and marketing capabilities, we will have to invest significant amounts of financial and management resources, some of which will be committed prior to any confirmation that BB3 or any of our other product candidates will be approved. For product candidates where we decide to perform sales, marketing and distribution functions ourselves or through third parties, we could face a number of additional risks, including:
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  we or our third-party sales collaborators may not be able to attract and build an effective marketing or sales force;
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  the cost of securing or establishing a marketing or sales force may exceed the revenues generated by any products; and
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  our direct sales and marketing efforts may not be successful.
We have entered into a licensing agreement with Ohr Cosmetics LLC for the development and commercialization of our CYP inhibitor ANG-3522 for dermatological uses, including use as a topical, cosmetic product. Other compounds may be licensed or partnered with other third parties in the future. We may have limited or no control over the sales, marketing and distribution activities of these third parties. Our future revenues may depend heavily on the success of the efforts of these third parties.

We have focused the majority of our efforts on the development of BB3 for DGF, which is an orphan indication. If we fail to develop BB3 for additional indications, our commercial opportunity will be limited.
To date, we have focused the majority of our development efforts on the development of BB3 for the prevention or treatment of DGF, a rare disease. One of our strategies is to pursue clinical development of BB3 for more common indications, including MI and AKI, to the extent that we have sufficient funding.
DGF is a rare disease and, as a result, the potential market size for treatments of DGF is limited. Therefore, our ability to grow revenues will be dependent on our ability to successfully develop and commercialize BB3 for the treatment of additional indications. We intend to continue our Phase 2 trial in MI patients using a portion of the proceeds from this offering. We will also start Phase 2 clinical trials in AKI patients using a portion of the proceeds from this offering. The completion of development, securing of approval and commercialization of BB3 for these additional indications will require substantial additional funding beyond the net proceeds of this offering and are prone to the risks of failure inherent in drug development. We cannot provide you any assurance that we will be able to successfully advance any of these indications through the development process. Even if we receive FDA approval to market BB3 for the treatment of any of these additional indications, we cannot assure you that any such additional indications will be successfully commercialized, widely accepted in the marketplace or more effective than other commercially available alternatives. If we are unable to successfully develop and commercialize BB3 for these additional indications, our commercial opportunity will be limited and our business prospects will suffer.
If serious adverse events or other undesirable side effects are identified during the development of BB3 for one indication, we may need to abandon our development of BB3 for other indications.
Product candidates in clinical stages of development have a high risk of failure. We cannot predict when or if BB3 will prove effective or safe in humans or will receive regulatory approval. Side effects could be identified as we expand our clinical trials for BB3 in DGF and to other indications. If new side effects are found during the development of BB3 for any indication, we may need to abandon our development of BB3 for DGF and other potential indications. We cannot assure you that additional or severe adverse side effects with respect to BB3 will not develop in future clinical trials, which could delay or preclude regulatory approval of BB3 or limit its commercial use.
Any claims relating to improper handling, storage, or disposal of hazardous materials used in our business could be costly and delay our research and development efforts.
Our research and development activities involve the controlled use of potentially harmful hazardous materials, including volatile solvents and chemicals that cause cancer. Our operations also produce hazardous waste products. We face the risk of contamination or injury from the use, storage, handling or disposal of these materials. We are subject to federal, state and local laws and regulations governing the use, storage, handling, and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations could be significant, and current or future environmental regulations may impair our research, development, or production efforts. If one of our employees were accidentally injured from the use, storage, handling, or disposal of these materials, the medical costs related to his or her treatment would be covered by our workers’ compensation insurance policy. However, we do not carry specific hazardous waste insurance coverage and our general liability insurance policy specifically excludes coverage for damages and fines arising from hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be subject to criminal sanctions or fines or be held liable for damages, our operating licenses could be revoked, or we could be required to suspend or modify our operations and our research and development efforts.
Risks Relating to Our Business and Strategy
We face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.
The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. We have competitors in the United States, Europe and other jurisdictions, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical and generic drug companies and universities and other research institutions. Many of our competitors have greater financial and other resources, such as larger research and development staff and more experienced marketing and manufacturing organizations. Large pharmaceutical companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients and manufacturing pharmaceutical products. These companies also have significantly greater research, sales and marketing capabilities and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete. As a result of all of these factors, our competitors may succeed in obtaining patent protection and/or FDA approval or discovering, developing and commercializing drugs for kidney, heart, liver and other diseases that we are targeting before we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Some of the pharmaceutical and biotechnology companies we may compete with include Opsona Therapeutics, Sanofi, Novartis, Anges-MG, InterMune, Alexion Pharmaceuticals and Reata Pharmaceuticals. In addition, many universities and private and public research institutes may become active in our target disease areas. Our competitors may succeed in developing, acquiring or licensing on an exclusive basis, technologies and drug products that are more effective or less costly than BB3 or any other product candidates that we are currently developing or that we may develop, which could render our products obsolete and noncompetitive.
We believe that our ability to successfully compete will depend on, among other things:
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  the results of our and our strategic collaborators’ clinical trials and preclinical studies;
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  our ability to recruit and enroll patients for our clinical trials;
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  the efficacy, safety and reliability of our product candidates;
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  the speed at which we develop our product candidates;
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  our ability to design and successfully execute appropriate clinical trials;
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  our ability to maintain a good relationship with regulatory authorities;
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  our ability to commercialize and market any of our product candidates that receive regulatory approval;
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  the price of our products;
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  adequate levels of reimbursement under private and governmental health insurance plans, including Medicare;
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  our ability to protect intellectual property rights related to our products;
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  our ability to manufacture and sell commercial quantities of any approved products to the market; and
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  acceptance of our product candidates by physicians and other health care providers.
If our competitors market products that are more effective, safer or less expensive than our future products, if any, or that reach the market sooner than our future products, if any, we may not achieve commercial success. In addition, the biopharmaceutical industry is characterized by rapid technological change. Because our research approach integrates many technologies, it may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete, less competitive or not economical.
We depend on third-party contractors for a substantial portion of our operations and may not be able to control their work as effectively as if we performed these functions ourselves.
We outsource substantial portions of our operations to third-party service providers, including the conduct of preclinical studies and clinical trials, collection and analysis of data and manufacturing. Our agreements with third-party service providers and CROs are on a study-by-study and project-by-project basis. Typically, we may terminate the agreements with notice and are responsible for the supplier’s previously incurred costs. In addition, any CRO that we retain will be subject to the FDA’s and EMA’s regulatory requirements and similar standards outside of the United States and Europe, and we do not have control over compliance with these regulations by these providers. Consequently, if these providers do not adhere to applicable governing practices and standards, the development and commercialization of our product candidates could be delayed or stopped, which could severely harm our business and financial condition.
Because we have relied on third parties, our internal capacity to perform these functions is limited to management oversight. Outsourcing these functions involves the risk that third parties may not perform to our standards, may not produce results in a timely manner or may fail to perform at all. We and our consultants monitor our third parties for performance and adherence to protocols. We have had to replace clinical sites because of poor enrollment. In addition, the use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated. There are a limited number of third-party service providers that specialize in or have the expertise required to achieve our business objectives. Identifying, qualifying and managing performance of third-party service providers can be difficult, time consuming and cause delays in our development programs. We currently have a small number of employees, which limits the internal resources we have available to identify and monitor third-party service providers. To the extent we are unable to identify, retain and successfully manage the performance of third-party service providers in the future, our business may be adversely affected, and we may be subject to the imposition of civil or criminal penalties if their conduct of clinical trials violates applicable law.
We will need to expand our operations and increase the size of our company, and we may experience difficulties in managing growth.
As we increase the number of ongoing product development programs and advance our product candidates through preclinical studies and clinical trials, we will need to increase our product development, scientific and administrative headcount to manage these programs. In addition, to meet our obligations as a public company, we will need to increase our general and administrative capabilities. Our management, personnel and systems currently in place may not be adequate to support this future growth. Our need to effectively manage our operations, growth and various projects requires that we:
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  successfully attract and recruit new employees or consultants with the expertise and experience we will require;
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  manage our clinical programs effectively, which we anticipate being conducted at numerous clinical sites;
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  develop a marketing and sales infrastructure; and
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  continue to improve our operational, financial and management controls, reporting systems and procedures.
If we are unable to successfully manage this growth and increased complexity of operations, our business may be adversely affected.
We may not be able to manage our business effectively if we are unable to attract and retain key personnel and consultants.
We may not be able to attract or retain qualified management, finance, scientific and clinical personnel and consultants due to the intense competition for qualified personnel and consultants among biotechnology, pharmaceutical and other businesses. If we are not able to attract and retain necessary personnel and consultants to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our development objectives, our ability to raise additional capital and our ability to implement our business strategy.
Our industry has experienced a high rate of turnover of management personnel in recent years. We are highly dependent on the development, regulatory, commercialization and business development expertise of Itzhak D. Goldberg, M.D., F.A.C.R., our founder, president and chief executive officer, our three vice presidents, our senior principal investigators, our clinical study principal investigators and our regulatory consultants, among others. If we lose one or more of our executive officers or key employees or consultants, our ability to implement our business strategy successfully could be seriously harmed. Any of our executive officers or key employees or consultants may terminate their employment and/or engagement with us at any time. Replacing executive officers, key employees and consultants may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to develop, gain regulatory approval of and commercialize products successfully. Competition to hire and retain employees and consultants from this limited pool is intense, and we may be unable to hire, train, retain or motivate these additional key personnel and consultants. Our failure to retain key personnel or consultants could materially harm our business.
We have scientific and clinical advisors and consultants who assist us in formulating our research, development and clinical strategies. These advisors are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us and typically they will not enter into non-compete agreements with us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services. In addition, our advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with ours.
Failure to build our finance infrastructure and improve our accounting systems and controls could impair our ability to comply with the financial reporting and internal controls requirements for publicly traded companies.
As a public company, we will operate in an increasingly demanding regulatory environment, which requires us to comply with the Sarbanes-Oxley Act of 2002, and the related rules and regulations of the SEC and NASDAQ, expanded disclosure requirements, accelerated reporting requirements and more complex accounting rules. Company responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent financial fraud.
We are in the process of implementing a system of internal controls over financial reporting and preparing the documentation necessary to perform the evaluation needed to comply with Section 404(a) of the Sarbanes-Oxley Act. However, we anticipate that we will need to retain additional finance capabilities and build our financial infrastructure as we transition to operating as a public company, including complying with the requirements of Section 404 of the Sarbanes-Oxley Act. As we begin operating as a public company following this offering, we will continue improving our financial infrastructure with the retention of additional financial and accounting capabilities, the enhancement of internal controls and additional training for our financial and accounting staff.
Section 404(a) of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the SEC. However, for as long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.0 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.
Until we are able to expand our finance and administrative capabilities and establish necessary financial reporting infrastructure, we may not be able to prepare and disclose, in a timely manner, our financial statements and other required disclosures or comply with the Sarbanes-Oxley Act or existing or new reporting requirements. If we cannot provide reliable financial reports or prevent fraud, our business and results of operations could be harmed, we may not be current in our required periodic SEC and NASDAQ reporting subject to possible proceedings or delisting, and investors could lose confidence in our reported financial information.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading, which could significantly harm our business.
We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with the regulations of the FDA and non-United States regulators, provide accurate information to the FDA and non-United States regulators, comply with health care fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We intend to adopt a code of conduct, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.
We face potential product liability exposure, and if successful claims are brought against us, we may incur substantial liability for a product candidate and may have to limit its commercialization.
The use of our product candidates in clinical trials and the sale of any products for which we may obtain marketing approval expose us to the risk of product liability claims. Product liability claims may be brought against us or our collaborators by participants enrolled in our clinical trials, patients, health care providers or others using, administering or selling our products. If we cannot successfully defend ourselves against any such claims, we would incur substantial liabilities. Regardless of merit or eventual outcome, product liability claims may result in:
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  withdrawal of clinical trial participants;
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  termination of clinical trial sites or entire trial programs;
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  costs of related litigation;
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  substantial monetary awards to patients or other claimants;
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  decreased demand for our product candidates and loss of revenues;
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  impairment of our business reputation;
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  diversion of management and scientific resources from our business operations; and
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  the inability to commercialize our product candidates.
We have obtained limited product liability insurance coverage for our clinical trials in the United States and in selected other jurisdictions where we are conducting clinical trials. Our product liability insurance coverage for clinical trials in the United States is currently limited to an aggregate of $5.0 million and outside of the United States we have coverage for lesser amounts that vary by country. As such, our insurance coverage may not reimburse us or may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to product liability. We intend to expand our insurance coverage for products to include the sale of commercial products if we obtain marketing approval for our product candidates in development, but we may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against us, particularly if judgments exceed our insurance coverage, could decrease our cash resources and adversely affect our business.

Our insurance policies are expensive and only protect us from some business risks, which will leave us exposed to significant uninsured liabilities.
We do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include property, general liability, employment benefits liability, business automobile, workers’ compensation, products liability and clinical trials (U.S and foreign), and directors’ and officers’, employment practices and fiduciary liability insurance. We do not know, however, if we will be able to maintain insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our financial position and results of operations.
If we engage in an acquisition, reorganization or business combination, we will incur a variety of risks that could adversely affect our business operations or our stockholders.
From time to time we have considered, and we will continue to consider in the future, strategic business initiatives intended to further the expansion and development of our business. These initiatives may include acquiring businesses, technologies or products or entering into a business combination with another company. If we pursue such a strategy, we could, among other things:
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  issue equity securities that would dilute our current stockholders’ percentage ownership;
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  incur substantial debt that may place strains on our operations;
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  spend substantial operational, financial and management resources to integrate new businesses, technologies and products;
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  assume substantial actual or contingent liabilities;
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  reprioritize our development programs and even cease development and commercialization of our product candidates; or
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  merge with, or otherwise enter into a business combination with, another company in which our stockholders would receive cash and/or shares of the other company on terms that certain of our stockholders may not deem desirable.
Although we intend to evaluate and consider acquisitions, reorganizations and business combinations in the future, we have no agreements or understandings with respect to any acquisition, reorganization or business combination at this time.
Our independent registered public accounting firm’s audit report, contained herein, includes an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern, indicating the possibility that we may not be able to operate in the future.
Our financial statements have been prepared on the basis that we will continue as a going concern. We have been funded through grants from the National Institutes of Health and other United States government agencies. Each grant award specifies a total dollar amount and term that that we can draw in the advancement of such projects. As of March 31, 2014, we have approximately $4.2 million remaining under awards granted. Our current grant funding substantially expires in the third quarter of 2014, and therefore our ability to support our operating costs without additional grant funding and/or external financing, raise substantial doubt about our ability to continue as a going concern. We have applied for significant grant awards or renewals, however, there is no assurance that we will be successful in receiving such awards.
We expect to incur significant expenses to complete clinical work and to prepare BB3 for Phase 3 trials in the United States. We may never be able to obtain regulatory approval for the marketing of BB3 or other products in the United States or internationally, and even if we are able to commercialize BB3 or any other product candidate, there can be no assurance we will generate significant revenues or ever achieve profitability. We also expect that our research and development expenses will continue to increase as we move forward with our clinical testing for BB3 and perform other trials for its diverse research and development portfolio. As a result, we expect to continue to incur substantial losses for the foreseeable future, and these losses will be increasing. We will not commence the Phase 3 clinical trial of BB3 for DGF, the Phase 2 trial for acute kidney injury, or continue the Phase 2 for myocardial infarction unless we receive the proceeds of a contemplated initial public offering or other significant funding. Further, in the event that we do not receive additional grant awards or renewals, we will be forced to eliminate certain sub-contractors contracts and infrastructure costs.
The accompanying financial statements do not include any adjustments that may be necessary should we be unable to continue as a going concern. It is not possible for us to predict at this time the potential success of our business. The revenue and income potential of our proposed business and operations are currently unknown. If we cannot continue as a viable entity, you may lose some or all of your investment in our company.
Risks Relating to Our Intellectual Property
It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection. If our patent position does not adequately protect our product candidates, others could compete against us more directly, which would harm our business, possibly materially.
Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our current and future product candidates and the methods used to manufacture them, as well as successfully defending these patents against third-party challenges. Our ability to stop third parties from making, using, selling, offering to sell or importing our product candidates is dependent upon the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in pharmaceutical patents has emerged to date in the United States or in many jurisdictions outside of the United States. Changes in either the patent laws or interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be enforced in the patents that may be issued from the applications we currently or may in the future own or license from third parties. Further, if any patents we obtain or license are deemed invalid and unenforceable, our ability to commercialize or license our technology could be adversely affected.
Others have filed, and in the future are likely to file, patent applications covering products and technologies that are similar, identical or competitive to ours or important to our business. We cannot be certain that any patent application owned by a third party will not have priority over patent applications filed or in-licensed by us, or that we or our licensors will not be involved in interference, opposition or invalidity proceedings before United States or non-United States patent offices.
The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:
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  others may be able to make compounds that are similar to our product candidates but that are not covered by the claims of our patents;
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  we might not have been the first to make the inventions covered by our pending patent applications;
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  others may be able to develop a platform similar to, or better than, ours in a way that is not covered by the claims of our patents;
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  we might not have been the first to file patent applications for these inventions;
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  others may independently develop similar or alternative technologies or duplicate any of our technologies;
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  any patents that we obtain may not provide us with any competitive advantages;
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  we may not develop additional proprietary technologies that are patentable; or
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  the patents of others may have an adverse effect on our business.

As of March 31, 2014, we were the owner of 11 issued or granted United States and non-United States patents relating to BB3 and BB3 analogues; with respect to BB3, the claims are directed to pharmaceutical compositions, formulations and methods of using these compounds for various indications, and with respect to the BB3 analogues, the claims directed to pharmaceutical compounds, pharmaceutical compositions, formulations and methods of using these compounds for various indications. We were also the owner of 21 pending United States and non-United States patent applications relating to BB3 and BB3 analogues in these areas.
In addition, as of March 31, 2014, we were the owner of 1 issued United States patent relating to our product candidates other than BB3 described in development programs in this prospectus, with claims directed to pharmaceutical compounds, pharmaceutical compositions and methods of using these compounds for various indications. We were also the owner of 12 pending United States and non-United States patent applications including international patent applications relating to such other product candidates in these program areas.
Patents covering the BB3 pharmaceutical compositions expire during 2023 and 2024 if the appropriate maintenance fee renewal, annuity, or other government fees are paid. We expect that the other patents and patent applications for the BB3 portfolio, if issued, and if the appropriate maintenance, renewal, annuity or other governmental fees are paid, would expire between 2023 and 2031. We expect the issued CYP inhibitor composition-of-matter patent in the United States, if the appropriate maintenance fee, renewal, annuity, or other governmental fees are paid, to expire in 2031. We expect the other pending patent applications in the kinase inhibitor portfolio, if issued, and if the appropriate maintenance, renewal, annuity or other governmental fees are paid, could expire in 2033. These expirations are exclusive of any patent term extension available resulting from regulatory delays.
Without patent protection on the composition of matter, pharmaceutical compositions or formulations of our product candidates, our ability to assert our patents to stop others from using or selling our product may be limited.
Due to the patent laws of a country, or the decisions of a patent examiner in a country, or our own filing strategies, we may not obtain patent coverage for all of our product candidates or methods involving these candidates in the parent patent application. We plan to pursue divisional patent applications or continuation patent applications in the United States and other countries to obtain claim coverage for inventions which were disclosed but not claimed in the parent patent application.
We may also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or feasible. However, trade secrets are difficult to protect. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our information to competitors. Enforcing a claim that a third party illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.
We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.
If we choose to go to court to stop another party from using the inventions claimed in any patents we obtain, that individual or company has the right to ask the court to rule that such patents are invalid or should not be enforced against that third party. These lawsuits are expensive and would consume time and resources and divert the attention of managerial and scientific personnel even if we were successful in stopping the infringement of such patents. In addition, there is a risk that the court will decide that such patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also a risk that, even if the validity of such patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe our rights to such patents. In addition, the United States Supreme Court has recently modified some tests used by the United States Patent and Trademark Office, or USPTO, in granting patents over the past 20 years, which may decrease the likelihood that we will be able to obtain patents and increase the likelihood of challenge of any patents we obtain or license.

We may infringe the intellectual property rights of others, which may prevent or delay our product development efforts and stop us from commercializing or increase the costs of commercializing our product candidates.
Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties. We cannot guarantee that our products, or manufacture or use of our product candidates, will not infringe third-party patents. Furthermore, a third party may claim that we or our manufacturing or commercialization collaborators are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and scientific personnel. There is a risk that a court would decide that we or our commercialization collaborators are infringing the third party’s patents and would order us or our collaborators to stop the activities covered by the patents. In that event, we or our commercialization collaborators may not have a viable way around the patent and may need to halt commercialization of the relevant product. In addition, there is a risk that a court will order us or our collaborators to pay the other party damages for having violated the other party’s patents. In the future, we may agree to indemnify our commercial collaborators against certain intellectual property infringement claims brought by third parties. The pharmaceutical and biotechnology industries have produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform.
If we are sued for patent infringement, we would need to demonstrate that our products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid, and we may not be able to do this. Proving invalidity is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and divert management’s time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, which may not be available, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, we may incur substantial monetary damages, encounter significant delays in bringing our product candidates to market and be precluded from manufacturing or selling our product candidates.
We cannot be certain that others have not filed patent applications for technology covered by our pending applications, or that we were the first to invent the technology, because:
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  some patent applications in the United States may be maintained in secrecy until the patents are issued;
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  patent applications in the United States are typically not published until 18 months after the priority date; and
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  publications in the scientific literature often lag behind actual discoveries.
Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our patent applications, which could further require us to obtain rights to issued patents covering such technologies. If another party has filed a United States patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the USPTO to determine priority of invention in the United States The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful if, unbeknownst to us, the other party had independently arrived at the same or similar invention prior to our own invention, resulting in a loss of our United States patent position with respect to such inventions. Other countries have similar laws that permit secrecy of patent applications, and may be entitled to priority over our applications in such jurisdictions.
Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.
Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to be paid to the USPTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and/or applications. We have systems in place to remind us to pay these fees, and we employ an outside firm and rely on our outside counsel to pay these fees due to non-United States patent agencies. The USPTO and various non-United States governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors might be able to enter the market and this circumstance would have a material adverse effect on our business.
We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers. If we are not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of our technology and products could be significantly diminished.
As is common in the biotechnology and pharmaceutical industries, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that these employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.
We rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. For example, the FDA, as part of its Transparency Initiative, is currently considering whether to make additional information publicly available on a routine basis, including information that we may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future, if at all. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.
Risks Relating to Owning Our Common Stock
No public market for our common stock currently exists and an active trading market may not develop or be sustained following this offering.
Prior to this offering, there has been no public market for our common stock. An active trading market may not develop following the completion of this offering or, if developed, may not be sustained. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

Our share price may be volatile, which could subject us to securities class action litigation and prevent you from being able to sell your shares at or above the offering price.
The initial public offering price for our shares will be determined by negotiations between us and the underwriter and may not be indicative of prices that will prevail in the trading market. The market price of shares of our common stock could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:
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  results of our clinical trials;
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  results of clinical trials of our competitors’ products;
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  regulatory actions with respect to our products or our competitors’ products;
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  actual or anticipated fluctuations in our financial condition and operating results;
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  actual or anticipated changes in our growth rate relative to our competitors;
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  actual or anticipated fluctuations in our competitors’ operating results or changes in their growth rate;
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  competition from existing products or new products that may emerge;
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  announcements by us, our collaborators or our competitors of significant acquisitions, strategic collaborations, joint ventures, collaborations or capital commitments;
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  issuance of new or updated research or reports by securities analysts;
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  fluctuations in the valuation of companies perceived by investors to be comparable to us;
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  share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;
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  additions or departures of key management or scientific personnel;
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  disputes or other developments related to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;
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  announcement or expectation of additional financing efforts;
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  sales of our common stock by us, our insiders or our other stockholders;
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  market conditions for biopharmaceutical stocks in general; and
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  general economic and market conditions.
Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of shares of our common stock. In addition, such fluctuations could subject us to securities class action litigation, which could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business. If the market price of shares of our common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.
Our Chief Executive Officer who is also a member of our board of directors beneficially owns a substantial amount of our outstanding equity securities and will be able to exert substantial control over us.
Our chief executive officer, who is also a member of our board of directors, beneficially owns a substantial percentage of our outstanding equity securities. Accordingly, such officer will be able to make all business decisions, including with respect to such matters as amendments to our charter, other fundamental corporate transactions, such as mergers, asset sales and the sale of the Company, and otherwise will be able to direct our business and affairs.

We have broad discretion in the use of net proceeds from this offering and may not use them effectively.
We intend to use substantially all of the net proceeds from this offering to fund (i) the continued clinical development of BB3 in renal transplantation, including Phase 3 trials and other trials necessary for anticipated FDA and EMA filings; (ii) the continuation and completion of Phase 2 trials on BB3 in acute myocardial infarction; (iii) the completion of a Phase 2 clinical trial in acute kidney injury; (iv) the completion of preclinical development of ANG-3070 and IND submission to the FDA; (v) the completion of preclinical development of ANG-3281 and an IND submission to the FDA; and (vi) continuing discovery work on our CYP selectively targeted inhibitor platform, relaxin mimetic peptides and other discovery projects, with the goal to advance candidates into preclinical development. Any remaining amounts will be used for general corporate purposes, general and administrative expenses, capital expenditures, working capital and prosecution and maintenance of our intellectual property. Although we currently intend to use the net proceeds from this offering in such a manner, we will have broad discretion in the application of the net proceeds. Our failure to apply these funds effectively could affect our ability to continue to develop and commercialize our product candidates.
Being a public company will increase our expenses and administrative burden.
As a public company, we will incur significant legal, insurance, accounting and other expenses that we did not incur as a private company. In addition, our administrative staff will be required to perform additional tasks. For example, in anticipation of becoming a public company, we will need to adopt additional internal controls and disclosure controls and procedures, retain a transfer agent, adopt an insider trading policy and bear all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws.
In addition, laws, regulations and standards applicable to public companies relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and related regulations implemented by the SEC and the NASDAQ Stock Market, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment will result in increased general and administrative expenses and may divert management’s time and attention from product development activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. In connection with this offering, we are increasing our directors’ and officers’ insurance coverage, which will increase our insurance cost. In the future, it will be more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.
We are an “emerging growth company” and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.0 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.
Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.
The initial public offering price will be substantially higher than the net tangible book value per share of shares of our common stock based on the total value of our tangible assets less our total liabilities immediately following this offering. Therefore, if you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution of $6.30 per share in the price you pay for shares of our common stock as compared to its pro forma as adjusted net tangible book value, assuming an initial public offering price of $11.00 per share, the mid-point of the price range set forth on the cover page of this prospectus. To the extent outstanding options or warrants to purchase shares of common stock that are in the money are exercised, there will be further dilution. For further information on this calculation, see “Dilution” elsewhere in this prospectus.
Future sales and issuances of our common stock or rights to purchase common stock pursuant to our equity incentive plans and our outstanding warrants could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.
We expect that significant additional capital will be needed in the future to continue our planned operations. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.
As of March 31, 2014, we had issued options to purchase 232,067 shares outstanding under our 2002 Stock Option Plan. Furthermore, we plan to adopt a new equity incentive plan prior to the completion of this offering. Sales of shares granted under our 2002 Stock Option Plan and our proposed equity incentive plan, if adopted, may result in material dilution to our existing stockholders, which could cause our share price to fall.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.
The trading market for our common stock will depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. There can be no assurance that analysts will cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our stock or change their opinion of our stock, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.
NASDAQ may delist our securities from its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.
We have applied to list our common stock on the NASDAQ Capital Market. In order to make a final determination of compliance with their listing criteria, NASDAQ may look to the first trading day’s activity and, particularly, the last bid price on such day. In the event the trading price for our common stock drops below the NASDAQ Capital Market’s minimum bid requirement, NASDAQ could rescind our initial listing approval. If that were to happen, the liquidity for our common stock would decrease. If we failed to list the stock on the NASDAQ Capital Market, the liquidity for our common stock would be significantly impaired, which may substantially decrease the trading price of our common stock.

In addition, we cannot assure you that, in the future, our securities will meet the continued listing requirements to be listed on NASDAQ. If NASDAQ delists our common stock from trading on its exchange, we could face significant material adverse consequences, including:
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  a limited availability of market quotations for our securities;
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  a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;
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  a limited amount of news and analyst coverage for our company; and
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  a decreased ability to issue additional securities or obtain additional financing in the future.
If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.
The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain or retain a listing on The NASDAQ Capital Market, and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.
Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.
Provisions in our restated certificate of incorporation and bylaws that will be effective upon the completion of this offering, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders. These provisions include:
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  authorizing the issuance of “blank check” convertible preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;
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  eliminating the ability of stockholders to call a special meeting of stockholders;
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  permitting our board of directors to accelerate the vesting of outstanding equity awards upon certain transactions that result in a change of control;
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  establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.
These provisions may also frustrate or prevent any attempts by our stockholders to replace or remove our current management or members of our board of directors. In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our board of directors. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders. Further, other provisions of Delaware law may also discourage, delay or prevent someone from acquiring us or merging with us.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful stockholder claims against us and may reduce the amount of money available to us.
As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our restated certificate of incorporation to be in effect upon the completion of this offering will limit the liability of our directors to the fullest extent permitted by law. In addition, as permitted by Section 145 of the Delaware General Corporation Law, our restated certificate of incorporation and restated bylaws to be in effect upon the completion of this offering will provide that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of our company or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our restated certificate of incorporation to be in effect upon the completion of this offering will provide that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, except in the case of a claim for an advancement of expenses, in which case such period is 20 days, our restated certificate of incorporation and our restated bylaws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.
Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.
The rights conferred in the restated certificate of incorporation and the restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons. We have entered into or plan to enter into indemnification agreements with each of our officers and directors, the form of which is attached as an exhibit to the registration statement of which this prospectus is a part.
The above limitations on liability and our indemnification obligations limit the personal liability of our directors and officers for monetary damages for breach of their fiduciary duty as directors by shifting the burden of such losses and expenses to us. Although we obtained coverage under our directors’ and officers’ liability insurance, certain liabilities or expenses covered by our indemnification obligations may not be covered by such insurance or the coverage limitation amounts may be exceeded. As a result, we may need to use a significant amount of our funds to satisfy our indemnification obligations, which could severely harm our business and financial condition and limit the funds available to stockholders who may choose to bring a claim against our company.
We do not anticipate paying cash dividends, and accordingly, stockholders must rely on stock appreciation for any return on their investment.
We do not anticipate paying cash dividends in the future. As a result, only appreciation of the market price of our common stock, which may never occur, will provide a return to stockholders. Investors seeking cash dividends should not invest in our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, but are not limited to, statements about:
•
  the success and timing of our preclinical studies and clinical trials;
•
  our ability to obtain and maintain regulatory approval of BB3 and any other product candidates we may develop, and the labeling under any approval we may obtain;
•
  the scope, progress, expansion and costs of developing and commercializing our product candidates;
•
  the size and growth of the potential markets for our product candidates and the ability to serve those markets;
•
  our expectations regarding our expenses and revenue, the sufficiency of our cash resources and needs for additional financing;
•
  regulatory developments in the United States and other countries;
•
  the rate and degree of market acceptance of any future products;
•
  our expectations regarding competition;
•
  our anticipated growth strategies;
•
  the performance of third-party manufacturers;
•
  our ability to establish and maintain development partnerships;
•
  our expectations regarding federal, state and foreign regulatory requirements;
•
  our ability to obtain and maintain intellectual property protection for our product candidates;
•
  the successful development for our sales and marketing capabilities;
•
  the hiring and retention of key scientific or management personnel;
•
  the anticipated trends and challenges in our business and the market in which we operate; and
•
  the use of our net proceeds from this offering.
These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

USE OF PROCEEDS
We estimate that our net proceeds from the sale of 2,727,273 shares of common stock in this offering will be approximately $26.9 million, assuming an initial public offering price of $11.00 per share, the mid-point of the price range set forth on the cover page of this prospectus and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $31.0 million. A $1.00 increase (decrease) in the assumed initial public offering price per share of $11.00, the mid-point of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $2.5 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 20% of the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $5.4 million, assuming the assumed initial public offering price stays the same.
The principal purposes of this offering are to obtain additional capital to support our operations, to create a public market for our common stock and to facilitate our future access to the public equity markets. We intend to use the net proceeds from this offering as follows:
•
  approximately $8.0 to $9.0 million to continue the clinical development of BB3 in renal transplantation, advancement into Phase 3 trials and prepare regulatory submissions to the FDA and EMA for approval;
•
  approximately $6.0 million to continue and complete Phase 2 trials on BB3 in acute myocardial infarction;
•
  approximately $5.0 million to complete a Phase 2 clinical trial in acute kidney injury;
•
  approximately $2.0 million to complete the preclinical development of ANG-3070, and submit an IND to the FDA;
•
  approximately $2.0 million to complete the preclinical development of ANG-3281, and submit an IND to the FDA;
•
  approximately $4.0 million to continue discovery work on our CYP selectively targeted inhibitor platform, relaxin mimetic peptides, and other discovery projects, with the goal to advance candidates into preclinical development; and
•
  the balance to fund general corporate purposes, general and administrative expenses (including, without limitation, the contemplated increase in rent to be paid to NovaPark), capital expenditures, working capital and prosecution and maintenance of our intellectual property.
We believe that the intended net proceeds from this offering and continued grant funding, together with interest on cash balances, will be sufficient to fund the continued development of our clinical candidates through at least the first quarter of 2016. The amount and timing of our actual expenditures will depend upon numerous factors, including the status and results of the ongoing Phase 2 trials. Furthermore, we anticipate that we will need to secure additional funding for the further development of BB3 for acute kidney injury and myocardial infarction, and for the development of our other product candidates.
As in the past, we will continue to apply for competitive grants from the United States government under programs such as the SBIR program, among others. We believe that our eligibility to qualify as a Small Business under the SBIR guidelines will not be affected by the proposed offering; however, the eligibility could be affected by future stock issuances. To the extent that the planned studies described here can be paid for under government grants, management expects to reallocate funds budgeted for these studies to support other programs, with the primary goal of advancing compounds into the clinic.
Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of net proceeds will vary depending on numerous factors, including our ability to obtain additional financing, the relative success and cost of our research, preclinical and clinical development programs, the amount and timing of additional revenues, if any, received from our relationships with NovaPark and Ohr Cosmetics LLC, and whether we are able to enter into future collaborations, partnerships or licensing relationships. As a result, management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering. In addition, we might decide to postpone or not pursue other clinical trials or preclinical activities if the net proceeds from this offering and the other sources of cash are less than expected.
Pending their use, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States government.
DIVIDEND POLICY
We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2014:
•
  on an actual basis;
•
  on a pro forma basis, after giving effect to (i) the Forward Stock Split, and (ii) the filing of our restated certificate of incorporation immediately prior to the effectiveness of this offering; and
•
  on a pro forma as adjusted basis, to give further effect to our issuance and sale of 2,727,273 shares of our common stock in this offering at an assumed initial public offering price of $11.00 per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
The pro forma and pro forma as adjusted information below is prepared for illustrative purposes only, and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with “Selected Financial Data,” our financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

	As of March 31, 2014
	Actual	Pro Forma(1)
Cash and cash equivalents	$2,500,564	29,400,564
Capitalization:
Long-term debt, including current portion	5,179,868	5,179,868
Stockholders’ equity:
Common stock, $0.01 par value; 100,000 shares authorized, 61,200 issued and outstanding actual as of March 31, 2014; 6,645,206 shares issued and outstanding pro forma; issued and outstanding pro forma as adjusted	612	66,452
Additional paid-in capital	5,156	26,839,316
Retained earnings	2,037,854	2,037,854
Non-controlling interest	2,400,480	2,400,480
Total stockholders’ equity	4,444,102	31,344,102
Total capitalization	$9,623,970	$36,523,970

(1)
  A $1.00 increase (decrease) in the assumed initial public offering price of $11.00 per share would increase (decrease) each of the pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $2.5 million, assuming the shares offered by us as set forth on the cover of this prospectus remain the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 20% of the number of shares offered by us at the assumed initial public offering price per share, the midpoint of the price range listed on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, total stockholders’ equity (deficit) and total capitalization by approximately $5.4 million
The number of shares of our common stock in the table above excludes, as of March 31, 2014:
•
  232,067 shares of common stock issuable upon exercise of outstanding options issued under our 2002 Stock Option Plan as of March 31, 2014, at a weighted average exercise price of $0.31 per share;

•
  350,000 shares of common stock reserved for future issuance under our 2014 equity incentive plan, or the 2014 Plan, which will become effective upon the completion of this offering, but with respect to which no awards will be granted prior to the effective date of the registration statement of which this prospectus is a part, subject to automatic annual adjustment in accordance with the terms of the 2014 Plan; and
•
  95,455 shares of common stock to be issued upon exercise of the warrant to be issued to the underwriter in connection with this offering, at an exercise price per share equal to 140% of the public offering price, as described in the “Underwriting — Underwriter’s Warrants,” section of this prospectus, assuming an initial public offering price of $11.00 per share, the midpoint of the initial public offering price range reflected on the cover page of this prospectus.

DILUTION
If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Dilution results from the fact that the initial public offering price per share is substantially in excess of the book value (deficit) per share attributable to the existing stockholders for the currently outstanding stock.
As of March 31, 2014, our historical net tangible book value was $4,444,102, or $1.11 per share of common stock. Historical net tangible book value (deficit) per share represents the amount of our total tangible assets less total liabilities, divided by 3,917,933, the number of shares of common stock outstanding on March 31, 2014 after giving effect to the Forward Stock Split.
After giving further effect to the sale of 2,727,273 shares of our common stock in this offering, assuming an initial public offering price of $11.00 per share, the mid-point of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2014, would have been $31,343,490, or $4.70 per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $3.59 per share to our existing stockholders, and an immediate dilution in pro forma as adjusted net tangible book value of approximately $             per share to new investors purchasing shares of our common stock in this offering.
We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after the offering from the amount of cash that a new investor paid for a share of common stock. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share	$11.00
Historical net tangible book value (deficit) per share as of March 31, 2014	$1.11
Increase in net tangible book value per share attributable to new investors	$3.59
Pro forma net tangible book value per share, after giving effect to this offering	4.70
Dilution per share to new investors	$6.30

Each $1.00 increase (decrease) in the assumed initial public offering price of $11.00 per share, the midpoint of the price range listed on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value by approximately $2.5 million or approximately $0.38 per share, and dilution in pro forma net tangible book value per share to new investors by approximately $0.54, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us. Each increase (decrease) of 20% of the number of shares offered by us would increase (decrease) our pro forma as adjusted net tangible book value by approximately $5.5 million or approximately $0.51 per share to investors participating in this offering, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us.
If the underwriter exercises its option to purchase 409,091 additional shares in full in this offering, the pro forma as adjusted net tangible book value per share after giving effect to the offering would be $5.02 per share. This represents an increase in pro forma as adjusted net tangible book value of $3.91 per share to existing stockholders and dilution in pro forma as adjusted net tangible book value of $5.98 per share to new investors.
The following table summarizes, on a pro forma as adjusted basis as of March 31, 2014, the total number of shares purchased from us, the total consideration paid, or to be paid, and the average price per share paid, or to be paid, by existing stockholders and by new investors in this offering at an assumed initial public offering price of $11.00 per share, which is the midpoint of the price range listed on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us. As the table shows, new investors purchasing shares in this offering will pay an average price per share substantially higher than our existing stockholders paid.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders	3,917,933	59%	$612	0.01%	$0.001
New investors	2,727,273	41%	$30,000,000	99.99%	$11.00
Total	6,645,206	100%	$30,000,612	100%	$4.03

The table above reflects the effect of the Forward Stock Split.
The foregoing tables and calculations exclude the following common stock outstanding as of March 31, 2014:
•
  232,067 shares of common stock issuable upon exercise of outstanding options issued under our 2002 Stock Option Plan as of March 31, 2014, at a weighted average exercise price of $0.31 per share; and
•
  350,000 shares of common stock reserved for future issuance under our 2014 equity incentive plan, or the 2014 Plan, which will become effective upon the completion of this offering, but with respect to which no awards will be granted prior to the effective date of the registration statement of which this prospectus is a part, subject to automatic annual adjustment in accordance with the terms of the 2014 Plan; and
•
  95,455 shares of common stock to be issued upon exercise of the warrant to be issued to the underwriter in connection with this offering, at an exercise price per share equal to 140% of the public offering price, as described in the “Underwriting — Underwriter’s Warrants,” section of this prospectus, assuming an initial public offering price of $11.00 per share, the midpoint of the initial public offering price range reflected on the cover page of this prospectus.
To the extent that any of these outstanding options and warrants are exercised, you will experience further dilution. If all of such outstanding options and warrants had been exercised as of March 31, 2014, the pro forma as adjusted net tangible book value per share after this offering would be $4.94, and total dilution per share to new investors would be $6.06.
In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.
If the underwriter exercises its over-allotment option to purchase additional shares of our common stock in full in this offering:
•
  the percentage of shares of common stock held by existing stockholders will decrease to approximately 56% of the total number of shares of our common stock outstanding after this offering; and
•
  the number of shares held by new investors will increase to 3,136,364, or approximately 44% of the total number of shares of our common stock outstanding after this offering.

SELECTED FINANCIAL DATA
The following table sets forth our selected financial data for the periods and as of the dates indicated. You should read the following selected financial data in conjunction with our audited financial statements and the related notes thereto included elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.
The statement of operations data for the years ended December 31, 2013 and 2012, and the balance sheet data as of December 31, 2013 and 2012, are derived from our audited financial statements included elsewhere in this prospectus. The selected balance sheet data is derived from our audited financial statements included elsewhere in this prospectus. These presentations include the results of NovaPark LLC into our consolidated statements of operations and selected balance sheet data.
The statement of operations data for the quarters ended March 31, 2014 and 2013, and the balance sheet data as of March 31, 2014, are derived from our unaudited interim financial reports included elsewhere in this prospectus. These presentations include the results of NovaPark LLC into our consolidated statements of operations and selected balance sheet data.
Our historical results are not necessarily indicative of the results that may be expected in the future and interim results are not necessarily indicative of results to be expected for any other period or the full year.

	Year Ended December 31,		Quarter Ended March 31,
	2013*	2012*	2014	2013
			Unaudited
Selected Consolidated Statements of Operations
Revenues:
Grant revenue	$6,581,072	$7,297,701	$1,081,049	$1,692,413
Cost of grant revenues – direct research costs	3,173,478	3,673,684	534,326	787,757
Gross profit	3,407,594	3,624,017	546,723	904,656
Operating expenses:
General and administrative	3,609,386	4,043,234	1,080,236	885,881
Income (loss) from operations	(397,800)	(419,217)	(533,513)	18,775
Other income (expense):
Interest expense	(300,432)	(307,450)	(47,956)	(74,657)
Investment income	31,375	11,745	4,974	15,552
Rental income	1,641,365	1,877,445	531,713	440,615
Total other income (expense)	2,130,234	1,613,190	488,731	381,510
Income before income taxes	1,732,434	1,193,973	(44,782)	400,285
Income tax expense (benefit)	452,778	201,858	(107,306)	54,786
Net income	1,279,656	992,115	62,524	345,499
Less net income attributable to non-controlling interest	(647,415)	(684,812)	(361,796)	(293,679)
Net income (loss) attributable to Angion Biomedica Corporation	$632,241	$307,303	$(299,272)	$51,820
Basic and diluted net income (loss) per share**	$0.16	$0.08	$(0.08)	$0.01
Basic and diluted weighted average common shares outstanding**	3,917,933	3,917,933	3,917,933	3,917,933

*
  Derived from audited financial information
**
  Share data gives effect to the Forward Stock Split

	December 31,		March 31, 2014
	2013*	2012*
			Unaudited
Assets:
Selected Balance Sheet Data:
Cash and cash equivalents	$2,057,250	$1,404,493	$2,500,564
Total current assets	2,801,525	2,064,228	2,771,518
Property and equipment, net of accumulated depreciation	6,171,369	6,605,579	6,059,033
Due from officer	1,624,102	1,625,977	1,628,857
Liabilities and stockholders’ and owners’ equity
Total current liabilities	$1,146,917	$1,104,427	$1,167,402
Long-term debt	5,202,353	5,324,535	5,179,868
Stockholders’ and owners’ equity
Angion Biomedica Corp. share of equity	2,342,894	1,710,653	2,037,854
Non-controlling interest	2,116,684	2,527,548	2,400,480
Total stockholders’ and owners’ equity	4,459,578	4,238,201	4,444,102

*
  Derived from audited financial information

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Financial Data” and our financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus.
Overview
We are a clinical stage biopharmaceutical company established in 1998 to focus on the discovery and clinical development of novel therapeutic agents to treat acute and chronic organ injury by harnessing the body’s protective, reparative and regenerative systems. The therapeutic strategy we follow and pathways we target were selected to prevent or limit acute injury, to prevent or limit acute injury from evolving into chronic disease and to stabilize, and potentially even reverse, chronic disease. We believe that our product candidates have the potential to treat orphan indications and more prevalent diseases for which there currently are limited, if any, therapeutic solutions. Our clinical programs are currently focused on renal transplantation, acute kidney disease and acute cardiac disease.
Since inception, we have advanced our lead drug candidate, BB3, into Phase 2 clinical studies for improving the outcome of renal transplant. Our previous activities have been focused on basic research and development of novel compounds and performing early clinical and pre-clinical studies, with the goal of partnering or licensing-out our intellectual property early in the drug discovery process to advance our compounds through the clinical and regulatory development process. We previously licensed out uses of certain of our intellectual property pursuant to this model, and we have one such active program currently in effect with Ohr Cosmetics. BB3 represents the first compound that we intend to develop in-house through the late stage clinical and regulatory approval process for the indication of DGF following renal transplant, and we may seek partners for larger indications.
We have an extensive, worldwide intellectual property portfolio to protect our drug candidates and their analogues, and we pursue a strategy to obtain defendable, broad claims around our most advanced compounds and analogues to deter competition. We seek composition of matter, pharmaceutical compositions and methods of use claims where patentable, in the United States and other major countries of the world. We actively evaluate and file new patent applications as our discovery programs generate new candidates. All of our novel drug candidates under development and in discovery have been identified in-house, and not in-licensed.
Our corporate headquarters, discovery and development operations are located in Uniondale, New York, where we occupy approximately 40,000 square feet of a 108,000 square foot state of the art general laboratory and development facility for biological and chemistry research and development facility, which was acquired in 2011 by NovaPark LLC, or NovaPark. We own 20% of the equity interests of NovaPark, and the remaining 80% is owned by entities affiliated with Dr. Itzhak D. Goldberg, our President and Chief Executive Officer. Because NovaPark is a variable interest entity and we are, from an accounting perspective, the primary beneficiary, we are required to consolidate NovaPark into our financial statements under GAAP.
Financial Overview
The following discussion summarizes the key factors our management believes are necessary for an understanding of our financial statements.
Revenue
We do not have any products approved for sale and have not generated any revenue from product sales. To date, we have funded our operations primarily from U.S. government grants from the National Institutes of Health, or NIH, and National Science Foundation, or NSF, through their participation in the Small Business Innovation Research, or SBIR, program. Since inception, we have received over $55.0 million in grant funding. These grants reimburse us for direct and indirect costs relating to the grant projects and also provide us with a 7% profit margin on total direct and indirect costs of the grant award, excluding subcontractor costs, after giving effect to directly attributable costs and allowable overhead costs. Revenue is recognized under these grants as the correlating expenses are incurred. Prior to this offering, we have not raised any outside investor capital, and we have no outside debt other than the mortgage on the building owned by NovaPark.
Our model through 2012 was not to commercialize products, but rather to conduct basic research on novel compounds, perform early clinical and pre-clinical studies and then seek a licensing partner. During the years ended December 31, 2004 and December 31, 2007, we received a total of $4.2 million in license fees from a major biotechnology company under a patent license agreement for exclusive rights to certain of our patents covering an undisclosed target. That license agreement was terminated in 2011; no further revenues from this Agreement will be forthcoming. The licensed patent rights were not in a field competitive with any of our current programs.
Until 2012, we received refundable tax credits from the New York State Recovery Program in the amount of $250,000 per year for three years starting in 2009, for a total tax credit in the amount of $750,000. The program was established to help provide funding for research and development companies in the State of New York. No further credits are anticipated through this program.
Research and Development Expenses
Since inception, we have focused our resources on our research and development activities, including conducting preclinical studies and clinical trials, manufacturing development efforts and activities related to regulatory filings for our product candidates. We recognize research and development expenses as they are incurred. Our research and development expenses consist primarily of:
•
  salaries and related overhead expenses for personnel in research and development functions;
•
  fees paid to consultants, clinical testing sites and contract research organizations, or CROs, including in connection with our preclinical and clinical trials, and other related clinical trial fees, such as for investigator grants, patient screening, laboratory work, clinical trial database management, clinical trial material management and statistical compilation and analysis;
•
  costs related to acquiring and manufacturing clinical trial materials;
•
  depreciation of leasehold improvements, laboratory equipment and computers;
•
  legal expenses related to clinical trial agreements, material transfer agreements and the development and protection of our intellectual property; and
•
  costs related to compliance with regulatory requirements.
During the years ending December 31, 2013 and 2012, our direct research costs were approximately $3.2 million and $3.7 million, respectively, and $534,000 in the quarter ended March 31, 2014. Grants awarded and currently active will provide approximately $4.2 million in anticipated research and development costs that will fund the Company through the third quarter of 2014, which includes monies to be paid to university collaborators and other subcontractors named in the grant applications. We have several grant applications pending review by the NIH and the United States Department of Defense, and we intend to continue to apply for grants to fund our discovery efforts.
We plan to increase our research and development expenses for the foreseeable future. Proceeds from this offering will be used mainly for (i) the continued clinical development of BB3 in renal transplantation, advancement into Phase 3 trials and completing other work necessary to make filings for regulatory approval; (ii) conducting Phase 2 trials on BB3 for acute kidney injury, or AKI; (iii) continuing BB3 Phase 2 trials in acute myocardial infarction, or MI; (iv) completion of preclinical development of ANG-3070 and an IND submission to the FDA; (v) completion of preclinical development of ANG-3281 and an IND submission to the FDA; and (vi) continuing discovery work on our CYP selectively targeted inhibitor platform, and relaxin mimetic program.
The table below summarizes our direct research and development expenses by program for the periods indicated. Our direct research and development expenses consist of our internal costs of studies conducted in our state of the art research facility and external costs, such as fees paid to investigators, consultants, clinical testing sites, central laboratories and CROs, in connection with preclinical studies and our clinical trials, and costs related to acquiring and manufacturing clinical trial materials. We typically use our employee and infrastructure resources across multiple research and development programs, and we allocate time and salaries as incurred for each grant. We do not allocate stock-based compensation, employee benefits or other indirect costs related to our research and development function to specific product candidates.

	Years Ended December 31,		Quarter Ended March 31, 2014	Since Inception
	2013	2012
Direct research and development expenses by program:
BB3 programs (DGF, AKI, MI)	$1,524,000	$2,765,000	$126,000	$19,205,000
ANG-3070 (kinase inhibitor)	844,000	145,000	197,000	1,917,000
CYP selectively targeted inhibitors program	321,000	457,000	31,000	1,511,000
Relaxin mimetic program	375,000	209,000	91,000	657,000
Total direct research and development expense	$3,064,000	$3,576,000	$445,000	$23,290,000

The successful development of our clinical and preclinical product candidates is highly uncertain. At this time, we cannot reasonably estimate the nature, timing or costs of the efforts that will be necessary to complete the remainder of the development of any of our clinical or preclinical product candidates or the period, if any, in which material net cash inflows from these product candidates may commence. This is due to the numerous risks and uncertainties associated with developing drugs, including the uncertainty of:
•
  the scope, rate of progress and expense of our ongoing, as well as any additional, clinical trials and other research and development activities;
•
  future clinical trial results; and
•
  the timing and receipt of any regulatory approvals.
A change in the outcome of any of these variables with respect to the development of a product candidate could mean a significant change in the costs and timing associated with the development of that product candidate. For example, if the FDA or another regulatory authority were to require us to conduct clinical trials beyond those that we currently anticipate will be required for the completion of clinical development of a product candidate or if we experience significant delays in enrollment in any of our clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development.
Our Research Facility
Our corporate headquarters and clinical development operations are located in Uniondale, New York, where we occupy approximately 40,000 square feet of a 108,000-square-foot state of the art general laboratory and development facility for biological and chemistry research owned by NovaPark, an affiliated company, of which we own 20% of the equity interests. We believe that our facilities are suitable and adequate for our current needs.
NovaPark was formed in June 2011 to purchase the building housing our corporate headquarters in Uniondale. The price of the building was $7.0 million, which was funded, after closing adjustments, by a cash contribution of $1.5 million and a mortgage of $5.6 million. Initially, Angion owned 64% of NovaPark, for which we paid approximately $1.5 million, and Dr. Goldberg and his family owned the remaining 36%. Each of Angion and Dr. Goldberg has guaranteed NovaPark’s obligations under the mortgage. NovaPark is entitled to certain local property tax benefits for a period of 10 years from its purchase, as long as it complies with the requirements of Uniondale’s Industrial Development Agency program, or the Pilot Program.

In January 2012, Angion sold 54% of its ownership interest in NovaPark to Dr. Goldberg and his family for approximately $1.3 million, and retained a 10% membership interest in NovaPark. We did not recognize a gain or loss as a result of this transaction. As payment, Dr. Goldberg issued to us an unsecured promissory note in the principal amount of approximately $1.6 million, representing the purchase price plus a consolidation of a prior outstanding loan from us to him. The note is repayable on December 31, 2019 and bears interest payable annually at the rate of 1.17% per annum.
On April 14, 2014, we entered into an agreement with Dr. Goldberg and NovaPark pursuant to which, in satisfaction of the outstanding loan to us from Dr. Goldberg, Dr. Goldberg transferred to us membership interests that he owns in NovaPark equal to 10% of the issued membership interests in NovaPark, such that we now own 20% of NovaPark and he and his family own 80% of NovaPark, and the outstanding personal loan to us is satisfied in full. In addition, Dr. Goldberg and NovaPark have agreed that, if NovaPark defaults under the mortgage, Dr. Goldberg is unable to satisfy his obligations under his guarantee of NovaPark’s obligations, and we are required to satisfy our obligations as a guarantor of NovaPark’s obligations, then Dr. Goldberg and NovaPark will immediately transfer any and all of their respective ownership interests in the building to us. We would still, however, be responsible under our guarantee for NovaPark’s obligations under the mortgage to the extent of our ownership in NovaPark, or 20%.
On June 21, 2011, and as subsequently amended, we entered into a lease with NovaPark for approximately 37% of the building for a term of 15 years, at a fixed annual base rent of $450,000, increasing at the rate of 3% every three years, plus our proportionate share of real estate taxes and operating costs. Because Angion and NovaPark are related parties, the federal government limits the amount of rent from federal sources paid to a related entity that will be reimbursed. As a result, we believe that the rent that we pay is below current market rate for a triple net lease for similar space in the local area, and will require subsequent increase in the rates as a result of this offering.
In addition, approximately 53% of the space in the building is leased to a company at market rate under a lease that is in effect until 2020. The remainder of the building (approximately 15%) is currently vacant.
Because NovaPark is a variable interest entity and Angion is, from an accounting perspective, the primary beneficiary, we are required to consolidate NovaPark under GAAP. Rent paid by us to NovaPark is eliminated in the consolidation of the financial statements. NovaPark is excluded from this offering.
General and Administrative Expenses
General and administrative expenses consist primarily of salaries and related costs for employees in executive, operational, finance and human resources functions. Other significant general and administrative expenses include allocation of facilities costs, accounting and legal services and expenses associated with obtaining and maintaining patents. A portion of the general and administrative expenses are reimbursed through the overhead rates contained in our grants with the U.S. Government.
We expect that our general and administrative expenses will increase as we operate as a public company and due to the potential commercialization of our product candidates. We believe that these increases will likely include increased costs for personnel, the hiring of additional personnel and director and officer liability insurance and increased fees for outside consultants, lawyers and accountants. We also expect to incur increased costs to comply with corporate governance, internal controls and similar requirements applicable to public companies.
Interest Income
Interest income consists of interest earned on our cash and cash equivalents. We expect our interest income to increase following the completion of this offering as we invest the net proceeds from this offering pending their use in our operations.
Critical Accounting Policies and Estimates
Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. We evaluate these estimates and judgments on an ongoing basis. We base our estimates on historical experience and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.
While our significant accounting policies are more fully described in Note 3 to our financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are the most critical for fully understanding and evaluating our financial condition and results of operations.
Consolidation
Our relationship with NovaPark being a variable interest entity where we are, from an accounting perspective, the primary beneficiary results in us having to present consolidated financial statements to include their results of operations and balance sheet into our financial statements. Intercompany transactions, principally rentals, are eliminated in consolidation.
Revenue Recognition
Our revenues are generated from NIH grants and the achievement of licensing milestones. The revenue from NIH grants is based upon subcontractor costs and internal costs incurred that are specifically covered by the grant, plus a facilities and administrative rate that provides funding for overhead expenses. We also received a fixed fee (profit) equal to 7% of total direct and indirect of costs of the grant award, excluding subcontractor costs. These revenues are recognized when expenses have been incurred by subcontractors or when we incur internal expenses that are related to the grant, up to the total allowable amount of the grant. Grants receivable consist of unbilled amounts due from various grants from the NIH for costs incurred prior to the period end under reimbursement contracts. The amounts are billed to the NIH in the month subsequent to period end and collected shortly thereafter.
We recognize revenue when the following criteria are met: persuasive evidence that an arrangement exists, services have been rendered, the price is fixed or determinable and collectability is reasonably assured. Licensing milestone and royalty revenues will be recorded when earned under licensing arrangements. During the years ended December 31, 2013 and 2012, there were no milestone payments or royalties earned.
Rental income derived from NovaPark is recognized on a straight-line basis where contractual rental payments escalate over the term of the lease. One tenant accounts for the rental income which is not eliminated in the consolidation of our financial statements. We collected a security deposit from such tenant which is reflected as a security deposit liability on our consolidated balance sheet.
Fair Value of Financial Instruments
The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts payable and accrued expenses approximate their fair value based on the short-term maturity of these instruments. The carrying amounts reported in the balance sheet for notes payable approximate their fair value based on market rates of interest and the terms of the notes.
Stock based compensation
We recognize compensation cost relating to share-based payment transactions in net income using a fair-value measurement method, in accordance with Financial Accounting Standards Board Accounting Standards Codification, or ASC, 718, “Compensation — Stock Compensation.” Stock based compensation has not been significant since we have not issued any stock options since 2009; however, we expect to hire additional management and issue additional stock options in connection with this offering.
Research and Development Expenses
We have focused our resources on our research and development activities, including conducting nonclinical studies and clinical trials, manufacturing development efforts and activities related to regulatory filings for our products. Certain service and clinical trials are recognized on an outsourced basis. We recognize research and development expenses as they are incurred.
We expense payments for the acquisition and development of technology as research and development costs if, at the time of payment: the technology is under development; is not approved by the FDA or other regulatory agencies for marketing; has not reached technical feasibility; or otherwise has no foreseeable alternative future use.
As part of the process of preparing our financial statements, we are required to estimate our expenses resulting from our obligations under contracts with vendors, consultants and grant subcontractors, including clinical site agreements in connection with research collaborations and conducting clinical trials. The financial terms of these contracts are subject to negotiations that vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided to us under such contracts. Our research collaborations and clinical trial study expense accruals are dependent upon the timely and accurate reporting by our study sites, CROs and other third-party vendors.
Our objective is to reflect the appropriate subcontractor and clinical trial expenses in our consolidated financial statements by matching those expenses with the period in which services and efforts are expended. We account for these expenses according to the progress of the research or clinical trial as measured by data generation by our collaborations, patient progression and the timing of various aspects of the studies or trials. We determine accrual estimates through discussion with applicable personnel and outside service providers as to the progress or state of completion of collaborative studies or clinical trials, or the services completed. During the course of a clinical trial, we adjust the rate of clinical trial expense recognition if actual results differ from the estimates. We make estimates of our accrued expenses as of each balance sheet date in our financial statements based on facts and circumstances known at that time. Although we do not expect that our estimates will be materially different from amounts actually incurred, our understanding of status and timing of services performed relative to the actual status and timing of services performed may vary and may result in our reporting amounts that are too high or too low for any particular period. However, due to the nature of estimates, we cannot assure you that we will not make changes to our estimates in the future as we become aware of additional information about the status or conduct of our clinical trials.
JOBS Act
On April 5, 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.
We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we intend to rely on certain of these exemptions, including without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) complying with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.0 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

Results of Operations
Comparison of the Year Ended December 31, 2013 and the Year Ended December 31, 2012
The following table summarizes our consolidated results of operations for the years ended December 31, 2013 and 2012, together with the changes in those items in dollars and as a percentage:

	Year Ended December 31,
	2013	2012	Dollar change	Percent change
Revenues:
Grant revenue	$6,581,072	$7,297,701	(716,629)	(10)%
Cost of revenues	3,173,478	3,673,684	(500,206)	(14)%
Gross profit	3,407,594	3,624,017	(216,423)	(6)%
Operating expenses:
Research and development	196,008	—
General and administrative	3,609,386	4,043,234	(433,848)	(11)%
Total operating expenses	3,805,394	4,043,234	(237,840)	6%
Loss from operations	(397,800)	(419,217)	(121,417)	29%
Other income (expense):
Interest expense	(300,432)	(307,450)	(7,018)	(2)%
Investment income	31,375	11,745	19,630	167%
Rental income	1,641,365	1,877,445	(236,080)	(13)%
Other income	757,926	31,450	726,476	2310%
Total other income (expense)	2,130,234	1,613,190
Income before income taxes	1,732,434	1,193,973
Income tax expense	452,778	201,858	250,920	124%
Net income	1,279,656	992,115	279,865	28%
Less net income attributable to non-controlling interest	(647,415)	(684,812)	41,552	(5)%
Net income attributable to Angion Biomedica Corp.	$632,241	$307,303	321,417	104%

*
  Share data gives effect to the Forward Stock Split
Revenue
Grant Revenue.    For the year ended December 31, 2013, we recorded a total of $6,581,000 of grant revenue. For the year ended December 31, 2012, we recorded a total of $7,298,000 of grant revenue. The decrease of $717,000, or 10%, was due to a reduction in grant research and development costs in 2013 compared to 2012. The reduction was related to timing of the ending of certain grant funding periods and the starting of new projects funding, as well as the timing of certain costs incurred over the grant period (typically two to three years for an SBIR Phase II study) in the various projects. Specifically, the BB3 myocardial infarction revenue decreased because the project was paused due to insufficient patients enrolling in the 2013 studies, and the ANG-3070 project revenue increased because of the award of funding for further studies. While we have a similar number of new grant applications pending for fiscal 2014, the amount of awards is dependent upon the budgets and discretion of the NIH and other U.S. government agencies.

Cost of Revenues.   For the year ended December 31, 2013, we recorded a total cost of revenues of $3,174,000. For the year ended December 31, 2012, we recorded a total cost of grant revenues of $3,674,000. The decrease of $500,000, or 14%, was due to a reduction in grant research and development spending in 2013 compared to 2012 related to the stopping and starting of grant periods as described above.
Operating Expenses
Research and development expenses (non-Federally funded).    For the year ended December 31, 2013, we recorded a total of $196,000 of research and development expense that were not grant-sponsored. For the year ended December 31, 2012, we recorded no research and development expense that were not grant-sponsored. The recorded amount for the year ended 2013 was research and development spending on a project that was not associated with a grant; it was related to the dermatology studies conducted for the ANG-3522 project that has been subsequently licensed to Ohr Cosmetics.
General and administrative expenses.    For the year ended December 31, 2013, we recorded a total of $3,609,000 of general and administrative expense. For the year ended December 31, 2012, we recorded a total of $4,043,000 of general and administrative expense. The decrease of $434,000, or 11%, was due to a reduction in indirect grant income, related to the ending and starting of grant funding periods as discussed above, in addition to changes in spending on non-reimbursable expenses. Further, in 2012, NovaPark did not receive the full-year benefits of the reduced real estate taxes under the Pilot Program as the Pilot Program went into effect in the fourth quarter of that year.
Other Income (Expense)
For the year ended December 31, 2013, we recorded a total of $300,000 in interest expense. For the year ended December 31, 2012, we recorded a total of $307,000 in interest expense. This expense is related almost entirely to the NovaPark mortgage. The decrease in $7,000, or 2%, was due to a reduced mortgage balance. The mortgage rate is fixed for the first seven years of the mortgage.
Investment income consists of interest earned on our cash and cash equivalents. For the year ended December 31, 2013, we recorded a total of $31,000 of investment income. For the year ended December 31, 2012, we recorded a total of $12,000 in investment income. We expect our interest income to increase following the completion of this offering as we invest the net proceeds from this offering pending their use in our operations.
For the year ended December 31, 2013, we recorded a total of $1,641,000 of rental income. For the year ended December 31, 2012, we recorded a total of $1,877,000 of rental income. The decrease of $236,000, or 13% was due to a decrease in NovaPark’s billing of real estate taxes through its participation in the Pilot Program.
For the year ended December 31, 2013, we recorded a total of $758,000 of other income. For the year ended December 31, 2012, we recorded a total of $31,000 in other income. The increase of $727,000, or 2342%, was primarily due to a New York State tax credit for the years 2009-2011 in the amount of $750,000, which was awarded and received in 2013. Further awards under this program are no longer available.
Income Tax Expense
For the year ended December 31, 2013, we recorded a total of $453,000 in income tax expense. For the year ended December 31, 2012, we recorded a total of $202,000 in income taxes expenses. Our effective tax rate for 2013 was 25% and, in 2012, was 16%. The effective rate is less than the expected statutory rate because of the impact of the income of NovaPark, which is not taxed at the corporate level since it is a limited liability company.
Non-controlling interest
Income attributable to the ownership that Dr. Goldberg and his family have in NovaPark is reflected as income attributable to non-controlling interest and amounted to approximately $647,000 and $685,000 in 2013 and 2012, respectively.

Comparison of the Quarter Ended March 31, 2014 and the Quarter Ended March 31, 2013
The following table summarizes our unaudited consolidated results of operations for the quarters ended March 31, 2014 and 2013, together with the changes in those items in dollars and as a percentage:

	Quarter Ended March 31,
	2014	2013	Dollar change	Percent change
Revenues:
Grant revenue	$1,081,049	$1,692,413	(611,364)	(36)%
Cost of revenues	534,326	787,757	(253,431)	32%
Gross profit	546,723	904,656	(357,933)	(40)%
Operating expenses:
General and administrative	1,080,236	885,881	194,355	22%
Income (loss) from operations	(533,513)	18,775	(552,288)	(2,942)%
Other income (expense):
Interest expense	(47,956)	(74,657)	26,701	36%
Investment income	4,974	15,552	(10,578)	(68)%
Rental income	531,713	440,615	91,098	21%
Total other income (expense)	488,731	381,510
Income before income taxes	(44,782)	400,285
Income tax expense (benefit)	(107,306)	54,786	(162,092)	(296)%
Net income	62,524	345,499	(283,451)	(82)%
Less net income attributable to non-controlling interest in Nova Park	(361,796)	(293,679)	(68,117)	(23)%
Net income (loss) attributable to Angion Biomedica Corp.	$(299,272)	$51,820	(351,092)	(678)%

*
  Share data gives effect to the Forward Stock Split
Revenue
Grant Revenue.   For the quarter ended March 31, 2014, we recorded a total of $1,081,000 of grant revenue. For the quarter ended March 31, 2013, we recorded a total of $1,692,000 of grant revenue. The decrease of $611,000 or 36%, was due to timing of the ending of certain grant funding periods and the starting of new projects funding.
Cost of Revenues.   For the quarter ended March 31, 2014, we recorded a total cost of revenues of $534,000. For the quarter ended March 31, 2013, we recorded a total cost of grant revenues of $788,000. The decrease of $253,000, or 32%, was due to the timing of certain costs incurred over the grant periods.
Operating Expenses
General and administrative expenses.   For the quarter ended March 31, 2014, we recorded a total of $1,080,000 of general and administrative expense. For the quarter ended March 31, 2013, we recorded a total of $886,000 of general and administrative expense. The increase of $194,000, or 22%, was due to a decrease in grant income, and changes in spending on non-reimbursable expenses.
Other Income (Expense)
For the quarter ended March 31, 2014, we recorded a total of $48,000 in interest expense. For the quarter ended March 31, 2013, we recorded a total of $75,000 in interest expense. This expense is related almost entirely to the NovaPark mortgage. The decrease in $27,000, or 36%, was due to an adjustment in the mortgage balance. The mortgage rate is fixed for the first seven years of the mortgage.

Investment income consists of interest earned on our cash and cash equivalents. For the quarter ended March 31, 2014, we recorded a total of $5,000 of investment income. For the quarter ended March 31, 2013, we recorded a total of $16,000 in investment income. We expect our interest income to increase following the completion of this offering as we intend to invest the net proceeds from this offering pending their use in our operations.
For the quarter ended March 31, 2014, we recorded a total of $532,000 of rental income. For the quarter ended March 31, 2013, we recorded a total of $441,000 of rental income. The increase of $91,000, or 21% was due to an increase in NovaPark’s billing of real estate taxes through its participation in the Pilot Program.
Income Tax Expense
For the quarter ended March 31, 2014, we recorded a benefit of $107,000 relating to income tax expense. For the quarter ended March 31, 2013, we recorded a total of $55,000 in income tax expense.
Non-controlling interest
Income attributable to the ownership that Dr. Goldberg and his family have in NovaPark is reflected as income attributable to non-controlling interest and amounted to approximately $362,000 and $294,000 as of March 31, 2014 and 2013, respectively.
Basic and Diluted Net Loss Attributable to Common Stockholders per Common Share
Dilutive common stock equivalents would include the dilutive effect of convertible securities, common stock options and warrants for common stock. Potentially dilutive common stock equivalents totaled approximately 232,067 shares for each of the years ended December 31, 2013 and 2012, respectively, to be adjusted for a recapitalization to be effective immediately prior to the effectiveness of this offering. Potentially dilutive common stock equivalents were excluded from the diluted earnings per share denominator for all periods because of their anti-dilutive effect. Therefore, the weighted average shares used to calculate both basic and diluted earnings per share are the same.
Liquidity and Capital Resources
Sources of Liquidity
Prior to this offering we have not raised any outside investor capital, and we have no outside debt other than the 2011 mortgage in the amount of $5.6 million guaranteed by us and Dr. Goldberg. All of our novel drug candidates under development and in discovery have been identified in-house, and were not in-licensed; as a result, we have no commitments to pay royalties or milestones to others. Since our inception through March 31, 2014, we have funded our operations principally with U.S. government grants and contracts. Grant funding funds 100% of direct research and development expenses in the approved budgets for each grant or contract, as well as allowable indirect costs used to support overhead expenses. Our current grant funding substantially expires in the third quarter of 2014, and therefore our ability to support our operating costs without additional grant funding and/or external financing, raise substantial doubt about our ability to continue as a going concern. We have applied for significant grant awards or renewals, however, there is no assurance that we will be successful in receiving such awards. In addition to the direct and indirect costs from grant support, we receive 7% of total direct and indirect of costs of the grant award, excluding subcontractor costs. Such fees can be used for any purposes, such as legal costs, intellectual property costs and other costs incurred by us.
As of December 31, 2013, we had cash and cash equivalents of $2,057,000 as compared to $1,404,000 as of December 31, 2012, representing an increase of $653,000, or 46%. As of December 31, 2013, we had working capital of $1,472,000 as compared to working capital of $960,000 as of December 31, 2012, representing an increase of $512,000. The increase in working capital was primarily the result of the tax credit received under the New York State Research and Development program in 2013.
As of March 31, 2014, we had cash and cash equivalents of $2,501,000 as compared to $2,057,000 as of December 31, 2013, representing an increase of $444,000, or 22%. As of March 31, 2014, we had working capital of $1,604,000 as compared to working capital of $1,472,000 as of December 31, 2013, representing an increase of $132,000. Working capital was consistent among the two periods.

Based on our current rate of cash outflows, cash on hand and proceeds from its grant programs, management believes that its current cash will be sufficient to meet the anticipated cash needs for working capital and capital expenditures into the third quarter of 2014. Proceeds from this offering will be used principally to continue or advance our clinical programs from Phase 2 to Phase 3 trials. We will not be able to commence new studies unless we receive the proceeds from this offering or grant or other funding. Further, if we do not receive such additional funding, we will be required to reduce our workforce and curtail certain projects.
We anticipate that we will incur losses for at least the next several years. We expect that our research and development and general and administrative expenses will continue to increase and, as a result, we will need additional capital to fund our operations, which we may seek to obtain through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. Cash in excess of immediate requirements is invested in accordance with our investment policy, primarily with a view to liquidity and capital preservation. Currently, our funds are held in cash and money market bank accounts.
Cash Flows.    The following table sets forth the significant sources and uses of cash for the periods set forth below:

	Year ended December 31,		Quarter ended March 31,
	2013*	2012*	2014	2013
			Unaudited
Net cash provided by (used in):
Operating activities	$1,892,000	$1,065,000	$587,000	$210,000
Investing activities	(67,000)	(48,000)	—	—
Financing activities	(1,172,000)	(429,000)	(144,000)	(279,000)
Net increase (decrease) in cash	$653,000	$588,000	$503,000	$(69,000)

*
  Derived from audited financial information
Years Ended December 31, 2013 and 2012
Operating Activities.    Net cash provided by operating activities of $1,892,000 during the year ended December 31, 2013 was primarily a result of our net income of $1,280,000 and non-cash depreciation expense of $452,000. Net cash provided by operating activities of $1,065,000 during the year ended December 31, 2012 was primarily a result of net income of $992,115 and non-cash depreciation expense of $455,000, partially offset by a reduction in various liability accounts.
Investing Activities.    Net cash used in investing activities of $67,000 during the year ended December 31, 2013 was primarily a result of an investment made in Ohr Cosmetics, for which we own less than 1% of the membership units. We will be selling back our interest effective upon the effectiveness of this offering for the same consideration for which we purchased the shares. Net cash used in investing activities of $48,000 during the year ended December 31, 2012 was primarily a result of capital expenditures.
Financing Activities.    Net cash used in financing activities of $1,172,000 during the year ended December 31, 2013 was primarily a result of payment of the NovaPark mortgage and cash distributions of $1,058,000. Net cash used in financing activities of $429,000 during the year ended December 31, 2012 was primarily a result of the NovaPark mortgage and distributions of $312,000.
Quarters Ended March 31, 2014 and 2013.
Operating Activities:   Net cash provided by operating activities of $587,000 during the quarter ended March 31, 2014 was primarily a result of our net income of $62,000 and non-cash depreciation expense of $112,000, and the collection of $486,000 of our grants receivable that was outstanding at year end. Net cash provided by operating activities of $210,000 during the quarter ended March 31, 2013 was primarily a result of net income of $345,000 and non-cash depreciation expense of $113,000, partially offset by a reduction in various liability accounts.

Financing Activities.   Net cash used in financing activities of $144,000 during the quarter ended March 31, 2014 was primarily a result of payment of the NovaPark mortgage and distributions. Net cash used in financing activities of $279,000 during the quarter ended March 31, 2013 was primarily a result of the NovaPark mortgage and distributions of $270,000.
Future Funding Requirements
To date, we have not generated any revenue from product sales. We do not know when, or if, we will generate any revenue from product sales. We do not expect to generate significant revenue from product sales unless and until we obtain regulatory approval and commercialize BB3 or any of our other product candidates. At the same time, we expect our expenses to increase in connection with our ongoing development activities, particularly as we continue the research, development and clinical trials of, and seek regulatory approval for, our product candidates. Upon the closing of this offering, we expect to incur additional costs associated with operating as a public company. In addition, once we complete Phase 3 trials and subject to obtaining regulatory approval for marketing of any of our product candidates, we expect to incur significant commercialization expenses for product sales, marketing, manufacturing and distribution. We anticipate that we will need substantial additional funding in connection with our continuing operations.
Contractual Obligations and Commitments
We are party to collaborative agreements with universities and other third parties. Certain university laboratories serve as subcontractors on our currently funded grants, and conduct research specified in the grant award that contributes to the objectives of our grant. These entities invoice us for the agreed-upon amounts in the grant application as approved in the respective grant’s Notice of Award. Included among these future obligations are clinical trial agreements in place or to be established with certain clinical testing sites, such as hospitals and clinics, to conduct human studies on BB3 described elsewhere in this prospectus. These entities invoice us for the agreed-upon amounts as approved in the respective grant’s Notice of Award, and are typically cancellable within thirty days of notice.
We enter into contracts in the normal course of business with CROs for clinical trials and clinical supply manufacturing and with vendors for preclinical research studies and other services and products for operating purposes, which generally provide for termination within thirty days of notice or less, and therefore are cancelable contracts and not included as contractual obligations and commitments.
Mortgage.   In July of 2011, NovaPark entered into a mortgage note payable to a bank in the amount of $5,600,000. The note bears interest at a rate of 5.5% for the first seven years of the note and thereafter 275 basis points above the Federal Home Loan Bank of New York Index with a floor of 5.5%. The annual payments under the mortgage are shown in the table below. The loan contains a balloon payment of $3,855,000 that is due in July of 2023. The balances due as of December 31, 2013 and December 31, 2012 were $5,324,535 and $5,440,117, respectively.
The loan includes a provision that $650,000 of the proceeds must be applied to repair and replace certain mechanical and operating equipment as well as to provide for costs of tenant improvements. These provisions were partially completed by NovaPark during 2011 and 2012, the balance being reserved for the vacant area in the building, which is approximately $360,000 at December 31, 2013. The mortgage contains a covenant that NovaPark must maintain a loan to value ratio of 60% and a debt service coverage ratio of not less than 1.40 throughout the duration of the mortgage. NovaPark was in compliance with this covenant at December 31, 2013.
Rent/lease commitment.    We pay a monthly rent to our landlord, NovaPark. Because NovaPark is a variable interest entity and we are, from an accounting perspective, the primary beneficiary, we consolidate NovaPark into our financial statements. Our lease commitment to NovaPark is displayed below, but is eliminated in the consolidation of our financial statements. We also rent office space in a commercial building in Fort Lee, New Jersey, which we expect to extend after completion of this offering.

The following table sets forth the rent and mortgage commitments for next five years.

Year ended December 31,	Annual rent to NovaPark*	Annual rent — Office, Fort Lee, NJ**	NovaPark mortgage payable
2014	$891,615	$30,222	$122,182
2015	922,822		129,172
2016	955,120		135,751
2017	988,549		144,328
2018	1,023,149		152,585

*
  Eliminated in consolidation. The annual rent that Angion pays to NovaPark is subject to an annual adjustment as required by the U.S. government regulations with respect to federally funded rents paid to related parties. Such amounts are eliminated in the consolidation of these financial statements. We have agreed that, effective as of the completion of this offering, NovaPark will increase the rent that we are currently paying to be in line with comparable market rates, and that the proceeds from this offering will be used to pay any amounts in addition to that which the NIH guidelines permit so as not to jeopardize our eligibility for NIH grants in the future.
**
  Lease expires on June 30, 2014.
Licenses with an Unaffiliated Hospital.    In 1998, we entered into an in-licensing agreement with an unaffiliated hospital for exclusive licenses to their intellectual property on the use of HGF and inhibitors thereof for certain medical uses. No payments to the hospital were associated with the maintenance of the license in the years ending December 31, 2013 and 2012. The license was terminated by us in January of 2014, as the underlying patent was approaching its end of term. No products were approved or marketed under these patents while the license was in effect.
In 2000, we entered into an in-licensing agreement with the unaffiliated hospital for exclusive licenses to its intellectual property on peptides and small molecules. Annual fees in the amount of $10,000 per year were payable to the hospital in the years ending December 31, 2013 and 2012. The license was terminated by us in January of 2014, and no longer met our clinical requirements. No clinical studies were conducted or products approved or marketed under these patents while the license was in effect.
Internal controls and Procedures
As of December 31, 2013 and 2012, we concluded that there were material weaknesses in our internal control over financial reporting. A material weakness is a significant deficiency, or a combination of significant deficiencies, in internal control over financial reporting such that it is reasonably possible that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis The material weaknesses that we identified related to a lack of segregation of duties, accounting for complex transactions, disclosure controls and expense cutoff. We have operated without full time employees in the finance area for a number of years, relying on the services of consultants to provide certain accounting and finance functions. If one or more material weaknesses persist or if we fail to establish and maintain effective internal control over financial reporting, our ability to accurately report our financial results could be adversely affected. Although remediation efforts are still in progress, management is taking steps to remediate the material weakness in our internal control over financial reporting, including the implementation of new accounting processes and control procedures and the identification of gaps in our skills base and expertise of the staff required to meet the financial reporting requirements of a public company. We have introduced procedures for proper management and control of payroll, accounts payable, treasury, equity and financial reporting, retaining third-party consultants to review our internal controls and to recommend improvements, and implementing improvements to the design and operation of internal control over financial reporting.
We will be required, pursuant to Section 404(a) of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the year following our first annual report required to be filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by management over our internal control over financial reporting. However, our independent registered public accounting firm will not be required to report on the effectiveness of our internal control over financial reporting pursuant to Section 404(b) until we are no longer an ‘‘emerging growth company.’’ We are in the very early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing or any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are designed and operating effectively, which could result in a loss of investor confidence in the accuracy and completeness of our financial reports. This could cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC.
Off-Balance Sheet Arrangements
We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements as defined under Securities and Exchange Commission rules.
Recent Accounting Pronouncements
In June 2011, the FASB issued authoritative guidance related to the Presentation of Comprehensive Income. This standard eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. The new GAAP requirements were effective for public entities for fiscal years beginning after December 15, 2011 and interim periods within that year, with early adoption permitted. The adoption of this standard did not have an impact to our financial statements.
In May 2011, the FASB issued amended guidance on fair value measurements. This newly issued accounting standard clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. This accounting standard was effective on a prospective basis for annual and interim reporting periods beginning on or after December 15, 2011. The adoption of this standard has not had a material impact on our financial position or results of operations.

OUR BUSINESS
Overview
We are a clinical stage biopharmaceutical company established in 1998 to focus on the discovery and clinical development of novel therapeutic agents to treat acute and chronic organ injury by harnessing the body’s protective, reparative and regenerative systems. The therapeutic strategy we follow and pathways we target were selected to prevent or limit acute injury, to prevent or limit acute injury from evolving into chronic disease and to stabilize, and potentially even reverse, chronic disease. We believe that these treatment objectives address significant unmet medical need. Our clinical programs are currently focused on renal transplantation, acute kidney disease and acute cardiac disease.
One of the body’s powerful regenerative systems is mediated by a growth factor called hepatocyte growth factor, or HGF, which is responsible for activating repair pathways under adverse conditions to prevent cell death and cellular dysfunction, thereby having the potential to limit long-term organ damage following injury or acute disease. We have discovered and developed a small molecule that mimics HGF’s endogenous biological roles of blocking apoptosis (or programmed cell death) and activating regenerative pathways, which can be administered during the post-injury period to achieve a therapeutic effect. Our most advanced drug candidate, BB3, has demonstrated significant benefit in several preclinical models of acute and chronic disease and injury, and is currently in Phase 2 clinical trials for the treatment of delayed graft function, or DGF, in renal transplant recipients.
Renal transplantation is our gateway indication for BB3 in order to reach the market as quickly as possible. We believe that BB3 has the potential to change the paradigm in renal transplantation by improving graft function, reducing the need for post-transplant dialysis, reducing hospitalization time and costs, and increasing the number of successful transplants for a population where demand for available organs greatly exceeds supply. In fact, many potentially useful organs are discarded because of suspected poor quality and unsuitability for transplant. We believe that BB3 has the potential to increase the number of transplantable organs that are otherwise discarded.
BB3 also has the potential to prevent or limit cardiac damage after myocardial infarction, or MI, also known as a heart attack, based on studies in several preclinical models. A significant number of survivors of a heart attack have a poor prognosis because the acute damage to the heart progresses into congestive heart failure, a chronic disease, despite early interventional procedures. By blocking apoptosis, or programmed cell death, and activating repair pathways, BB3 has the potential to preserve heart tissue, and to limit expansion of the injury and its deterioration into heart failure. We initiated a Phase 2 trial of BB3 in patients having an angioplasty procedure immediately post-MI, but this trial was paused because of the participation of a limited number of clinical sites, which resulted in inadequate patient recruitment. No safety issues were reported. This trial will be reactivated at additional sites in order to reach the recruitment target and to proceed with this indication following the present offering.
In preclinical models, BB3 has also been found to have the potential to prevent or limit acute kidney injury, or AKI, caused by toxins, including antibiotics, ischemia (i.e., the interruption or restriction of blood flow to tissues) and ischemia-reperfusion injury (i.e., tissue damage caused when blood supply returns to tissue after a period of lack of oxygen, which creates a condition in which the restoration of circulation results in inflammation and oxidative damage, rather than restoration of normal function). DGF in renal transplantation, as discussed above, is a special case of AKI that occurs in the donated, transported and then transplanted kidney. AKI occurs in approximately 7% of hospitalized patients, and significantly more often in critical care units, with high rates of progression to chronic kidney disease. Patients with compromised renal function placed on cardiopulmonary bypass are particularly susceptible to AKI. We expect to start a Phase 2 trial in this population in the next six to nine months, with the objective of demonstrating a significant reduction in the incidence of AKI in post-cardiac surgery patients with pre-existing compromised renal function.
Our pipeline also includes ANG-3070, a kinase inhibitor with antifibrotic activities, for the treatment of chronic kidney disease and systemic sclerosis, which is an autoimmune connective tissue disease. This novel compound shows preclinical promise in blocking activation of cellular pathways involved in extracellular deposition of matrix (a material produced in excess by injured tissues that causes organ dysfunction and fibrosis) and scar formation.

In addition, we are conducting discovery studies on therapeutically useful, proprietary compounds that target specific cytochrome P450s, or CYPs. CYPs are a large and diverse family of enzymes, some of which are responsible for the detoxification of drugs and ingested toxins, and others which are responsible for the metabolism of endogenous substances such as steroids, vitamins and lipids. We discovered a novel core chemical structure and have the technical expertise to develop derivatives with a goal of tailoring selectivity and developing individual compounds that inhibit a specific CYP and, potentially, modulate the levels of specific endogenous metabolites in order to treat certain acute and chronic diseases. Potential targets for therapeutic applications of such compounds would be for the treatment of fibrosis and breast cancer (CYP26; ANG-3281), solid tumors, including prostate cancer (CYP17; ANG-3279), and chronic kidney disease, hypertension and heart failure (CYP11B2; ANG-3557), as well as for improving the appearance of aged, maturing skin (CYP26; ANG-3522).
Also in the discovery phase is our relaxin mimetic program. Relaxin is a naturally-occurring peptide that acts systemically on cells and tissues to inhibit fibrosis, which is the process of excessive collagen deposition following injury and in certain diseases, which is also responsible for major organ failure. We have discovered novel peptides that mimic relaxin’s biological activities in research model systems. In developing this program, we are focusing on preventing or limiting cardiac damage after MI and treating chronic kidney disease.
We have had the benefit of receiving peer-reviewed, competitive grants and contracts from the National Institutes of Health, or NIH, and the National Science Foundation, or NSF, under the Small Business Innovation Research, or SBIR, program. Since our inception in 1998, we have received more than $55.0 million in grant and contract funding. SBIR funding may continue to support programs from discovery through Phase 2 clinical development, and we intend to continue to compete for these funds in the future to support our programs, especially those programs that are in the discovery stage.
Our corporate headquarters and research facilities are located at 51 Charles Lindbergh Boulevard, Uniondale, New York, and our telephone number is (516) 326-1200. We maintain a website at www.angion.com, to which we regularly post copies of our press releases as well as additional information about us. Our filings with the Securities and Exchange Commission, or SEC, will be available free of charge through the website as soon as reasonably practicable after being electronically filed with or furnished to the SEC. Information contained in our website does not constitute a part of this prospectus or our other filings with the SEC.
Our Strategy
We believe that there is a large unmet medical need and significant market opportunity for patient therapies that prevent or limit acute organ injury, prevent or limit acute organ injury from evolving into chronic disease, and stabilize, and even potentially reverse, chronic disease and organ damage. We believe that BB3, our other drug candidates, and compounds rising through our discovery programs will generate new medications that have the potential to transform the treatment of acute organ injury, and we strive to be the leader in improving the quality and quantity of life for large patient populations. Our principal corporate objective is the maximization of stockholder value by advancing BB3 through Phase 2 clinical development to Phase 3 in renal transplant within the next twelve months, with the goal of obtaining regulatory approval and, ultimately, commercialization. We also plan to continue and complete the multicenter Phase 2 of BB3 trial in MI, and to initiate clinical development of BB3 for AKI. These latter indications affect significantly larger populations than renal transplantation, for which we have an orphan drug designation from the FDA, and Fast Track designation for expedited regulatory review.
We are committed to applying our understanding of molecular modeling, medicinal chemistry and in vitro biology, as well as our expertise with multiple preclinical models of injury and disease to transform the lives of patients with acute and chronic debilitating and costly diseases and conditions. We also seek to support later-stage clinical development of our other clinical and preclinical candidates that we believe show significant potential to advance quickly to commercialization.

The key elements of our strategy are to:
•
  continue the clinical development of BB3 in renal transplantation, advancement into Phase 3 trials and prepare regulatory submissions to the FDA and EMA for approval;
•
  continue BB3 Phase 2 trials in acute MI;
•
  conduct Phase 2 clinical studies on BB3 for acute kidney injury, or AKI;
•
  complete preclinical development of ANG-3070 for the treatment of chronic kidney disease and submit an IND to the FDA;
•
  complete preclinical development of ANG-3281 for the treatment of liver fibrosis, and submit an IND to the FDA; and
•
  continue discovery work on our CYP selectively targeted inhibitor platform and relaxin mimetic program.
We plan to continue in-house the clinical development of BB3 in renal transplantation and advance it into Phase 3 trials and through to regulatory approval. We are, however, considering whether we will license out any of our other programs to partners that have the expertise and resources to commercialize approved drugs or advance drug candidates rapidly into the clinic and onto the market. Currently, we have licensed to Ohr Cosmetics LLC the dermatological use of CYP26 inhibitor ANG-3522 from our platform CYP inhibitor program.
During the years ended December 31, 2013 and 2012, we incurred $3.2 million and $3.7 million in direct research costs, respectively.
Disease Overview and Markets
Renal Transplantation
The increase in the incidence of diabetes, hypertension and metabolic syndrome has resulted in a dramatic rise in the incidence and prevalence of chronic kidney disease, or CKD. Regardless of the initiating factor, the major outcome of CKD is progression to end-stage renal disease. In the United States, kidney failure secondary to both acute and chronic causes is becoming increasingly common, with approximately 600,000 patients currently being treated for end-stage renal disease. Renal transplantation is the most effective and cost-efficient modality of renal replacement therapy. With approximately 16,500 transplants performed in the United States in 2012 (approximately 11,000 kidneys from deceased donors and approximately 5,500 from living donors), renal transplantation is also the most common organ transplant operation performed in the United States. Unfortunately, the number of kidneys available for organ donation has not increased to meet this need, and the gap between “available” kidneys and kidneys needed for transplantation continues to widen. In fact, there are currently over 99,000 patients “waitlisted” for kidneys. Although there is pressure to transplant “extended criteria donor kidneys,” meaning organs of suboptimal quality, most marginal kidneys are discarded rather than engrafted because of high incidence of DGF or primary non-function for renal transplant patients, leading to poor long-term outcome.
DGF is defined as the need for dialysis (the extracorporeal removal of waste products from the blood when the kidneys are in a state of renal failure) within seven days following transplantation. It is a frequent complication during the immediate post-operative period in renal transplantation, affecting up to 50% or higher of patients receiving kidneys from cadavers and approximately 6% of patients receiving kidneys from living kidney donors. Primary non-function is the failure of the engrafted kidney to produce urine. There are no current treatments for DGF or primary non-function for renal transplant patients, other than dialysis until the graft starts producing urine, or return to dialysis until a new kidney can be procured. A successful treatment that prevents or limits DGF has the potential to change the paradigm for renal transplant, which would result in the reduction or elimination of the need for dialysis after transplant surgery, reducing the duration of hospital stay and associated costs and improving the long-term function and survival of the transplant. Reduction in the incidence of primary non-function for renal transplant will reduce transplant failures.

Moreover, a treatment that permits marginal organs to be successfully transplanted will increase the donor pool, reduce the number of end-stage renal disease patients awaiting transplant and reduce morbidity and mortality of dialysis patients who experience a high death rate from atherosclerosis and other diseases. Thus, an effective treatment for DGF would not only improve the outcomes of renal transplantation, but it would also have the potential to greatly increase the donor pool and help close the gap between recipient demand and donor availability.
To date, there is no approved therapeutic agent for DGF. We are also not aware of any other small molecule that mimics the biological effects of HGF in clinical trials for renal transplantation (or any other indication), nor any HGF protein or gene therapy product that is being tested for DGF. While other products are in clinical development for DGF, the mechanisms of action are different from that of BB3.
Myocardial Infarction
Among the many major organ injuries and diseases responsible for significant chronic illness, the prognosis for survivors of MI, or heart attack, can be dire. In the United States, prevalence of coronary artery disease, the leading risk factor for MI, is approximately 16 million, and Americans suffer an estimated 715,000 heart attacks annually; victims who reach an emergency room alive often survive as a result of immediate therapeutic and surgical modalities, such as stent placement and bypass surgery. Despite widespread adoption of these coronary reperfusion therapies, a significant number of patients still go on to develop congestive heart failure: life-altering decreases in functional capacity, life threatening arrhythmias and early death. The socioeconomic impact of MI is not just measured in the more than $100 billion lost in work and spent on the hospitalization and care of survivors, but also encompasses the loss of independence that occurs in these survivors. As the population ages and co-morbidities such as obesity, hypertension and diabetes become more prevalent, this enormous public health burden is likely to increase even further.
To date, there is no approved cardioprotective treatment for use as an adjuvant to reperfusion therapy. We are not aware of any other small molecule that has HGF-like activities, any HGF protein or HGF gene therapy in clinical trials for MI. While there are other products in clinical development for MI, their mechanisms of action are different from that of BB3.
Acute Kidney Injury
Acute kidney injury, or AKI, is characterized by a rapid reduction in kidney function resulting in a failure to maintain fluid, electrolyte and acid-base homeostasis. It covers a wide spectrum of disease, ranging from less severe forms of injury to more advanced injury when acute kidney failure may require renal replacement therapy. AKI can occur as a result of chemotherapy, antibiotic therapy, sepsis, major trauma, and hemorrhage, among others. Following cardiopulmonary bypass, or use of the heart-lung machine, the risk of AKI is approximately 30%. The incidence of AKI varies from 20% to 40% in critical care patients. In the United States, it is estimated that up to 7% of all patients who visit the hospital will experience AKI. Patients with uncomplicated AKI have a mortality rate of up to 10%. If renal replacement therapy is required, the mortality rate rises to as high as 80%. Even if AKI does not occur, there is evidence that patients who experience some degree of renal injury have a much higher incidence of subsequent chronic kidney disease.
The current treatment for AKI is mainly supportive in nature; no therapeutic modalities to date have shown efficacy in treating the condition. There are no approved therapeutic interventions for AKI regardless of origin, but other, competitive therapies include surgical procedures that do not put the kidneys at higher risk of injury, such as off-pump coronary bypass surgery. However, on-pump cardiopulmonary bypass remains the cornerstone for the majority of patients requiring multiple vessel bypass, cardiac or aortic valve repair or replacement, aortic aneurysm repair and repair of large septal defects. Patients who survive AKI can progress to suffer from chronic kidney disease and ultimately end-stage renal disease, for which renal replacement therapy (dialysis or transplant) are the only treatments, yet both have excessive morbidities and mortalities themselves.
Overall, there are approximately one million new cases of AKI annually. As of 2011, more than 615,000 Americans are being treated for kidney failure, also called end stage renal disease, or ESRD. Of these, more than 430,000 are dialysis patients. In 2011, more than 92,000 patients died from causes related to kidney failure. In the intensive care unit, approximately two-thirds of the population develops AKI. BB3 has the potential to be transformative in this significant patient population and reduce progression, morbidity and mortality substantially. Preclinical studies show that BB3 is effective when administered after injury.
The market opportunity for effective treatments for AKI is therefore large. There are a small number of industry drug trials in later stage development. Companies with an active AKI agent or program include AbbVie, Novartis, Thrasos Innovation, NephroGenex and AlloCure. We are, however, not aware of any other small molecule with HGF-like activities, HGF protein or HGF gene therapy in clinical trials for AKI. Thus, while other products are in clinical development for AKI, the mechanisms of action are different from that of BB3.
Chronic Kidney Disease
Chronic kidney disease, or CKD, as it occurs in both diabetic and non-diabetic kidney disease, is characterized by increasing proteinuria (a condition in which urine contains an abnormal amount of protein), declining functional kidney tissue mass and a concomitant decline in renal function. The current estimate is that, in the United States, approximately 26 million persons over 20 years of age have CKD. Over 100,000 persons reach end-stage renal disease every year, a stage that necessitates renal replacement therapy. For those patients on dialysis, the news remains grim: dialysis is a bridge towards transplantation, with five-year survival rates of less than 40%. The annual cost for treating kidney failure in the U.S. was approximately $48.2 billion in 2011.
In addition, recent clinical and experimental evidence suggests that metabolic syndrome, characterized by abdominal obesity, hyperglycemia, hypertension, hypertriglyceridemia and reduced high density lipoprotein levels, is a major risk factor for CKD. As a result of the current obesity and diabetes epidemics, approximately 34% of adults in the United States meet the criteria for metabolic syndrome. Thus, CKD may reach pandemic proportions.
Effective drug therapies for CKD are lacking. Current therapeutic strategies include changes in diet, life-style or medications to alleviate the underlying cause of disease. These approaches undoubtedly slow the progress of renal disease; however, they do not arrest the disease process or reverse established disease, as evidenced by the increasing need for renal replacement therapy. Further, few, if any, of these strategies aggressively target the molecular and cellular programs of fibrosis that drive CKD. A clinically viable antifibrotic and renal reparative strategy has significant potential to overcome CKD, and can serve as an effective adjuvant to currently practiced therapies.
Other diseases
Liver fibrosis.   Liver fibrosis is scar formation in response to chronic injury to the liver. Over time it can progress to cirrhosis, an end-stage, lethal disease. In 2010, number of hospital discharges with chronic liver disease and cirrhosis as the first-listed diagnosis was approximately 101,000. Liver disease claimed approximately 32,000 lives that year. Liver fibrosis afflicts hundreds of millions of people worldwide and patients who die from end-stage liver disease in the United States are commonly afflicted with the hepatitis C virus. The World Health Organization anticipates that liver cirrhosis will continue to be a major global cause of mortality, and projects that, in 2030, more people in the world will die from liver cirrhosis than from other major diseases such as breast cancer or tuberculosis. These populations represent significant unmet need for efficacious treatments.
Breast Cancer.   A woman’s lifetime probability of developing breast cancer is one out of eight. Despite recent breakthroughs, breast cancer remains a devastating disease, with an estimated 226,870 new cases and 39,510 cancer deaths in the United States reported in 2012.

Our Pipeline
We are developing therapeutics for both orphan indications and large clinical markets of unmet medical need. In addition to our BB3 program, we have preclinical discovery and development programs that modulate or harness other cellular pathways to limit acute organ injury and chronic disease. These programs are projected to add new clinical candidates to our pipeline. We believe that our product candidates offer innovative therapeutic approaches and may provide significant advantages relative to current therapies. The following table summarizes our product candidates and programs:

*
  BB3 (under the name Refanalin) has been granted orphan designation by the FDA to improve renal function and prevent DGF following renal transplantation. BB3 was also granted Fast Track designation from the FDA, allowing for expedited regulatory review.
**
  We believe that a Phase 1 trial will not be necessary for this indication because of the safety data already obtained on BB3 from other clinical trials. We intend to submit an IND for this indication within six to nine months from the completion of this offering.
Overview of BB3
HGF is responsible for activating repair pathways under adverse conditions to prevent cell death and cellular dysfunction. HGF is stored in numerous tissues throughout the body and participates in the regulation of blood vessel formation, tissue repair and regeneration, which reduces deposition of extracellular matrix. These biological effects of HGF are mediated by the binding of HGF to its cell surface receptor, called c-Met, which results in activation of downstream signal pathways and its positive biological effects. In preclinical models of renal and cardiac injury, c-Met levels in damaged cells increase starting several hours following injury and remain elevated for up to several days post injury. However, following injury, HGF levels peak early and decline within hours, thus reducing the opportunity to maximally activate the receptor. By administering a compound with HGF-like activity after the injury, we believe that we can take advantage of this expanded window for therapeutic intervention. Studies using BB3 in numerous animal models of injury and disease demonstrate that this window provides the opportunity for successful intervention up to 24 hours or longer. Our clinical trial designs are based upon this observation.
Our President and Chief Executive Officer, Dr. Itzhak D. Goldberg, conducted, along with his colleagues, studies on HGF that identified new and important biological activities that could be transformative in the treatment of acute organ injury if these and other properties of HGF could be safely and effectively delivered to patients. Our company was established with the goal of pursuing therapeutic applications of the HGF-c-Met pathway and other strategies related to the treatment of acute and chronic organ injuries.

A small molecule designed to mimic the bioactivity of HGF brings significant clinical advantage over protein or gene therapies with regard to manufacture, storage, safety and delivery. Using our drug discovery engine that employs rational drug design, medicinal chemistry and in vitro and in vivo discovery biology, we discovered several families of small molecule compounds that induce HGF-like biological activities. Among these compounds is our most advanced compound, BB3. BB3 is a small organic molecule (molecular weight of less than 500 daltons) that is manufactured by a straightforward, three-step, non-chiral synthesis. We have manufactured pharmaceutical-grade BB3 in accordance with cGMP requirements and conducted GLP compliant preclinical safety studies to support our clinical testing program. We have not observed any activity of BB3 on receptors other than c-Met, and the safety profile of intravenous BB3 dosing in GLP-compliant preclinical studies and in humans so far has not been associated with serious drug related adverse events. BB3 activates the HGF receptor, c-Met, and is effective in numerous preclinical models of acute organ injury of the kidney, heart, liver, lungs and other organs induced by toxins or interruption of blood flow, among other injuries. These positive results serve as the basis for pursuing BB3 in the clinic for acute injury to the kidneys and heart.
We have submitted four INDs on BB3 to the FDA, all of which have become effective. The nonclinical studies and clinical trials conducted or ongoing under these INDs are summarized below.
Phase 1 Safety and Pharmacokinetics Studies in BB3
During 2007 and 2008, we conducted a first-in-human clinical trial on BB3 using intravenously-administered BB3 in order to evaluate safety and pharmacokinetics (i.e., the study of the bodily absorption, distribution, metabolism and excretion of drugs) in healthy volunteers. The IND was submitted on May 24, 2006. Thirty subjects were enrolled in the double-blind, placebo-controlled, single infusion, dose escalation study at Mount Sinai Medical Center in New York, New York, and Dedicated Phase I in Phoenix, Arizona. Dose levels were 0.03, 0.15, 0.75, 3 or 6 mg/kg. A comprehensive safety evaluation protocol was followed, including continuous cardiac monitoring. All data were found to be within normal limits, and there were no clinically significant cardiac events or other abnormalities. No dose limiting toxicity was observed, and BB3 was well-tolerated. In the highest dose group, some volunteers noted transient metallic taste that disappeared at the end of the BB3 infusion.
In 2008, under the same IND as above, a Phase 1 pharmacokinetics and safety trial in stable adult hemodialysis patients was conducted using 0.75 mg/kg intravenously administered BB3 in patients with severe renal impairment. Because renal transplant recipients with a non-functioning transplant are similar with regard to renal status to renal failure patients on dialysis, this patient population allowed us to determine whether dose adjustment would be necessary in transplant recipients, as well as in renally-impaired patients in other planned AKI studies. Five patients were enrolled at the Rogosin Institute in New York, New York, and were administered two infusions of BB3, one infusion immediately prior to a dialysis session (on-dialysis), and one infusion 24 hours after a dialysis session (off-dialysis). BB3 was well-tolerated without drug-related adverse events or serious adverse events, and the plasma exposure profiles of BB3, measured as area-under-the-curve, were not substantially different between renally impaired patients and healthy subjects, or between on-dialysis and off-dialysis treatments (patients off-dialysis: 216 ± 52 ng•hr/mL; patients on-dialysis 287 ± 128 ng•hr/mL; healthy volunteers, 258 ± 69 ng•hr/mL). These studies in renally impaired patients and healthy subjects were not designed or powered to detect small differences in plasma exposure to BB3, which small differences would not necessitate dose adjustment. These plasma exposure results suggest that a dose adjustment would not be necessary in renally impaired subjects.
From 2010 to 2012, a Phase 1 safety, tolerability and pharmacokinetic trial was conducted using single and repeat IV infusions of 0.25mg/kg BB3 in patients with liver fibrosis. The IND was submitted on June 8, 2009. This clinical trial was designed to assess whether BB3’s pharmacokinetics would be altered in patients with liver impairment, and was conducted at Beth Israel Deaconess Medical Center in Boston, Massachusetts. Five patients were enrolled and administered with BB3; three patients completed the study and two dropped out due to adverse events unrelated to BB3. No safety concerns were reported. Because of new curative protocols for hepatitis C virus infection that became available during this trial, the site had difficulty finding additional patients, and the trial was closed. Nonetheless, the available data indicates that the BB3 plasma levels in liver impairment increases by three-fold compared with normal volunteers, and suggests that a dose adjustment (reduction) may be necessary in patients with chronic liver disease.

Additional safety data on BB3 was obtained from a 48-subject trial using oral dosing. The IND was submitted on July 16, 2009. A single-blind, placebo-controlled Phase 1 trial of BB3 administered orally as single doses and five repeat daily doses of 40, 200, 400, 600 or 800 mg in healthy volunteers was conducted at Dedicated Phase I in Phoenix, Arizona, and Clinical Pharmacology of Miami in Florida. No safety concerns were reported from this trial. Our current focus is on acute indications using intravenously administered BB3. We may, however, extend our clinical program to include oral BB3 in the future, although we have not acquired sufficient data to support such applications yet.
Phase 2 Clinical Studies in BB3
Two multi-center Phase 2 trials, described below, are currently ongoing in renal transplant recipients. In 2012, we initiated a Phase 2 study in MI patients, which, after enrolling five patients, was paused due to administrative delays and the termination of the government funding period. No drug-related adverse events were reported. We expect to resume this trial using a portion of the proceeds from this offering at additional sites in order to reach the recruitment target and to proceed with this indication.
The FDA has granted us orphan drug designation for the use of BB3 under the name Refanalin® to improve renal function and prevent DGF following renal transplantation. We were also granted Fast Track designation from the FDA, allowing for expedited regulatory review for the same indications. Two double-blind, placebo-controlled Phase 2 trials are underway in the United States and European Union. Once these trials are completed, we intend to move BB3 rapidly into Phase 3 testing.
Phase 2 trial on the efficacy of BB3 in treating DGF in renal transplant patients in the United States.
This safety and efficacy trial was designed to evaluate the effect of BB3 on improving renal function in patients who have undergone renal transplantation, have signs and symptoms of significant renal injury and are candidates for post transplantation dialysis. The IND was submitted on February 27, 2009. The study is ongoing at several sites in the United States: the University of Maryland Medical Center in Baltimore, Maryland; The Methodist Hospital Research Institute in Houston, Texas; University of Buffalo in Buffalo, New York; and Georgetown University in Washington, D.C.; we plan to add the California Institute for Renal Research in San Diego, California, as an additional site in the second quarter of 2014. A total of thirty patients are to be enrolled. Transplant recipients with low or no urine output are randomized to receive placebo or 2 mg/kg BB3, administered daily by a ten-minute intravenous infusion for three days, starting within 36 hours of transplant. The primary endpoint is mean time until production of one liter of urine in 24 hours, and the secondary endpoints are renal function assessed by creatinine clearance and serum creatinine, number of dialysis sessions required, total daily urine output, incidence of DGF, number of acute rejection episodes and length of hospitalization. The objectives of the trial are to assess the effects of BB3 on renal function, increased morbidity, length-of-hospital-stay and cost of DGF and, in the long term, the effects of BB3 on graft viability and function, rejection, the need for re-transplantation and mortality. Completion of patient dosing, final assessments and unblinding of the trial results are anticipated to occur in the fourth quarter of 2014 or first quarter of 2015.
Phase 2 trial on the efficacy of BB3 in treating DGF in renal transplant recipients in the European Union: a paired donor study (Clinical trial application approved by the Netherlands competent authority April 19, 2010, and by the ethics committee September 23, 2010)
This safety and efficacy trial of BB3 in renal transplantation was designed to engraft both kidneys from a donor with poorer quality kidneys, also known as “marginal kidneys” or “expanded criteria donor kidneys.” into two recipients in the same hospital, one of whom receives BB3 and the other placebo. This thirty-six patient trial is ongoing in the European Union, where the paired-donor design is feasible, at the Clinical Trial Center Maastricht B.V. in Maastricht, The Netherlands, and at The Freeman Hospital, Newcastle-upon-Tyne, United Kingdom. We are planning a third site at the Hospital Clinico San Carlos in Madrid, Spain, and plan to start recruiting in April 2014. In this study, 2 mg/kg BB3 or placebo is administered intravenously by a ten-minute infusion, once daily for four days starting six to nine hours post-transplantation. The primary endpoint is renal function assessed by creatinine clearance, and the secondary endpoints are serum creatinine, number of dialysis sessions required, mean total daily urine output, incidence of DGF, number of acute rejection episodes and length of hospitalization. Donors in this trial overall may have up to 90% incidence in “expanded criteria donor kidneys.” This trial is also intended to demonstrate successful transplant of marginal kidneys that would usually be discarded. Completion of patient dosing, final assessments and unblinding of the trial results are is anticipated to occur in the fourth quarter of 2014 or first quarter of 2015.
The results of an analysis of clinical safety data to date was provided by the Data Safety Monitoring Board, or DSMB, on March 7, 2014. The DSMB stated that there is no evidence of a safety trend or signal in the 114 treated subjects in five clinical trials, and no safety event was thought to be related to study drug. The DSMB recommended that studies continue per protocol.
The primary clinical endpoints selected for the United States and European Phase 2 studies are meaningful indicators of renal function and both studies are collecting data on similar outcome measures. Analyses across the studies can be conducted at this stage in clinical development. We anticipate using all of the endpoints to analyze data from the individual studies as well as a merged database to detect a signal for efficacy. Following the unblinding and analysis of the two Phase 2 trials described above, we plan to meet with the FDA for an end-of-Phase-2 meeting and obtain feedback on the proposed protocol including endpoints for a pivotal Phase 3 trial for registration, as well as any remaining studies that may have to be conducted before submitting an NDA. Our chemistry, manufacturing and controls, or CMC, plans will also be discussed during this meeting, such that we can reach agreement on the BB3 and formulation manufacturing data packages. Depending upon the discussions at the end-of-Phase-2 meeting, we will decide about the need for a Special Protocol Assessment. We anticipate starting Phase 3 trials in 2015.
BB3 Clinical Program in Myocardial Infarction
We initiated a double-blind, placebo-controlled Phase 2 trial in patients undergoing angioplasty following an MI with a principal investigator at Yale University Medical Center in New Haven, Connecticut, under support of an NIH clinical grant. The protocol to conduct this study was submitted to FDA on June 6, 2011. Subsequently, an additional site was added: Minneapolis Heart Institute Foundation in Minneapolis, Minnesota. Primary outcome measures are reduction in infarct size at six months, and degree of late ventricular remodeling at six months; secondary endpoints include cardiac markers, cardiac functional analysis, mortality and other measurements of heart function and quality of life. Infarct size is a measure of the extent of damage to the heart muscle; a greater infarct size indicates that more cardiac muscle has been damaged. Degree of late ventricular remodeling measures the change in volume of the left ventricle, the damaged part of the heart in enrolled subjects, after an MI; increased ventricular volume is a sign of damage and decreased ventricular function. Cardiac markers are enzymes and other proteins released into the blood from damaged heart tissue, and measure the occurrence and extent of heart muscle damage. Cardiac functional analysis includes measures of ventricular size (increase indicates poorer function) and geometry, ventricular function and ventricular wall fiber strain, which assess cardiac function. These outcome measures are standard assessments of heart function in clinical studies. Eighty patients were to be enrolled, and the effect of four daily doses of 2 mg/kg BB3 or placebo was to be evaluated when administered within six hours of the onset of persistent symptoms of MI. However, funding ended for the trial after five subjects were dosed. A senior member of the Yale cardiology department subsequently applied independently for grant funding to continue the trial.
We intend to restart this trial upon completion of this offering and include multiple sites in order to complete enrollment within 18 months after resuming the trial and unblinding of the trial results after the last (six-month) assessment of the last patient to complete the study by the second half of 2016.
We will need to obtain financing in addition to the funds to be raised from this offering in order to continue clinical trials in MI into Phase 3 trials. Alternatively, we may seek a partner to co-develop BB3 for this indication.
BB3 Clinical Program in Acute Kidney Injury
BB3 offers several advantages as a potential therapeutic agent for the treatment for patients with AKI. We are not aware of any approved therapeutic interventions for AKI. Our studies in several preclinical models of kidney injury caused by ischemia, toxins and obstruction of the ureter have demonstrated that BB3 has therapeutic effects on preventing or limiting acute renal damage. Data shown from our renal models in different animal species demonstrated the return of urine production and normalization of serum creatinine and BUN (blood urea nitrogen) levels when BB3 was administered 24 hours after injury. These effects were confirmed in a large animal study conducted at a major academic research laboratory.
Building on the safety data already collected on BB3 administered by intravenous, or IV, infusion in our Phase 1 trials, we plan to conduct a two-part Phase 2 trial in which patients, after onset of AKI following cardiac surgery requiring cardiopulmonary bypass, or “on pump.” The first part of the proposed trial is a double-blind, placebo-controlled, randomized, safety and pharmacokinetic trial in eight patients who experience AKI within three days following heart surgery. Patients will be administered a single dose BB3 or placebo by IV infusion within 12 hours after diagnosis of AKI. Safety and renal function will be assessed, and the blood levels of BB3 will be determined in order to select the appropriate dose level for the second part of the study, which has a similar design but provides repeat dosing of BB3. In the second part of the proposed trial, sixty patients with AKI following on-pump open heart surgery will be administered three daily infusions of BB3 or placebo, in a double-blind study design. Renal function as well as safety parameters will be recorded at various times up to 90 days after BB3 administration. From this trial, we intend to obtain evidence that BB3 is efficacious as a therapy for AKI. Once this milestone is achieved, additional patients will be added in an expanded trial with the same study design.
We anticipate submitting an IND for this Phase 2 trial within six to nine months following the completion of this offering, which we believe will take 18 to 24 months to complete, and expect that we will need to obtain financing in addition to the funds to be raised from this offering in order to continue this trial into Phase 3. Alternatively, we may seek a partner in the cardiovascular space to co-develop BB3 for this indication.
ANG-3070 (Kinase Inhibitor) as a Preclinical Development Candidate for Chronic Kidney Disease
Our experience on the causative mechanisms and potential therapeutic interventions in kidney disease, our expertise with multiple and etiologically distinct renal injury and disease models of CKD as well as our clinical program in renal transplantation led us to explore additional pathways that could be successfully targeted to avert or limit the progression of AKI into CKD. Activation of pathways that lead to organ failure as a consequence of excessive fibrosis are often triggered by cellular receptors that respond to abnormally elevated levels of growth factors. These cell surface receptors are receptor protein kinases that when activated trigger a cascade of intracellular protein activation, ultimately reprogramming the cell to produce extracellular material that is the hallmark of fibrosis.
Focusing on these receptors as targets for selective inhibition by a single compound, we discovered a class of novel kinase inhibitors with ANG-3070, an orally bioavailable small molecule, as the most advanced compound. ANG-3070 was tested in preclinical renal injury models both alone and in combination with current standard-of-care therapy. We showed that ANG-3070 is efficacious in a rodent renal injury model when used alone. In this model, standard-of-care therapy showed limited benefit but the inclusion of ANG-3070 normalized renal function. ANG-3070 also has shown anti-fibrotic activity in several other models of organ fibrosis, including the lung and skin. To our knowledge, ANG-3070 is the only orally bioavailable inhibitor that has shown to have therapeutic benefit when used in combination with standard therapy in CKD. No adverse dose-limiting toxicity has been observed to date in non-GLP studies conducted in rodents at our facility.
We intend to advance ANG-3070 through preclinical development using a portion of the proceeds from this offering, in order to submit an IND to the FDA for first-into-human trials within 18 months following the completion of this offering.
Our CYP Inhibitor Platform
Through molecular modeling and rational drug design, we have built a proprietary platform to create highly specific libraries of CYP inhibitors. Cytochrome P450 enzymes, or CYPs, are a large and diverse family of enzymes, which include enzymes responsible for the metabolism of drugs and ingested toxic substances, as well as other enzymes responsible for the metabolism of endogenous substances such as steroids, vitamins and lipids. We have discovered a novel core chemical structure and the technical expertise to modify and tailor a compound’s selectivity to inhibit a specific CYP and modulate the levels of specific endogenous compounds. This provides us with the opportunity to target multiple pathways for treating different diseases.

CYP26 Inhibitors.   Our most advanced CYP inhibitor compounds selectively and potently inhibit CYP26, which is responsible for degrading vitamin A metabolites such as all-trans retinoic acid, or ATRA, the biologically most active form of vitamin A. By inhibiting CYP26, endogenous levels of ATRA can be elevated, which is therapeutically useful in a number of conditions and diseases, such as cancer (including leukemia and solid tumors), inhibiting fibrosis and preventing damage to the skin. Elevating ATRA levels by oral or topical ATRA administration is frequently associated with toxicity.
We have identified potent and selective orally bioavailable CYP26 inhibitors for potential applications in major organ damage, such as liver fibrosis, and certain cancers. Compound ANG-3281 inhibits liver fibrosis, and we plan to advance this compound through preclinical development and submit an IND to conduct first-in-human trials. Inhibition of CYP26 raises endogenous ATRA levels, which then inhibits the activation of the pro-fibrotic hepatic stellate cells, a type of liver cell, and stimulates the regeneration of hepatocytes, the major cell type in the liver. The combination of these factors results in an anti-fibrotic activity. By raising endogenous ATRA levels, ANG-3281 also stimulates the differentiation of breast cancer cells and thus inhibits tumor growth in several preclinical models of breast cancer.
ANG-3522 was developed as a potential dermatological ingredient for improving the appearance of aged, mature and sun-damaged skin, and the dermatological uses of ANG-3522 have been licensed to Ohr Cosmetics LLC. ANG-3522 has undergone skin irritation studies as a cosmetic formulation, and the compound was shown to be non-irritating. Ohr Cosmetics plans to start evaluating ANG-3522 for improving the appearance of skin in subjects with sun damage in mid-2014.
CYP11B2 Inhibitors.   We have also discovered inhibitors of CYP11B2, also called aldosterone synthase. Inhibitors of aldosterone synthase reduce serum aldosterone levels, which plays a key role in the pathology of hypertension, heart failure and CKD. We are exploring the efficacy of our CYP11B2 inhibitor ANG-3557 as a potential treatment in patients with CKD that is resistant to standard of care therapies that often do not remain effective over time.
CYP17 Inhibitors.   We have also identified potent small molecule inhibitors of CYP17, a key enzyme involved in testosterone biosynthesis. Since the majority of prostate cancers critically depend on androgens such as testosterone for growth, androgen deprivation therapy is a frontline treatment for advanced prostate cancer. We are exploring the potential of our CYP17 inhibitors including ANG-3279 in preclinical models of prostate cancer.
Our Relaxin Mimetic Program
Relaxin is a naturally-occurring peptide that acts systemically on cells and tissues to inhibit fibrosis (the process of excessive collagen deposition following injury and in certain diseases) which is also responsible for major organ failure. We have discovered novel peptides that mimic relaxin’s biological activities in research model systems. A recently completed Phase 3 clinical trial of human relaxin (serelaxin) conducted by Novartis showed efficacy in patients with acute heart failure, and is currently undergoing additional Phase 3 testing. A proprietary relaxin mimetic would provide better characteristics than the original biologic, including the ability for subcutaneous administration or even delivery by nasal, pulmonary or oral routes.
We have conducted molecular modeling studies on relaxin and its receptor and identified novel peptides that exhibit relaxin-like activity, and are less costly to manufacture than relaxin. Our most advanced relaxin mimetic peptide, ANG-4011, is at the discovery stage for potential treatment of CKD and liver fibrosis, as well as to prevent or limit adverse cardiac remodeling following acute MI. We are conducting further evaluation of ANG-4011 with the intention to advance it into preclinical development in the near future.
There are no relaxin mimetics approved for marketing, and we are not aware of any in clinical development. Our short-length relaxin mimetic peptides, such as ANG-4011, provide multiple advantages, including a significantly lower cost of goods and shorter production periods compared to recombinant human or chemically synthesized relaxin, and the added potential for non-injectable delivery, by which the available patient population can be significantly expanded.

Intellectual Property
The proprietary nature of, and protection for, our product candidates, processes and know-how are important to our business. We have sought patent protection in the United States and internationally for our small molecule compounds that have HGF-like activities (including BB3), our CYP inhibitors (including ANG-3522 and ANG-3281), our kinase inhibitors (including ANG-3070), and our relaxin mimetic peptides (including ANG-4011). Our patent strategy is broad, as we seek to protect our product candidates as well as analogues of these compounds. We seek composition of matter, pharmaceutical compositions and related method claims, including methods of use claims where patentable, both in the United States and in major countries of the world for each of these types of small molecule compounds, and will add others of interest as they arise in our discovery programs. Our policy is to pursue, maintain and defend patent rights in order to protect the technology, inventions and improvements that are commercially important to the development of our business. We also rely on trade secrets that may be important to the development of our business.
Depending upon the timing, duration and specifics of FDA marketing approval of BB3 and our other product candidates, if any, one or more of our United States patents may be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. We also may be eligible for similar restoration of our European patents under supplementary protection certificate rights.
Our commercial success will depend in part on obtaining and maintaining patent protection and/or trade secret protection of our current and future product candidates, including of methods used to develop, manufacture, formulate, and/or use them; our commercial success may also depend in part on our ability to successfully defend our patent and/or trade secret rights against third-party challenges. Our ability to stop third parties from making, using, selling, offering to sell or importing our products may depend on the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our product candidates, discovery programs and processes. Additionally, we cannot be certain that we will always be able to establish sufficient ownership rights to ensure complete or necessary control over our intellectual property rights as required in order to obtain, maintain, and/or enforce them. For these and more comprehensive risks related to our intellectual property, please see “Risk Factors — Risks Relating to Our Intellectual Property.” The dates provided below for terms of United States and foreign patents assume in all cases that claims issue that cover a company’s marketed compound or composition, and that the appropriate maintenance, renewal, annuity, or other governmental fees are paid to maintain the patent in force for the full extent of its term and any extension thereof.
BB3
The patent portfolio for BB3 includes patents and patent applications that specifically claim BB3 analog compounds, as well as patents and patent applications that claim pharmaceutical compositions whose active agent is BB3 or a BB3 analog. The portfolio also includes patents and applications with claims to methods of using BB3, its analogs, or pharmaceutical compositions containing them, as well as other associated methods. As of December 31, 2013, we owned four United States patents, one pending United States patent application and corresponding foreign patents and patent applications in this area. One of the U.S. patents and patents in Australia, China, Europe and Israel cover pharmaceutical compositions comprising BB3. A foreign patent covering BB3 analogues has also been granted in India. Patent applications are pending in Canada and Hong Kong. Divisional applications are pending in Europe and Japan. The granted European patent has been validated in the following European countries: Denmark, France, Germany, Great Britain, Hungary, Ireland, Italy, Luxembourg, Monaco, Netherlands, Sweden and Switzerland/Liechtenstein.
We have issued claims to pharmaceutical compositions containing BB3 and methods of use that should remain in force, if the appropriate maintenance, renewal, annuity or other governmental fees are paid, in the United States between 2023 and 2024, and in the rest of the world until 2023. Other patents and applications claiming analogues of BB3 are anticipated to expire between 2023 and 2024. Under the Hatch-Waxman Act, a patent restoration term of up to five years in the United States may be available. We also may be eligible for similar restoration of our European patents under supplementary protection certificate rights.
BB3 Formulation
An aqueous formulation of BB3 and analogues of high solubility suitable for intravenous administration is the subject of claims in a patent application filed in the United States, Canada, China, Europe, Hong Kong, India, Israel and Japan, that if issued with claims that cover the marketed product, should provide patent protection until 2029, assuming payment of all appropriate annuities and/or maintenance fees.
BB3 Intermittent Dosing
We discovered that less frequent than daily administration of BB3 and analogues provides efficacy in preclinical models, and methods of use claims for this purpose were filed in the United States, Australia, Canada, Europe, Israel and Japan. If a patent issues with claims that cover the marketed product’s dosing regimen, it may be able to provide patent protection until at least 2031, assuming payment of all appropriate annuities and/or maintenance fees.
Use of BB3 and analogues in COPD and Scleroderma
We have issued United States patents on the use of BB3 and analogues for the treatment of chronic obstructive pulmonary disease, or COPD, and scleroderma, which expire in 2028 and 2029, respectively. Scleroderma is a disease that involves the buildup of scar-like tissue in the skin. It also damages the cells that line the walls of the small arteries.
Kinase Inhibitor Program
Compound, pharmaceutical composition and methods of use claims to our kinase inhibitors is covered in an international patent, or PCT, application filed in 2013 under the Patent Cooperation Treaty which, if claims issue covering marketed compound(s), could provide patent protection until 2033, assuming payment of all appropriate annuities and/or maintenance fees. We intend to file this application in the same foreign countries as our other composition of matter patent applications.
CYP Inhibitor Program
We have sought broad patent coverage for our CYP26 inhibitor program. Compositions of matter, pharmaceutical compositions and associated methods, including methods of use for inhibiting CYP26 are protected in an issued United States patent and in pending patent applications. The issued United States patent will expire in 2031, assuming payment of all appropriate annuities and/or maintenance fees. Patent applications are pending in the United States, Australia, Canada, China, Europe, Israel, India and Japan. We also intend to file for worldwide protection of a new series of CYP26 inhibitors, which could have patent protection until 2035.
Use of CYP26 inhibitor ANG-3522 for dermatologic indications is licensed to Ohr Cosmetics LLC. See, “Licenses, Collaboration and Other Agreements.”
Relaxin Mimetics Program
A PCT patent application covering ANG-4011 and related relaxin mimetic peptide compounds, pharmaceutical compositions and methods of use is pending. United States and foreign patents that may issue from this application have the potential to provide protection until 2033, assuming payment of all appropriate annuities and/or maintenance fees.
Other Intellectual Property
In addition to the intellectual property covering the compounds, compositions and methods relating to of our main programs described above, we also have an issued patent and pending patent applications on other programs, such as several families of poly (ADP-ribose) polymerase (or PARP) inhibitor compounds issued and pending in the United States, the use of a certain genus of CYP26 inhibitors in chronic obstructive pulmonary diseases (United States only) and enhancement of cellular transplantation using BB3 and analogues (United States only). A U.S. provisional and PCT applications are pending on peptide relaxin mimetics, including combinations and methods of use for treatment of various conditions and diseases. We also have intellectual property relating to lysophosphatidic acid A1 (or LPA1) receptor antagonists which is pending in a PCT application.
Licenses, Collaboration and Other Agreements
License with Ohr Cosmetics, LLC.   In November 2013, we entered into a license agreement with Ohr Cosmetics, LLC. Under the terms of the License Agreement, we granted an exclusive worldwide license, with the right to sublicense, for the use of our CYP26 inhibitor ANG-3522 in dermatological products. We will be reimbursed for patent and legal costs related to the license, a single-digit royalty on gross revenues of products incorporating ANG-3522, and milestone payments of up to $9 million based on achievement of gross revenues milestones. The agreement will terminate on the later of 15 years from the first commercial sale of a licensed product, and the last to expire licensed patent rights. Ohr Cosmetics shall have no right to terminate the agreement, but Angion shall have the right to terminate upon the bankruptcy or dissolution of Ohr Cosmetics.
Licenses with an Unaffiliated Hospital.   In 1998, we entered into an in-licensing agreement with an unaffiliated hospital for exclusive licenses to their intellectual property on the use of HGF and inhibitors thereof for certain medical uses. No payments to the hospital were associated with the maintenance of the license in the years ending December 31, 2013 and 2012. The license was terminated by us in January of 2014, as the underlying patent was approaching its end of term. No products were approved or marketed under these patents while the license was in effect.
In 2000, we entered into an in-licensing agreement with the unaffiliated hospital for exclusive licenses to its intellectual property on peptides and small molecules. Annual fees in the amount of $10,000 per year were payable to the hospital in the years ending December 31, 2013 and 2012. The license was terminated by us in January of 2014, and no longer met our clinical requirements. No clinical studies were conducted or products approved or marketed under these patents while the license was in effect.
Grants
Our research and development activities have been primarily funded by federal government grants awarded by the NIH. These grants are cost plus fixed fee agreements where we are reimbursed for our direct and indirect costs plus an obligated profit margin. Only costs that are allowable under the Federal Acquisition Regulations and the NIH’s supplemental policy and procedure manual may be claimed for reimbursement, subject to government audit. To date we have received over $57.0 million in grant funding from the NIH and NSF, and we were recently notified of the intention to receive a grant on evaluating ANG-3070 in chronic kidney disease from the Department of Defense. Currently there are 9 active grants. These include Phase 1 and Phase 2 grants, that generally have a duration of 1-2 years and 2-3 years, respectively. In order to be eligible for the additional year(s) of an approved grant, we must submit an annual report prior to the release of the next year’s funds. In addition, a final report is due following the completion of the grant period. Positive results from a Phase 1 grant can provide the basis for an application for a Phase 2 award. In some cases Phase 2 grants can be competitively renewed. After Phase 2 grants, under the SBIR program, the government encourages applicants to seek funding outside of the government, in the so-called SBIR phase 3 grants.
Manufacturing
We do not own or operate manufacturing facilities for the production of any of our product candidates, nor do we have plans to develop our own manufacturing operations in the foreseeable future. We currently rely on one third-party contract manufacturer for all of our required raw materials, active pharmaceutical ingredient, or API, and finished drug product for our preclinical research and clinical trials, including the Phase 2 trial for BB3 for the treatment of DGF in renal transplant. We believe that we would be able to contract with another third-party contract manufacturer to obtain API if our existing source of API was no longer available, but there is no assurance that API would be available from another third-party manufacturer on acceptable terms, on the time frame that our business would require, or at all. We do not have long-term agreements with our existing third-party contract manufacturer. We also do not have any current contractual relationships for the manufacture of commercial supplies of any of our product candidates if they are approved. As BB3 and our other product candidates continue to progress towards potential regulatory approval, we intend to enter into agreements with a third-party contract manufacturer and one or more back-up manufacturers for the commercial production of those products. Development and commercial quantities of any products that we develop will need to be manufactured in facilities, and by processes, that comply with the requirements of the FDA and the regulatory agencies of other jurisdictions in which we are seeking approval. We currently employ internal resources to manage our manufacturing contractors.
Sales and Marketing
We currently have no marketing, sales or distribution capabilities. In order to commercialize any of our product candidates, we must develop these capabilities internally or through collaboration with third parties. In selected therapeutic areas where we feel that our product candidates can be commercialized by a specialty sales force that calls on a limited and focused group of physicians, we may plan to participate in the commercialization of our product candidates in the United States. In therapeutic areas that require a large sales force selling to a large and diverse prescribing population, we may elect to commercialize through, or in collaboration with, strategic partners. We may choose to commercialize our products in markets outside of the United States by establishing one or more strategic alliances in the future.
Competition
The biopharmaceutical industry is characterized by intense competition and rapid innovation. Although we believe that our product candidates offer innovative therapeutic approaches and may provide significant advantages relative to current therapies in the treatment of acute organ damage and our other therapeutic areas, our competitors may be able to develop other compounds or drugs that are able to achieve similar or better results. Our potential competitors include major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies and universities and other research institutions. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. We believe the key competitive factors that will affect the development and commercial success of our product candidates are efficacy, safety and tolerability profile, reliability, convenience of dosing, price and reimbursement.
Our most advanced product candidate, BB3, is currently being developed for improving the outcome of renal transplantation by preventing or limiting DGF, which necessitates dialysis and prolonged hospital stays. BB3 is also being pursued for MI and acute kidney injury. Although there currently are no other drugs approved for DGF, Opsona Therapeutics and Alexion Pharmaceuticals are pursuing the same indication, and there may be other companies with candidates in development. Thrasos Innovation and AlloCure are pursuing acute kidney injury indications, and NephroGenex is pursuing chronic renal disease. These approaches address mechanisms of action than are different from BB3. BB3 is a small molecule that has similar biological activities of HGF. We are not aware of any other companies pursuing a small molecule that mimics HGF’s activities in the clinic. Trials in critical limb ischemia patients using HGF DNA plasmid (i.e., gene therapy) have been conducted by the company AnGes MG. We are not aware of the status of their program.
Our proposed use of kinase inhibitor ANG-3070 is to treat chronic kidney disease. We are not aware of other companies pursuing this indication, but other companies have reported kinase inhibitors under development for other indications.
We are not aware of any programs in which selective CYP26 inhibitors are currently being evaluated in the clinic for organ fibrosis or cancer indications. Our orally bioavailable and selective CYP26 inhibitors are therefore unique and without direct competition in these therapeutic areas. Liarozole and talarozole, compounds that are less selective and potent than our proprietary compounds, have shown benefit in models of ichthyosis and have received orphan drug status in the United States and Europe, respectively, for the treatment of ichthyosis by oral administration. Ichthyosis is also one of the indications we are pursuing for our CYP26 inhibitors, which is currently in the discovery phase. By using more selective compounds optimized for topical application, we expect to favorably compete with other programs by improving the appearance of the skin, while not eliciting topical or systemic adverse effects. However, no clinical trials or pre-clinical development has been conducted as of this date.
Our discovery stage program on relaxin mimetic peptides address large patient populations afflicted with acute heart failure and fibrosis, for which other companies including Sanofi, Novartis, Anges-MG, InterMune and Reata Pharmaceuticals have marketed products or have investigational products under development.
Government Regulation and Product Approval
Governmental authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, packaging, promotion, storage, advertising, distribution, marketing and export and import of products such as those we are developing. Our product candidates must be approved by the FDA through the NDA process, and a new biologic must be approved by the FDA through the biologics license application, or BLA, before it may be legally marketed in the United States and will be subject to similar requirements in other countries prior to marketing in those countries. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.
United States Government Regulation
NDA and BLA Approval Processes
In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or the FDCA, and in the case of biologics, also under the Public Health Service, or PHSA, and implementing regulations. The process of obtaining regulatory approvals and subsequent compliance with appropriate federal, state, local, and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the product development process or approval process, or after approval, may subject an applicant to administrative or judicial sanctions, any of which could have a material adverse effect on us. These sanctions could include:
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  refusal to approve pending applications;
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  withdrawal of an approval;
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  imposition of a clinical hold;
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  warning letters;
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  product seizures;
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  total or partial suspension of production or distribution; or
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  injunctions, fines, disgorgement, or civil or criminal penalties.
The process required by the FDA before a drug may be marketed in the United States generally involves the following:
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  completion of nonclinical laboratory tests, animal studies and formulation studies conducted according to Good Laboratory Practices, or GLPs, or other applicable regulations;
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  submission to the FDA of an IND, which must become effective before human clinical trials may begin;
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  performance of adequate and well-controlled human clinical trials according to Good Clinical Practices, or GCPs, to establish the safety and efficacy of the proposed drug for its intended use;
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  submission to the FDA of an NDA or BLA;
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  satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with current Good Manufacturing Practices, or cGMPs, to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity; and

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  FDA review and approval of the NDA or BLA.
Once a pharmaceutical candidate is identified for development, it enters the preclinical or nonclinical testing stage. Nonclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the nonclinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. Some nonclinical testing may continue even after the IND is submitted. In addition to including the results of the nonclinical studies, the IND will also include a protocol detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated if the first phase lends itself to an efficacy determination. The initial IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the IND on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin. A clinical hold may occur at any time during the life of an IND, and may affect one or more specific studies or all studies conducted under the IND.
All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with GCPs. They must be conducted under protocols detailing the objectives of the trial, dosing procedures, research subject selection and exclusion criteria and the safety and effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND, and progress reports detailing the status of the clinical trials must be submitted to the FDA annually. Sponsors also must timely report to FDA serious and unexpected adverse reactions, any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigation brochure, or any findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the drug. An institutional review board, or IRB, at each institution participating in the clinical trial must review and approve the protocol before a clinical trial commences at that institution and must also approve the information regarding the trial and the consent form that must be provided to each research subject or the subject’s legal representative, monitor the study until completed and otherwise comply with IRB regulations.
Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:
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  Phase 1 — The drug is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and elimination. In the case of some products for severe or life-threatening diseases, such as cancer, especially when the product may be inherently too toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.
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  Phase 2 — Clinical trials are performed on a limited patient population intended to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.
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  Phase 3 — Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These studies are intended to establish the overall risk-benefit ratio of the product and provide an adequate basis for product labeling.
Human clinical trials are inherently uncertain and Phase 1, Phase 2 and Phase 3 testing may not be successfully completed. The FDA or the sponsor may suspend a clinical trial at any time for a variety of reasons, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.
During the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to the submission of an IND, at the end of Phase 2 and before an NDA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date and for the FDA to provide advice on the next phase of development. Sponsors typically use the meeting at the end of Phase 2 to discuss their Phase 2 clinical results and present their plans for the pivotal Phase 3 clinical trial that they believe will support the approval of the new drug.
Concurrent with clinical trials, sponsors usually complete additional animal safety studies and also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing commercial quantities of the product in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug and the manufacturer must develop methods for testing the quality, purity and potency of the drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its proposed shelf-life.
The results of product development, nonclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests and other control mechanisms, proposed labeling and other relevant information are submitted to the FDA as part of an NDA or BLA requesting approval to market the product. The submission of an NDA or BLA is subject to the payment of user fees, but a waiver of such fees may be obtained under specified circumstances. The FDA reviews all NDAs and BLAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. It may request additional information rather than accept an NDA or BLA for filing. In this event, the NDA or BLA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing.
Once the submission is accepted for filing, the FDA begins an in-depth review. NDAs and BLAs receive either standard or priority review. A drug representing a significant improvement in treatment, prevention or diagnosis of disease may receive priority review. The FDA may refuse to approve an NDA or BLA if the applicable regulatory criteria are not satisfied or may require additional clinical or other data. Even if such data are submitted, the FDA may ultimately decide that the NDA or BLA does not satisfy the criteria for approval. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant. The FDA reviews a BLA to determine, among other things, whether the product is safe, pure and potent and the facility in which it is manufactured, processed, packed or held meets standard designed to assure the product’s continued safety, purity and potency. The FDA may refer the NDA to an advisory committee for review and recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA or BLA, the FDA will inspect the facility or facilities where the product is manufactured and tested.
Expedited Review and Approval
The FDA has various programs, including Fast Track, priority review, and accelerated approval, which are intended to expedite or simplify the process for reviewing drugs, and/or provide for the approval of a drug on the basis of a surrogate endpoint. Even if a drug qualifies for one or more of these programs, the FDA may later decide that the drug no longer meets the conditions for qualification or that the time period for FDA review or approval will be shortened. Generally, drugs that are eligible for these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs and those that offer meaningful benefits over existing treatments. For example, Fast Track is a process designed to facilitate the development and expedite the review of drugs to treat serious or life-threatening diseases or conditions and fill unmet medical needs. Priority review is designed to give drugs that offer major advances in treatment or provide a treatment where no adequate therapy exists, an initial review within six months as compared to a standard review time of ten months.
Although Fast Track and priority review do not affect the standards for approval, the FDA will attempt to facilitate early and frequent meetings with a sponsor of a Fast Track designated drug and expedite review of the application for a drug designated for priority review. Accelerated approval, which is described in Subpart H of 21 CFR Part 314, provides for an earlier approval for a new drug that is intended to treat a serious or life-threatening disease or condition and that fills an unmet medical need based on a surrogate endpoint. A surrogate endpoint is a laboratory measurement or physical sign used as an indirect or substitute measurement representing a clinically meaningful outcome. As a condition of approval, the FDA may require that a sponsor of a drug candidate receiving accelerated approval perform post-marketing clinical trials.
In the Food and Drug Administration Safety and Innovation Act, or FDASIA, which was signed into law in July 2012, Congress encouraged the FDA to utilize innovative and flexible approaches to the assessment of products under accelerated approval. The law required the FDA to issue related draft guidance within a year after the law’s enactment and also promulgate confirming regulatory changes. In June 2013, the FDA published a draft Guidance for Industry entitled, “Expedited Programs for Serious Conditions — Drugs and Biologics” which provides guidance on FDA programs that are intended to facilitate and expedite development and review of new drugs as well as threshold criteria generally applicable to concluding that a drug is a candidate for these expedited development and review programs. In addition to the Fast Track, accelerated approval and priority review programs discussed above, the FDA also provided guidance on a new program for Breakthrough Therapy designation. A request for Breakthrough Therapy designation should be submitted concurrently with, or as an amendment to an IND. FDA has already granted this designation to over 30 new drugs and has approved several Breakthrough Therapy designated drugs.
Patent Term Restoration and Marketing Exclusivity
Depending upon the timing, duration and specifics of FDA approval of the use of our drug candidates, some of our United States patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND, and the submission date of an NDA, plus the time between the submission date of an NDA and the approval of that application. Only one patent applicable to an approved drug is eligible for the extension and the application for extension must be made prior to expiration of the patent. The United States Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we intend to apply for restorations of patent term for some of our currently owned or licensed patents to add patent life beyond their current expiration date, depending on the expected length of clinical trials and other factors involved in the submission of the relevant NDA.
Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an approved NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.
Biologics Price Competition and Innovation Act of 2009
On March 23, 2010, President Obama signed into law the Patient Protection and Affordable Care Act which included the Biologics Price Competition and Innovation Act of 2009, or BPCIA. The BPCIA

amended the PHSA to create an abbreviated approval pathway for two types of “generic” biologics —  biosimilars and interchangeable biologic products, and provides for a twelve-year exclusivity period for the first approved biological product, or reference product, against which a biosimilar or interchangeable application is evaluated; however if pediatric studies are performed and accepted by the FDA, the twelve-year exclusivity period will be extended for an additional six months A biosimilar product is defined as one that is highly similar to a reference product notwithstanding minor differences in clinically inactive components and for which there are no clinically meaningful differences between the biological product and the reference product in terms of the safety, purity and potency of the product. An interchangeable product is a biosimilar product that may be substituted for the reference product without the intervention of the health care provider who prescribed the reference product.
The biosimilar applicant must demonstrate that the product is biosimilar based on data from (1) analytical studies showing that the biosimilar product is highly similar to the reference product; (2) animal studies (including toxicity); and (3) one or more clinical studies to demonstrate safety, purity and potency in one or more appropriate conditions of use for which the reference product is approved. In addition, the applicant must show that the biosimilar and reference products have the same mechanism of action for the conditions of use on the label, route of administration, dosage and strength, and the production facility must meet standards designed to assure product safety, purity and potency.
An application for a biosimilar product may not be submitted until four years after the date on which the reference product was first approved. The first approved interchangeable biologic product will be granted an exclusivity period of up to one year after it is first commercially marketed, but the exclusivity period may be shortened under certain circumstances.
In February 2012, the FDA issued 3 draft guidance documents on biosimilar product development. The draft guidance documents are: “Scientific Considerations in Demonstrating Biosimilarity to a Reference Product,” “Quality Considerations in Demonstrating Biosimilarity to a Reference Protein Product,” and “Biosimilars: Questions and Answers Regarding Implementation of the Biologics Price Competition and Innovation Act of 2009.” The guidance documents provide FDA’s current thinking on approaches to demonstrating that a proposed biological product is biosimilar to a reference product. The FDA received public comments on the draft documents and intends to issue final guidance documents in the future. Nevertheless, the absence of a final guidance document does not prevent a sponsor for seeking licensure of a biosimilar under the BPCIA.
Orphan Drug Designation
Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making available in the United States a drug for this type of disease or condition will be recovered from sales in the United States for that drug. Orphan drug designation must be requested before submitting an NDA or BLA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.
If a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication, except in very limited circumstances, for seven years. Orphan drug exclusivity, however, could also block the approval of one of our products for seven years if a competitor obtains approval of the same drug as defined by the FDA or if our drug candidate is determined to be contained within the competitor’s product for the same indication or disease.
Pediatric Exclusivity and Pediatric Use
Under the Best Pharmaceuticals for Children Act, or BPCA, certain drugs may obtain an additional six months of exclusivity, if the sponsor submits information requested in writing by the FDA, or a Written Request, relating to the use of the active moiety of the drug in children. The FDA may not issue a Written

Request for studies on unapproved or approved indications or where it determines that information relating to the use of a drug in a pediatric population, or part of the pediatric population, may not produce health benefits in that population.
In addition, the Pediatric Research Equity Act, or PREA, requires a sponsor to conduct pediatric studies for most drugs and biologics, for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration. Under PREA, original NDAs, biologics license application and supplements thereto, must contain a pediatric assessment unless the sponsor has received a deferral or waiver. The required assessment must assess the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The sponsor or FDA may request a deferral of pediatric studies for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the drug or biologic is ready for approval for use in adults before pediatric studies are complete or that additional safety or effectiveness data needs to be collected before the pediatric studies begin. After April 2013, the FDA must send a non-compliance letter to any sponsor that fails to submit the required assessment, keep a deferral current or fails to submit a request for approval of a pediatric formulation.
As part of the FDASIA, Congress made a few revisions to BPCA and PREA, which were slated to expire on September 30, 2012, and made both laws permanent.
Post-approval Requirements
Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further FDA review and approval. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products that have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.
Any drug products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including, among other things:
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  record-keeping requirements;
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  reporting of adverse experiences with the drug;
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  providing the FDA with updated safety and efficacy information;
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  drug sampling and distribution requirements;
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  notifying the FDA and gaining its approval of specified manufacturing or labeling changes; and
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  complying with FDA promotion and advertising requirements.
Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and some state agencies for compliance with cGMP and other laws.
Regulation of Cosmetics
The FDA also regulates cosmetics. The FDCA defines cosmetics by their intended use, as “articles intended to be rubbed, poured, sprinkled, or sprayed on, introduced into, or otherwise applied to the human body...for cleansing, beautifying, promoting attractiveness, or altering the appearance.” Among the products included in this definition are skin moisturizers and any substance intended for use as a component of a cosmetic product. However, if the product is intended for a therapeutic use, such as treating or preventing disease, or to affect the structure or function of the body, it will be considered a drug or in some cases a medical device even if it affects the appearance. Some products meet the definitions of both cosmetics and drugs because they are intended to have two intended uses.

Intended use may be established in a number of ways. For example, claims stated on the product labeling, in advertising, on the Internet, or in other promotional materials may cause a product to be considered a drug, even if the product is marketed as if it were a cosmetic. Such claims establish the product as a drug because the intended use is to treat or prevent disease or otherwise affect the structure or functions of the human body. Consumer perception, which may be established through the product’s reputation or the consumer’s expectation of what she believes the product will do may also cause a product to be considered a drug. In addition, certain ingredients may cause a product to be considered a drug because they have a well-known (to the public and industry) therapeutic use.
FDA’s legal authority over cosmetics is different from its authority over other products, such as drugs, biologics, and medical devices. Cosmetic products and ingredients, with a few exceptions, do not need FDA premarket approval. In general, except for color additives and ingredients that are prohibited or restricted by regulation, a manufacturer may use any ingredient in the formulation of a cosmetic, provided that the ingredient and the finished cosmetic are safe under labeled or customary conditions of use, the product is properly labeled, and the use of the ingredient does not otherwise cause the cosmetic to be adulterated or misbranded under the laws that FDA enforces. The FDCA does not recognize “cosmeceuticals,” a designation that has no meaning under the law.
The FDA also regulates cosmetics under the Fair Packaging and Labeling Act, or FPLA. The FPLA requires cosmetics marketed on a retail basis to consumers to include a list of ingredients. Cosmetics that fail to comply with the FPLA are considered misbranded under the FDCA and the FDA can pursue enforcement action against products on the market that are not in compliance with these laws, as well as against companies and individuals who market such products.
Companies and individuals who manufacture or market cosmetics have a legal responsibility to ensure the safety of their products. Neither the law nor FDA regulations require specific tests to demonstrate the safety of individual products or ingredients nor do they require cosmetic companies to share their safety information with FDA. Nevertheless, FDA has consistently advised manufacturers to use whatever testing is necessary to ensure the safety of their products and ingredients. Companies may substantiate safety in a number of ways, including through (a) reliance on already available toxicological test data on individual ingredients and on product formulations that are similar in composition to the particular cosmetic, and (b) performance of any additional toxicological and other tests that are appropriate in light of such existing data and information.
Recalls of cosmetics are voluntary actions taken by manufacturers or distributors to remove from the marketplace products that represent a hazard or gross deception, or that are somehow defective. FDA is not authorized to order recalls of cosmetics, but it does monitor companies that conduct a product recall and may request a product recall if the company is not willing to voluntarily remove dangerous products from the market without FDA’s written request. In addition, if FDA has reliable information indicating that a cosmetic is adulterated or misbranded, it can pursue action through the Department of Justice in the federal court system to remove adulterated and misbranded cosmetics from the market. To prevent further shipment of an adulterated or misbranded product, FDA may request a federal district court to issue a restraining order against the manufacturer or distributor of the violative cosmetic. Cosmetics that are not in compliance with the law may also be subject to seizure.
Regulation Outside of the United States
In addition to regulations in the United States, we will be subject to regulations of other countries governing clinical trials and commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain approval by the comparable regulatory authorities of countries outside of the United States before we can commence clinical trials in such countries and approval of the regulators of such countries or economic areas, such as the European Union, before we may market products in those countries or areas. The approval process and requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from place to place, and the time may be longer or shorter than that required for FDA approval.
Under European Union regulatory systems, a company may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is compulsory for medicines produced by biotechnology or those medicines intended to treat AIDS, cancer, neurodegenerative disorders or diabetes and optional for those medicines which are highly innovative, provides for the grant of a single marketing authorization that is valid for all European Union member states. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessments report, each member state must decide whether to recognize approval. If a member state does not recognize the marketing authorization, the disputed points are eventually referred to the European Commission, whose decision is binding on all member states.
As in the United States, we may apply for designation of a product as an orphan drug for the treatment of a specific indication in the European Union before the application for marketing authorization is made. Orphan drugs in Europe enjoy economic and marketing benefits, including up to ten years of market exclusivity for the approved indication unless another applicant can show that its product is safer, more effective or otherwise clinically superior to the orphan-designated product.
Reimbursement
Sales of our products will depend, in part, on the extent to which the costs of our products will be covered by third-party payors, such as government health programs, commercial insurance and managed healthcare organizations. These third-party payors are increasingly challenging the prices charged for medical products and services. Additionally, the containment of healthcare costs has become a priority of federal and state governments and the prices of drugs have been a focus in this effort. The United States government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results. If these third-party payors do not consider our products to be cost-effective compared to other therapies, they may not cover our products after approved as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.
The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, imposed new requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities which will provide coverage of outpatient prescription drugs. Part D plans include both stand-alone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Part A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for our products for which we receive marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.
The American Recovery and Reinvestment Act of 2009, provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes of Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payors, it is not clear what effect, if any, the research will have on the sales of any product, if any such product or the condition that it is intended to treat is the subject of a study. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s product could adversely affect the sales of our product candidates. If third-party payors do not consider our products to be cost-effective compared to other available therapies, they may not cover our products as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.
The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, collectively referred to as the ACA, enacted in March 2010, is expected to have a significant impact on the health care industry. ACA is expected to expand coverage for the uninsured while at the same time containing overall healthcare costs. With regard to pharmaceutical products, among other things, ACA is expected to expand and increase industry rebates for drugs covered under Medicaid programs and make changes to the coverage requirements under the Medicare Part D program. We cannot predict the impact of ACA on pharmaceutical companies, as many of the ACA reforms require the promulgation of detailed regulations implementing the statutory provisions which has not yet occurred. In addition, although the United States Supreme Court upheld the constitutionality of most of the ACA, some states have indicated that they intend to not implement certain sections of the ACA, and some members of the United States Congress are still working to repeal parts of the ACA. These challenges add to the uncertainty of the legislative changes enacted as part of ACA.
In addition, in some non-United States jurisdictions, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and generally tend to be significantly lower.
Legal Proceedings
We are not currently a party to any material legal proceedings.
Facilities
Our corporate headquarters and clinical development operations are located in Uniondale, New York, where we occupy approximately 40,000 square feet of a 108,000 square foot modern research and development facility. We pay $37,500 per month (which is eliminated in consolidation) in rent for our corporate headquarters. We also rent office space in Fort Lee, New Jersey where we occupy approximately 1,100 square feet of property, for which we pay approximately $2,500 per month in rent. We believe that our facilities are suitable and adequate for our current needs.
Our landlord for our corporate headquarters, NovaPark LLC, is a related party. See “Certain Relationships and Related Person Transactions.”
Employees
As of May 13, 2014, we had 22 full-time employees, and several part-time employees and consultants, of which several are involved in general and administrative functions. None of our employees are represented by a labor union and we consider our employee relations to be good.

MANAGEMENT
Executive Officers and Directors
The following table sets forth certain information about our executive officers and directors as of May 13, 2014:

Name	Age	Position(s)
Executive Officers:
Itzhak D. Goldberg, M.D.	65	President and Chief Executive Officer; Chairman and Director
Andrew P. Savadelis	56	Chief Financial Officer
Weizhong Cai, Ph.D.	55	Vice President, Drug Development
Prakash Narayan, Ph.D.	43	Vice President, Preclinical Research
Michael A. Yamin, Ph.D.	60	Vice President and Director
Robert L. Van Nostrand	57	Director Nominee
Kenneth R. Piña, R.Ph., J.D.	55	Director Nominee
Steven Katz	66	Director Nominee

Executive Officers
Itzhak D. Goldberg, M.D., F.A.C.R., founded our Company in April 1998, and has been the President, Chief Executive Officer, and Scientific Director since founding. He is also Professor of Radiation Oncology at the Albert Einstein College of Medicine in New York and a Fellow of the American College of Radiology. Dr. Goldberg received his medical degree from Albert Einstein College of Medicine in 1976, was a postdoctoral research fellow at Harvard Medical School and was subsequently trained as a radiation oncologist at the Harvard Joint Center for Radiation Therapy. From 1981 through 1985, Dr. Goldberg was a Harvard Medical School faculty member. In July 1985, Dr. Goldberg accepted the position of Chair, Radiation Oncology, at the Long Island Jewish Medical Center and Director of the Cohen Institute of Oncology in New York. In 1998, he assumed the role of Radiation Oncologist-in-Chief at North Shore-Long Island Jewish Health System. For several decades, Dr. Goldberg has conducted seminal research in vascular biology, angiogenesis and cellular growth factor signaling, including hepatocyte growth factor signaling. He has also been involved in multiple industry-supported clinical trials.
The Board has concluded that Dr. Goldberg should serve as a Chairman of the Board of Directors based upon his years of executive experience in the biomedical industry and his successful expertise in leading clinical research and translational research-based organizations.
Weizhong Cai, Ph.D., has been our Vice President, Drug Development, since June 2003. He is responsible for our clinical development programs and regulatory affairs. Prior to joining our Company, Dr. Cai held research positions of increasing responsibility at OSI Pharmaceuticals, Inc. in New York from 1992 to 2002, where he led drug discovery projects in inflammation and arthritis, hepatitis, diabetes, and cancer discovery research. He has a Ph.D. in molecular and cell biology from Pennsylvania State University and was a post-doctoral research fellow at the Dana Farber Cancer Institute, Harvard Medical School. He is also a registered patent agent.
Prakash Narayan, Ph.D. joined us in June 2002 and has been Vice President, Preclinical Research, since January 2006. He is responsible for discovery research and bringing promising programs to the stage of Investigational New Drug. Prior to joining our Company, Dr. Narayan was Research Assistant Professor in the Department of Surgery at the University of Kentucky from 1998 to 2002, where he conducted research on cardiac physiology and cell biology. He has a Ph.D. in biophysics/physiology from The Ohio State University.
Michael A. Yamin, Ph.D. has been Vice President since December 2013 and a director since January 2014. Since September 2001, he managed our intellectual property portfolio, first as a consultant and then as research associate. From January 2004 to November 2013, he was Director of Technology Development at Warren Pharmaceuticals, Inc., in New York, and Vice President at Araim Pharmaceuticals, Inc., from January 2009 to November 2013. Since June 2006, he has also been acting as a scientific advisor at Pearl Cohen Zedek Latzer Baratz. He is a registered patent agent, and has a Ph.D. from The Rockefeller University. Dr. Yamin has also been a consultant to Ohr Cosmetics LLC since December 2013.
We believe that Dr. Yamin’s years of experience in the biopharmaceutical industry qualify him to serve as a member of our board of directors.
Andrew P. Savadelis, M.B.A. became our Chief Financial Officer effective on May 1, 2014. He has over 25 years of experience in corporate finance, operations, governance, and merger and acquisition activities for high growth and pharmaceutical companies. Mr. Savadelis founded TM Consulting in 1993, through which he provides interim finance and operational consulting services. From February 2012 until its disposition in April 2013, he served as the chief financial officer of Lumenergi, Inc. and chief financial officer at API Foils from June 2011 to February 2012. He served as chief financial officer at AE Polysilicon Corporation from February 2009 until July 2010, where he helped secure a $250 million DOE loan guarantee as part of a $500 million project. From 2008 to 2009, he served as the chief financial officer of PreEmptive Meds, Inc. a pre- and early disease therapeutics start-up. Mr. Savadelis served as chief financial officer of Nanoopto Corporation from 2005 until the sale of the company in 2007. He served as Chief Financial Officer of Alfacell Corp. from March 2004 to December 31, 2005 and as chief financial officer, senior vice president of finance and secretary for Orchid BioSciences Inc. from 2002 to 2003. From 2000 to 2002, he served as chief financial officer and executive vice president, finance, for eMagin Corporation. From 1993 to 2000, Mr. Savadelis served as Treasurer, Director of Mergers and Acquisitions and Assistant Secretary for ANADIGICS Inc. From 1986 to 1993, he held positions of increasing responsibility in Finance and Treasury at Bristol-Myers Squibb. He served as a Director of Alfacell Corp. from January 2004 through December 2005. Mr. Savadelis holds a B.S. degree in Biology from Albright College and an MBA degree from the Johnson Graduate School of Management at Cornell University.
Directors
Kenneth Piña has agreed to serve as a member of our board of directors effective as of the closing of this offering. Mr. Piña is a founder and the Managing Principal of Core Risks Ltd. LLC, or CRL, a global provider of specialized consulting services to the life science sector. CRL’s team of experts provides support in areas such as compliance, risk management, quality, regulatory affairs, procurement and manufacturing operations. In 2012, CRL became a member of Jardine Lloyd Thompson, one of the world’s largest providers of insurance, reinsurance, brokerage and associated services. Prior to joining CRL, Mr. Piña was the Senior Vice President, Chief Legal Officer and Secretary for Henkel Corporation, a consumer product and specialty chemical company. Before joining Henkel, Mr. Piña served as the Vice President, General Counsel and Secretary of Rhone-Poulenc Rorer Pharmaceuticals Inc., directing legal matters for the Company within North, Central and South America, as well as the Pacific Rim area. Mr. Piña received his Juris Doctorate from the Dickinson School of Law, Pennsylvania State University and he is a graduate of the Rutgers University College of Pharmacy. He has served as an Adjunct Professor of Food and Drug Law at Temple University and is the co-editor of the popular industry text, An Introduction to Food and Drug Law and Regulation, or FDLI, now in its fourth edition. Mr. Piña is active in several professional and non-profit organizations, including the Southeastern Pennsylvania Chapter of the American Red Cross.
We believe that Mr. Piña is qualified to serve as a member of our board of directors because of his expertise in the pharmaceutical industry including corporate governance, legal and regulatory affairs, and risk management.
Robert L. Van Nostrand has agreed to serve as a member of our board of directors effective as of the closing of this offering. Mr. Van Nostrand was Executive Vice President and Chief Financial Officer of Aureon Laboratories, Inc., a pathology life science company, from January 2010 to July 2010. Prior to joining Aureon Laboratories, Mr. Van Nostrand served as Executive Vice President and Chief Financial Officer of AGI Dermatics, a private biotechnology company, from July 2007 to September 2008, when the company was acquired. From May 2005 to July 2007, Mr. Van Nostrand served as the Senior Vice President and Chief Compliance Officer of OSI Pharmaceuticals, Inc., a biotechnology company, where he previously served as Vice President and Chief Financial Officer from December 1996 through May 2005 and as Vice President, Finance and Administration prior to that. He also served as OSI's Treasurer from March 1992 to May 2005 and Secretary from March 1995 to January 2004. Mr. Van Nostrand joined OSI as Controller and Chief Accounting Officer in September 1986. Prior to joining OSI, Mr. Van Nostrand served in a managerial position with the accounting firm, Touche Ross & Co., currently Deloitte. Mr. Van Nostrand is on the Board of Directors of Intra-Cellular Therapies, Inc., a biopharmaceutical company focused on neuropsychiatric and neurological disorders, Metabolix, Inc., a bioindustrial company, Achillion Pharmaceuticals, Inc., a biotechnology company focused on infectious disease, and the Biomedical Research Alliance of New York, a private company providing clinical trial services. Mr. Van Nostrand is also on the Board of the New York Biotechnology Association and was the former chairman, and is on the Foundation Board of Farmingdale University. Mr. Van Nostrand holds a B.S. in Accounting from Long Island University, New York. He is a Certified Public Accountant. Mr. Van Nostrand held board and executive positions with several life sciences companies, particularly contributing his financial management expertise.
Mr. Van Nostrand's vast industry experience, as well as his expertise in financial operations, transaction structuring and risk management, make him a significant contributor to our Board.
Steven Katz has agreed to serve as a member of our board of directors effective as of the closing of this offering. Steven Katz is President of Steven Katz & Associates, Inc., a life sciences and health care consulting firm providing strategic planning, corporate development, technology licensing, and new product planning services. Mr. Katz has been President of Steven Katz & Associates, Inc. since 1982. From November 2006 to August 2008 he was also Chairman of the Board and President of GammaCan International, Inc., a public company engaged in the development of a plasma-derived pharmaceutical product whose lead application was Stage III and Stage IV melanoma. From 2000 to 2001 Mr. Katz was also President, Chief Operating Officer and a director of Senesco Technologies, Inc., a public company engaged in the identification and development of proprietary gene technology with application to human, animal and plant systems. Mr. Katz received a Bachelor of Business Administration degree in Accounting from the City College of New York in 1969. He has previously served as a member of the board of directors of USA Technologies, Inc., 22nd Century Group, Inc. and several privately-held companies.
We believe that Mr. Katz is qualified to serve as a member of our board of directors because of his significant experience in life sciences and in the biotechnology sector of the health care industry.
Scientific Advisory Board
We have established a scientific advisory board comprised of leading experts in their fields. We regularly seek advice and input from these experienced scientific leaders on matters related to our research and development programs. The members of our scientific advisory board consist of experts across a range of key disciplines relevant to our programs and science. We intend to continue to leverage the broad expertise of our advisors by seeking their counsel on important topics relating to our drug discovery and development programs. All of the scientific advisors are employed by or have consulting arrangements with other entities and devote only a small portion of their time to us.
The scientific advisory board includes the following members:
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  Nezam H. Afdhal, M.D., Professor of Medicine, Harvard Medical School and Director of Hepatology and the Liver Center at Beth Israel Deaconess Medical Center;
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  Matthew Cooper, M.D., Professor of Surgery and Director of Kidney and Pancreas Transplantation, Medstar Georgetown Transplant Institute, Georgetown University Medical Center;
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  Jack A. Elias, M.D., Frank L. Day Professor of Biology and Dean of Medicine and Biologic Sciences, Brown University;
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  Agnes Fogo, M.D., F.A.S.N., John L. Shapiro Chair of Pathology, Professor of Pathology, Medicine and Pediatrics and Director, Division of Renal Pathology and Electron Microscopy at Vanderbilt University Medical Center;
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  Fred Peter Guengerich, Ph.D., Tadashi Inagami Chair in Biochemistry, Professor of Biochemistry and Director of the Center in Molecular Toxicology, Vanderbilt University;
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  Michael Simons, M.D., F.A.C.C., F.A.H.A., Robert W. Berliner Professor of Medicine (Cardiology) and Professor of Cell Biology and Director of the Yale Cardiovascular Research Center, Yale University School of Medicine; and

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  Stefan Somlo, M.D., C. N. H. Long Professor of Medicine (Nephrology), Professor of Genetics and Chief, Section of Nephrology, Yale University.
Compensation Committee Interlocks and Insider Participation
No member of our compensation committee has at any time been an employee of ours. None of our executive officers serves as a member of another entity’s board of directors or compensation committee that has one or more executive officers serving as a member of our board of directors or compensation committee.
Board Composition and Election of Directors
Terms of Office
Our restated certificate of incorporation and our restated bylaws, which we expect to be effective immediately prior to the effectiveness of this offering, provide that, subject to any applicable rights of holders of any preferred stock then outstanding, the authorized number of directors may be changed only by resolution of our board of directors. We currently have authorized two directors and have three directors who will take office effective as of the completion of this offering. In accordance with our restated certificate of incorporation and restated bylaws to be effective immediately prior to the effectiveness of this offering, our board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders commencing with the meeting in 2015, the successors to the directors whose terms then expire will be elected to serve until the third annual meeting following the election. Our directors and director nominees are divided among the three classes as follows:
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  the Class I director is Robert L. Van Nostrand, and his term will expire at the annual meeting of stockholders to be held in 2015;
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  the Class II directors are Michael A. Yamin, Ph.D., and Steven Katz, and their term will expire at the annual meeting of stockholders to be held in 2016; and
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  the Class III directors are Dr. Itzhak Goldberg and Kenneth Piña, and their term will expire at the annual meeting of stockholders to be held in 2017.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that each class will consist of approximately one-third of the directors.
Director Independence
Our securities are not listed on a national securities exchange or on any inter-dealer quotation system which has a requirement that a majority of directors be independent. We evaluate independence, however, by the standards for director independence set forth in the NASDAQ Marketplace Rules. Under Rules 5605 and 5615 of the NASDAQ Marketplace Rules, a majority of a listed company’s board of directors must be comprised of independent directors, subject to certain phase-in exceptions. In addition, NASDAQ Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and governance and nominating committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Rule 5605(a)(2) of the NASDAQ Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Based upon information requested from and provided by each director and director nominee concerning their background, employment and affiliations, including family relationships, our board of directors has determined that none of Messrs. Van Nostrand, Piña and Katz, representing three out of our five directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Dr. Goldberg and Dr. Yamin are employed by the Company and are therefore not independent under NASDAQ Marketplace Rules.

Board of Directors’ Meetings
During the fiscal year ended December 31, 2013, there was only one meeting of our board of directors, in which our sole director was present. Our board of directors intends to adopt a policy under which each member of our board of directors is strongly encouraged but not required to attend each annual meeting of our stockholders. We did not hold an annual meeting of stockholders in 2013.
Committees of the Board of Directors
Upon the closing of this offering, our board of directors intends to establish an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee will operate under a charter approved by our board of directors. Following the closing of this offering, copies of each committee’s charter will be posted on the Investor Relations section of our website, which is located at www.angion.com. The composition and function of each of these committees are described below.
Audit Committee.   Our audit committee will be comprised of Messrs. Van Nostrand, Piña and Katz. Mr. Van Nostrand will be the chairperson of the committee. Our board of directors has determined that Mr. Van Nostrand is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission, and satisfies the financial sophistication requirements of applicable NASDAQ rules.
Under the applicable NASDAQ rules, we are permitted to phase in our compliance with the independent audit committee requirements set forth in NASDAQ Marketplace Rule 5605(c)(2)(A)(ii) on the same schedule as we are permitted to phase in our compliance with the independent audit committee requirement pursuant to Rule 10A-3(b)(1)(iv)(A) under the Exchange Act, which require (1) one independent member at the time of listing; (2) a majority of independent members within 90 days of listing; and (3) all independent members within one year of listing.
Our board of directors has determined that each of Messrs. Van Nostrand, Piña and Katz is an independent director under the NASDAQ Marketplace Rules and Rule 10A-3 of the Exchange Act.
Our audit committee will be authorized to:
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  approve and retain the independent auditors to conduct the annual audit of our financial statements;
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  review the proposed scope and results of the audit;
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  review and pre-approve audit and non-audit fees and services;
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  review accounting and financial controls with the independent auditors and our financial and accounting staff;
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  review and approve transactions between us and our directors, officers and affiliates;
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  recognize and prevent prohibited non-audit services;
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  establish procedures for complaints received by us regarding accounting matters;
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  oversee internal audit functions, if any; and
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  prepare the report of the audit committee that the rules of the Securities and Exchange Commission require to be included in our annual meeting proxy statement.
Compensation Committee.   Our compensation committee will be comprised of Messrs. Katz, Van Nostrand and Piña. Mr. Katz will be the chairman of the committee. Our compensation committee will be authorized to:
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  review and recommend the compensation arrangements for management, including the compensation for our president and chief executive officer;
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  establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;
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  administer our stock incentive plans; and

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  prepare the report of the compensation committee that the rules of the Securities and Exchange Commission require to be included in our annual meeting proxy statement.
Nominating and Governance Committee.   Our nominating and governance committee will be comprised of Messrs. Piña, Van Nostrand and Katz. Mr. Piña will be the chairman of the committee. Our nominating and governance committee will be authorized to:
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  identify and nominate members of the board of directors;
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  develop and recommend to the board of directors a set of corporate governance principles applicable to our company; and
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  oversee the evaluation of our board of directors.
Board Diversity
Upon completion of our initial public offering, our nominating and governance committee will be responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:
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  diversity of personal and professional background, perspective, experience, age, gender, ethnicity and country of citizenship;
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  personal and professional integrity and ethical values;
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  experience in one or more fields of business, professional, governmental, scientific or educational endeavors, and a general appreciation of major issues facing public companies similar in scope and size to us;
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  experience relevant to our industry or with relevant social policy concerns;
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  relevant academic expertise or other proficiency in an area of our operations;
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  objective and mature business judgment and expertise; and
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  any other relevant qualifications, attributes or skills.
Board Leadership Structure and Role on Risk Oversight
Our board of directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the board of directors, as our board of directors believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the board of directors. Our board of directors has determined that having an employee director serve as Chairman is in the best interest of the Company’s stockholders at this time because of the efficiencies achieved in having the role of Chief Executive Officer and Chairman combined, and because the detailed knowledge of our day-to-day operations and business that the Chief Executive Officer possesses greatly enhances the decision-making processes of our board of directors as a whole. We believe that we have a strong governance structure in place, including independent directors, to ensure the powers and duties of the dual role are handled responsibly. We do not have a lead independent director.
The Chairman of the board of directors and the other members of the board of directors work in concert to provide oversight of our management and affairs. Our board of directors encourages communication among its members and between management and the board of directors to facilitate productive working relationships. Working with the other members of the board of directors, Dr. Goldberg also strives to ensure that there is an appropriate balance and focus among key board responsibilities such as strategic development, review of operations and risk oversight.

Section 16(a) Beneficial Ownership Reporting Compliance
Upon the effectiveness of the registration statement of which this prospectus is a part, Section 16(a) of the Exchange Act will require our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders will be required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
As we are not yet an Exchange Act reporting company, we do not need to meet the Section 16(a) filing requirements.
Code of Conduct and Ethics
We do not currently have a code of conduct and ethics, although we intend to adopt one that will apply to all of our employees, including our principal executive officer and our principal financial and accounting officer, and plan to post a copy of such code of conduct and ethics on our website at www.angion.com. Once we adopt the code of conduct and ethics, disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that we intend to adopt that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by any applicable stock exchange.
Limitation of Directors’ and Officers’ Liability and Indemnification
The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to specified conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our restated certificate of incorporation to be effective upon the completion of this offering limit the liability of our directors to the fullest extent permitted by Delaware law.
We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us. Our restated certificate of incorporation and restated bylaws to be effective immediately prior to the effectiveness of this offering also provide that we will indemnify and advance expenses to any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay certain expenses incurred by a director or officer in connection with any civil, criminal, administrative or investigative action or proceeding, including actions by us or in our name. Such indemnifiable expenses include, to the maximum extent permitted by law, attorney’s fees, judgments, fines, ERISA excise taxes, penalties, settlement amounts and other expenses reasonably incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest.
We have entered into or plan to enter into indemnification agreements with each of our directors, certain of our officers and our director nominee, the form of which is attached as an exhibit to the registration statement of which this prospectus is a part. These agreements provide that we will, among other things, indemnify and advance expenses to our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as our director or officer, or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.
Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.
There is no pending litigation or proceeding involving any of our directors, officers, employees or agents, or our director nominee, in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

The foregoing discussion of our pending restated certificate of incorporation, restated bylaws, indemnification agreements, and Delaware law is not intended to be exhaustive and is qualified in its entirety by such restated certificate of incorporation, restated bylaws, indemnification agreements, or law.
Provisions of Delaware Law Governing Business Combinations
We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in any “business combination” transactions with any “interested stockholder” for a period of three years after the date on which the person became an “interested stockholder,” unless:
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  prior to such date, the board of directors approved either the “business combination” or the transaction which resulted in the “interested stockholder” obtaining such status; or
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  upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the “interested stockholder”) those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
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  at or subsequent to such time the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the “interested stockholder.”
A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or within three years did own 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table shows the total compensation paid or accrued during the last two fiscal years ended December 31, 2013 and 2012 to (1) our Chief Executive Officer and President, and (2) our two next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 2013 and were serving as executive officers as of such date.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)(1)	Total ($)
Itzhak D. Goldberg, M.D., F.A.C.R. Chief Executive Officer and President	2013	179,700	—	—	179,700
	2012	182,200	—	—	182,200
Weizhong Cai, Ph.D. Vice President, Drug Development	2013	118,136	—	3,544	121,680
	2012	115,324	1,200	3,496	120,020
Prakash Narayan, Ph.D. Vice President, Preclinical Research	2013	137,597	—	4,128	141,725
	2012	134,321	3,200	4,066	141,588

(1)
  Represents employer’s matching contribution to employees’ 401(k) plan. Dr. Goldberg does not participate in the matching contribution 401(k) plan such that he adheres to the NIH salary limitation rules.
Narrative Disclosure to Summary Compensation Table
Employment Arrangements with Our Named Executive Officers
Itzhak Goldberg, M.D., F.A.C.R.   On May 23, 2014, we entered into an Employment Agreement with Itzhak D. Goldberg, our President and Chief Executive Officer, to be effective upon the effectiveness of this offering. Under this agreement, we agree to engage Dr. Goldberg as the Chief Executive Officer, and to use our best efforts to nominate him for re-election as the Company’s Chairman of the Board of Directors. The term of the agreement is for a period of five years, and the term will renew automatically for successive two-year terms unless either party gives written notice of non-renewal at least 90 days prior to the expiration date.
Dr. Goldberg’s annual base salary is set at $179,700 or the maximum salary allowed by the National Institutes of Health per year. His salary will increase to a rate of not less than $376,000 per year upon the consummation of this initial public offering or upon our receipt, on or after the effective date of his employment agreement, of a total of at least $5,000,000 in new capital. Dr. Goldberg is eligible for an annual bonus based on the achievement of individual and corporate performance objectives established by our Board of Directors. His target bonus amount is set at 50% of his base salary, and for the purposes of calculating the target bonus, the base salary used shall be not less than $376,000. Upon the closing of this initial public offering, Dr. Goldberg shall receive a one-time bonus of $400,000.
We may terminate the agreement with or without Cause, or due to Dr. Goldberg’s inability to carry out his duties due to a change in physical or mental condition that cannot be accommodated by applicable disability laws. Dr. Goldberg may resign with or without Good Reason. If we terminate Dr. Goldberg’s employment without Cause (as defined below), if Dr. Goldberg resigns for Good Reason (as defined below), or if his employment terminates upon the expiration of the term because we have elected not to renew the agreement, he will be entitled to his base salary (at no less than $376,000 per year) and target annual bonus for a period of two years, his annual bonus the for the year preceding the year of termination to the extent not already paid, and a monthly stipend equal to the amount of his premiums for continuation of medical and dental benefits for a period of eighteen months. Dr. Goldberg’s receipt of the separation payments and benefits are expressly conditioned upon Dr. Goldberg’s execution of a general release of claims against us and our affiliates.
Under the terms of the agreement, Dr. Goldberg agrees that all Proprietary Information (as defined below) belongs solely to us and that we and our assigns shall be the sole owner of all intellectual property and other rights in connection with the Proprietary Information. Dr. Goldberg additionally agrees that during his employment and for a period of two years thereafter, he will not engage, prepare to engage, participate, solicit, assist or invest in any competitor business, or persuade or attempt to persuade any customer, prospective customer, vendor or supplier to cease doing business or reduce the amount of business it does with us.
Under the agreement, “Proprietary Information” is defined as all inventions, works of authorship, trade secrets, business plans, confidential knowledge, data or any other proprietary information of the Company. “Cause” is defined as Dr. Goldberg’s (i) material breach of any term or condition of the agreement and failure to cure within 60 days’ written notice, (ii) fraud, breach of trust or fiduciary duty, material dishonesty, misappropriation of funds or similar activity, (iii) indictment of, or plea of nolo contendre to, a felony or any crime involving an act of moral turpitude, or (iv) continued failure to perform his duties or failure or refusal to follow the lawful directives of the Board, and failure to cure such acts or omissions within 60 days’ written notice. “Good Reason” is defined as (i) any material adverse change in Dr. Goldberg’s title, authority or duties that we fail to cure within 60 days’ written notice, or (ii) our material breach of any term or condition of the agreement that we fail to cure within 60 days’ written notice.
Weizhong Cai, Ph.D.   Weizhong Cai, our Vice President, Drug Development, entered into an Employment, Confidential Information and Invention Assignment Agreement with us on June 19, 2003. Under the agreement, Dr. Cai agrees not to use or disclose any Confidential Information (as defined above) and not to improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer. Dr. Cai further agrees to assign to us his right, title, and interest in and to any and all Inventions (as defined above), during the period of his employment. Further, Dr. Cai agrees to assist us, at our expense, in every way to secure our rights in the Inventions and any other intellectual property relating thereto and to execute any proper oath or verify any proper documents as requested by us to carry out the term of the agreement. Dr. Cai is an at-will employee. Dr. Cai’s initial salary was $72,000, which has increased over time to the current level shown in the table above. No specific bonus provisions are provided by the Agreement, but bonuses have been awarded from time to time in prior years.
Upon leaving our employ, Dr. Cai shall deliver to us any and all documents and property developed by him pursuant to his employment with us. He also agrees not to solicit, induce, recruit or encourage any of our employees to leave our employment for a period of twelve months following the termination of his employment with us.
The agreement provides for the resolution of any dispute or controversy arising out or relating to any interpretation, construction, performance or breach of the agreement by arbitration in New York City in accordance with the rules then in effect of the American Arbitration Association.
Prakash Narayan, Ph.D.   Prakash Narayan, our Vice President, Preclinical Research, entered into an Employment, Confidential Information and Invention Assignment Agreement with us on April 24, 2002. The agreement designates Dr. Narayan as an at-will employee. Under the terms of the agreement, Dr. Narayan agrees not to use or disclose any Confidential Information (as defined above) and not to improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer. Dr. Narayan further agrees to assign to us his right, title, and interest in and to any and all Inventions (as defined above), during the period of his employment. Further, Dr. Narayan agrees to assist us, at our expense, in every way to secure our rights in the Inventions and any other intellectual property relating thereto and to execute any proper oath or verify any proper documents as requested by us to carry out the term of the agreement. Dr. Narayan is an at-will employee. Dr. Narayan’s initial salary was $65,000, which has increased over time to the current level shown in the table above. No specific bonus provisions are provided by the Agreement, but bonuses have been awarded from time to time in prior years.
Upon leaving our employ, Dr. Narayan shall deliver to us any and all documents and property developed by him pursuant to his employment with us. He also agrees not to solicit, induce, recruit or encourage any of our employees to leave our employment for a period of twelve months following the termination of his employment with us.
The agreement provides for the resolution of any dispute or controversy arising out or relating to any interpretation, construction, performance or breach of the agreement by arbitration in New York City in accordance with the rules then in effect of the American Arbitration Association.

Andrew P. Savadelis, M.B.A.   On May 1, 2014, we entered into an Executive Employment Agreement with Andrew P. Savadelis, our Chief Financial Officer.
Mr. Savadelis will be paid at an hourly rate of $250 for each hour of services provided to us, provided that Mr. Savadelis shall be paid no more than $22,000 in the aggregate in any given month. Following the date that we receive a total of $20,000,000 in new capital (whether debt, equity or a combination of debt and equity, but excluding capital raised from currently existing equity investors, and excluding grants from governmental agencies or private foundations) (the “Qualified Financing”), Mr. Savadelis will be paid an annual base salary at the rate of $225,000 per year. He will be eligible to receive an annual bonus based on the achievement of individual and company performance objectives established by our Board of Directors. Mr. Savadelis’s target bonus amount is set at 35% of his base salary, with 25% of his bonus amount based on the achievement of personal objectives, and 75% based on achievement of company objectives to be agreed upon with Dr. Goldberg and our Board of Directors prior to the commencement of each fiscal year. Upon the Qualified Financing, Mr. Savadelis will receive non-statutory stock options to acquire up to 0.75% of the outstanding shares of our common stock on a fully diluted basis following the completion of this offering, including any over-allotment, if any.
Mr. Savadelis’ employment is at-will. We may terminate his employment with or without Cause (as defined below) and he may resign with or without Good Reason (as defined below) at any time. If we terminate Mr. Savadelis without Cause or if he resigns for Good Reason after the Qualified Financing, Mr. Savadelis will be entitled to a cash lump sum payment equal to 100% of his base salary, and a monthly stipend equal to the amount of his premiums for continuation of medical and dental benefits for a period of twelve months, provided that these payments and benefits are expressly conditioned upon Mr. Savadelis’s execution of a general release of claims against us and our affiliates. If Mr. Savadelis resigns for any reason within 30 days following a Change in Control, he will be entitled to a cash lump sum payment equal to 135% of his base salary, conditioned upon Mr. Savadelis’s execution of a general release of claims against us and our affiliates.
Under the terms of the agreement, Mr. Savadelis agrees that all Proprietary Information (as defined below) belongs solely to us and that we and our assigns shall be the sole owner of all intellectual property and other rights in connection with the Proprietary Information. Mr. Savadelis additionally agrees, during the term of the agreement and for a period of one year thereafter, not to solicit, entice or persuade or attempt to solicit, entice or persuade any of our employees or consultants to leave our services; or hire any of our employees or consultants or any person who was our employee or consultant within six months prior to the offer to hire.
Under the agreement, “Proprietary Information” is defined as all inventions, works of authorship, trade secrets, business plans, confidential knowledge, data or any other proprietary information of the Company. “Cause” is defined as Mr. Savadelis’s (i) material breach of any term or condition of the agreement, (ii) fraud, breach of trust or fiduciary duty, material dishonesty, misappropriation of funds or similar activity, (iii) unauthorized use or disclosure of our confidential information, which use or disclosure causes material harm to us, (iv) refusal to cooperate in good faith with a governmental or internal investigation of us or our directors, officers or employees, upon our request, (v) debarment or criminal conviction that could lead to debarment, under the Generic Drug Enforcement Act or Mr. Savadelis’s being debarred, excluded or otherwise made ineligible to participate in a “Federal Health Care Program” (as defined in 42 U.S.C. §1320a-7b(f)) or in any other governmental payment program, or (vi) indictment of, or plea of nolo contendre to, a felony or any crime involving an act of moral turpitude. “Good Reason” is defined as (i) any material adverse change in Mr. Savadelis’s title, authority or duties that we fail to cure within 60 days’ written notice, or (ii) our material breach of any term or condition of the agreement that we fail to cure within 60 days’ written notice.
Under the agreement, “Change in Control” means the occurrence, in a single transaction or in a series of related transactions occurring after the Commencement Date of any one or more of the following events: (i) any person or persons acting together becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction; (ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction; or (iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company during any twelve month period, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.
Outstanding Equity Awards at 2013 Fiscal Year-End
The following table shows grants of stock options and grants of unvested stock awards outstanding on the last day of the fiscal year ended December 31, 2013, including both awards subject to performance conditions and non-performance-based awards, to each of the executive officers named in the Summary Compensation Table.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Itzhak G. Goldberg, M.D., F.A.C.R.	—		—	—	—
Weizhong Cai, Ph.D.	25,607	(1)	—	$0.31	11/9/2019
Prakash Narayan, Ph.D.	32,009	(1)	—	$0.31	11/9/2019

(1)
  All options are fully vested as of March 31, 2014. These option numbers give effect to the Forward Stock Split.
Potential Payments upon Termination or Change-in-Control
Employment Agreement with Itzhak G. Goldberg, M.D., F.A.C.R.
Pursuant to the employment agreement with Itzhak D. Goldberg, our President and Chief Executive Officer, if we terminate Dr. Goldberg’s employment without Cause (as defined below) or if Dr. Goldberg resigns for Good Reason (as defined below), he will be entitled to his base salary (at no less than $376,000 per year) and target annual bonus for a period of two years, his annual bonus for the year preceding the year of termination to the extent not already paid, and a monthly stipend equal to the amount of his premiums for continuation of medical and dental benefits for a period of eighteen months, provided that these payments and benefits are expressly conditioned upon Dr. Goldberg’s execution of a general release of claims against us and our affiliates.
“Cause” is defined as Dr. Goldberg’s (i) material breach of any term or condition of the agreement and failure to cure within 60 days’ written notice, (ii) fraud, breach of trust or fiduciary duty, material dishonesty, misappropriation of funds or similar activity, (iii) indictment of, or plea of nolo contendere to, a felony or any crime involving an act of moral turpitude, or (iv) continued failure to perform his duties or failure or refusal to follow the lawful directives of the Board, and failure to cure such acts or omissions within 60 days’ written notice. “Good Reason” is defined as (i) any material adverse change in Dr. Goldberg’s title, authority or duties that we fail to cure within 60 days’ written notice, or (ii) our material breach of any term or condition of the agreement that we fail to cure within 60 days’ written notice.
Employment Agreement with Andrew P. Savadelis
Pursuant to the employment agreement with Andrew P. Savadelis, our Chief Financial Officer, if we terminate Mr. Savadelis’s employment without Cause (as defined below) or if Mr. Savadelis resigns for Good Reason (as defined below), he will be entitled to a cash lump sum payment equal to 100% of his base salary and a monthly stipend equal to the amount of his premiums for continuation of medical and dental benefits for a period of twelve months, provided that these payments and benefits are expressly conditioned upon Mr. Savadelis’s execution of a general release of claims against us and our affiliates. If Mr. Savadelis resigns for any reason within 30 days following a Change in Control, he will be entitled to a cash lump sum payment equal to 135% of his base salary, conditioned upon Mr. Savadelis’s execution of a general release of claims against us and our affiliates.
“Cause” is defined as Mr. Savadelis’s (i) material breach of any term or condition of the agreement, (ii) fraud, breach of trust or fiduciary duty, material dishonesty, misappropriation of funds or similar activity, (iii) unauthorized use or disclosure of our confidential information, which use or disclosure causes material harm to us, (iv) refusal to cooperate in good faith with a governmental or internal investigation of us or our directors, officers or employees, upon our request, (v) debarment or criminal conviction that could lead to debarment, under the Generic Drug Enforcement Act or Mr. Savadelis’s being debarred, excluded or otherwise made ineligible to participate in a “Federal Health Care Program” (as defined in 42 U.S.C. §1320a-7b(f)) or in any other governmental payment program, or (vi) indictment of, or plea of nolo contendre to, a felony or any crime involving an act of moral turpitude. “Good Reason” is defined as (i) any material adverse change in Mr. Savadelis’s title, authority or duties that we fail to cure within 60 days’ written notice, or (ii) our material breach of any term or condition of the agreement that we fail to cure within 60 days’ written notice. “Change in Control” is defined as the occurrence, in a single transaction or in a series of related transactions occurring after the Commencement Date of any one or more of the following events: (i) any person or persons acting together becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction; (ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction; or (iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company during any twelve month period, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.
Under our 2002 Stock Option Plan, or the 2002 Plan, upon a merger or consolidation, outstanding options issued pursuant to the 2002 Plan shall be subject to the agreement of merger or consolidation which shall make appropriate provision for the continuation of such options by substituting on an equitable basis for the shares then subject to such options the consideration payable with respect to the outstanding shares of our common stock in connection with such merger or consolidation. Should the options not be able to be continued, the optionees will have to exercise such options within a specified period of time prior to the merger or consolidation as determined by the administrator
Director Compensation
Dr. Goldberg was our sole director during the fiscal year ended December 31, 2013, and he was not compensated for his services as a director.
Members of our board of directors who are our employees do not receive any fees for their service on our board of directors or for their service as a chair or committee member. Dr. Goldberg and Dr. Yamin are our only employee directors.
We intend to establish a non-employee director compensation policy that will take effect upon the completion of this offering. The policy will provide cash compensation of $30,000 per year to each of our non-employee directors, an additional $25,000 per year to the chairman of our board of directors, $10,000 per year to the chairman of our audit committee, $5,000 per year to the chairman of our compensation committee, and $5,000 per year to the chairman of our nominating and governance committee. In addition to the annual cash compensation discussed above, each non-employee board member can receive an annual fee up to $6,000 for board meeting attendance, and each non-employee board committee chairman can receive an annual fee up to $12,000 for such attendance. Each non-employee member of the audit committee can receive an annual fee up to $8,000 per year for committee meeting attendance; each non-employee member of the compensation committee can receive an annual fee up to $4,000 for committee meeting attendance; and each non-employee member of the nominating and governance committee can receive an annual fee up to $4,000 for committee meeting attendance. Such attendance refers to in-person attendance; compensation for telephonic meeting participation will be one-half the stated amount. In addition, our non-employee directors will receive 20,000 stock options annually, issued pursuant to the 2014 Plan, as compensation for their service to the board.
2014 Equity Incentive Plan
Prior to the completion of this offering, we intend to adopt the 2014 Equity Incentive Plan, or the 2014 Plan. The 2014 Plan will be effective as of completion of this offering. Unless sooner terminated by our board of directors or our stockholders, the 2014 Plan will expire 10 years from its date of effectiveness. Under our 2014 Plan, we may grant incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights and other stock awards to our employees, directors and consultants.
The maximum number of shares of our common stock that may be delivered in satisfaction of awards under the 2014 Plan is 350,000 shares, which is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.
In addition, the 2014 Plan contains an “evergreen” provision, which allows for an annual increase in the number of shares of our common stock available for issuance under the 2014 Plan on January 1 of each year commencing on January 1, 2015 and ending upon expiration of the 2014 Plan. The annual increase in the number of shares shall be equal to the lesser of:
•
  5% of the number of shares of our common stock outstanding as of such date; and
•
  such lesser number of shares as determined by our board of directors prior to the applicable January 1st date.
Shares of our common stock to be issued under the 2014 Plan may be authorized but unissued shares of our common stock or previously issued shares acquired by us. Any shares of our common stock underlying awards that otherwise expire, terminate, or are forfeited or reacquired by us will again be available for issuance under the 2014 Plan.
The 2014 Plan will be administered by our board of directors until we establish a compensation committee. Our board of directors, or compensation committee once established, will have full power and authority to determine the terms of awards granted pursuant to this plan, including:
•
  which employees, directors and consultants shall be granted awards;
•
  the type of award to be granted;
•
  the terms and conditions of each award, including the schedule upon which the participant may exercise or otherwise receive common stock under the award; and
•
  all other terms and conditions upon which each award may be granted in accordance with the 2014 Plan.
However, at such time as we may be subject to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, a maximum of 200,000 shares of our common stock subject to options, stock appreciation rights and other awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value on the date the award is granted may be granted to any one participant during any one calendar year.
Our board of directors may amend or discontinue the 2014 Plan at any time and may amend any outstanding award. No such amendment may materially impair the rights under any outstanding award without the holder’s consent. Stockholder approval will be required for any amendment to the 2014 Plan to the extent such approval is required by law, including the Code or applicable stock exchange requirements.
If we are acquired, our board of directors (or compensation committee, once established) will (i) arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the award or to substitute a similar award for the award; (ii) cancel or arrange for the cancellation of the award, to the extent not vested or not exercised prior to the effective time of the transaction, in exchange for such cash consideration, if any, as our board of directors in its sole discretion, may consider appropriate; and (iii) make a payment, in such form as may be determined by our board of directors equal to the excess, if any, of (A) the value of the property the holder would have received upon the exercise of the award immediately prior to the effective time of the transaction, over (B) any exercise price payable by such holder in connection with such exercise. In addition in connection with such transaction, our board of directors may accelerate the vesting, in whole or in part, of the award (and, if applicable, the time at which the award may be exercised) to a date prior to the effective time of such transaction and may arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us with respect to an award.
Effective as of the completion of this offering, we will grant to our employees and directors options to purchase up to an aggregate of approximately 250,000 shares of our common stock under our 2014 Plan, such options to be exercisable at a per share price equal to the initial public offering price of our common stock.
2002 Stock Option Plan
Our 2002 Stock Option Plan was initially adopted by our board of directors and approved by our stockholders on August 5, 2002. We refer to this plan as the 2002 Plan. No options were permitted to be granted pursuant to the 2002 Plan after August 4, 2012. The 2002 Plan permitted us to make grants of non-statutory stock options and grants of incentive stock options. Our employees, outside directors and consultants were eligible to receive awards under the 2002 Plan; however, incentive stock options were only granted to our employees (including officers and directors). A maximum of 5,000 shares of common stock were authorized for issuance under the 2002 Plan, subject to adjustment due to the effect of any stock split, stock dividend, combination, recapitalization or similar transaction.
Our board of directors has full authority and discretion to take any actions it deems necessary or advisable for the administration of the 2002 Plan. The 2002 Plan is administered by either the board of directors or a committee of our board of directors, which in either case, we refer to as the administrator.
The term of any option awarded under the 2002 Plan shall not exceed 10 years from the date of grant; provided, that the term of any incentive stock option granted to any employee owning stock possessing more than 10% of the total combined voting power of all classes of our stock shall not exceed five years from the date of grant. If an optionee’s service terminates for any reason, then the options awarded to such optionee shall expire, except that any vested but unexercised portion of such options shall be exercisable for a period as determined by the administrator.
Upon a merger or consolidation, outstanding options issued pursuant to the 2002 Plan shall be subject to the agreement of merger or consolidation which shall make appropriate provision for the continuation of such options by substituting on an equitable basis for the shares then subject to such options the consideration payable with respect to the outstanding shares of our common stock in connection with such merger or consolidation. Should the options not be able to be continued, the optionees will have to exercise such options within a specified period of time prior to the merger or consolidation as determined by the administrator.
Rule 10b5-1 Sales Plans
Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan and subject to the lock-up agreements described under “Underwriting,” a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The following is a description of transactions since January 1, 2011 to which we have been a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial owners of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation, termination and change-in-control arrangements, which are described under “Executive Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.
All of the transactions set forth below were approved by a majority of our board of directors. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates are approved by our audit committee, once it is constituted, and a majority of the members of our board of directors, including a majority of the independent and disinterested members of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.
Ohr Cosmetics LLC
In November 2013, we entered into a license agreement with Ohr Cosmetics, LLC. Under the terms of the License Agreement, we granted an exclusive worldwide license, with the right to sublicense, for the use of our CYP26 inhibitor ANG-3522 in dermatological products. We will be reimbursed for patent and legal costs related to the license, a royalty on gross revenues of products incorporating ANG-3522, and milestone payments based on achievement of gross revenues milestones. Through March 31, 2014, we have not received any milestone or royalty payments or reimbursement from Ohr Cosmetics, and accordingly have not recognized any related revenue. We are the beneficial owner of less than 1.0% of the membership interests of Ohr Cosmetics. We will be selling back our interest effective upon the effectiveness of this offering for the same consideration for which we purchased the shares. Members of Dr. Goldberg’s immediate family own the entity which is the majority holder of the membership interests of Ohr Cosmetics. In addition, Dr. Goldberg’s son is the manager of Ohr Cosmetics. We believe that the terms of the license with Ohr Cosmetics are on terms no less favorable to us than those that we could obtain from unaffiliated third parties. As of March 31, 2014, the operations of Ohr Cosmetics were not significant.
NovaPark LLC
Our corporate headquarters and clinical development operations are located in Uniondale, New York, where we occupy approximately 40,000 square feet of a 108,000-square-foot state of the art general laboratory and development facility for biological and chemistry research owned by NovaPark, an affiliated company, of which Angion owns 20% of the equity interests. NovaPark was formed in June 2011 to purchase the building housing our corporate headquarters in Uniondale. The price of the building was $7.0 million, which was funded, after closing adjustments, by a cash contribution of $1.5 million and a mortgage of $5.6 million. Initially, Angion owned 64% of NovaPark, for which we paid approximately $1.5 million, and Dr. Goldberg and his family owned the remaining 36%. Each of Angion and Dr. Goldberg has guaranteed NovaPark’s obligations under the mortgage. Dr. Goldberg and NovaPark have agreed that, if NovaPark defaults under the mortgage, Dr. Goldberg is unable to satisfy his obligations under his guarantee of NovaPark’s obligations, and we are required to satisfy our obligations as a guarantor of NovaPark’s obligations, then Dr. Goldberg and NovaPark will immediately transfer any and all of their respective ownership interests in the building to us.
In January 2012, Angion sold 54% of its ownership interest in NovaPark to Dr. Goldberg and his family for approximately $1.3 million, and retained a 10% membership interest in NovaPark. As payment, Dr. Goldberg issued to us an unsecured promissory note in the principal amount of approximately $1.6 million, representing the purchase price plus a consolidation of a prior outstanding loan from us to him. The note is repayable on December 31, 2019 and bears interest payable annually at the rate of 1.17% per annum. On June 21, 2011, and as subsequently amended, we entered into a lease with NovaPark for approximately 37% of the building for a term of 15 years, at a fixed annual base rent of $450,000, increasing at the rate of 3% every three years, plus our proportionate share of real estate taxes and operating costs. Because we and NovaPark are related parties, the federal government limits the amount of rent from federal sources that can be paid to a related entity. As a result, we believe that the rent that we pay is below current market rate for a triple net lease for similar space in the local area, and may require subsequent increase in the rates as a result of this offering. As a result, we have agreed that, effective as of the completion of this offering, NovaPark may increase the rent that we are currently paying to be in line with comparable market rates, and that the proceeds from this offering will be used to pay any amounts in addition to what the NIH guidelines permit so as not to jeopardize our eligibility for NIH grants in the future.
On April 14, 2014, we entered into an agreement with Dr. Goldberg and NovaPark pursuant to which, in satisfaction of the outstanding loan to us from Dr. Goldberg, Dr. Goldberg transferred to us membership interests that he owns in NovaPark equal to 10% of the issued membership interests in NovaPark, such that we now own 20% of NovaPark and he and his family own 80% of NovaPark, and the outstanding personal loan to us would be satisfied in full. In addition, Dr. Goldberg and NovaPark have agreed that, if NovaPark defaults under the mortgage, Dr. Goldberg is unable to satisfy his obligations under his guarantee of NovaPark’s obligations, and we are required to satisfy our obligations as a guarantor of NovaPark’s obligations, then Dr. Goldberg and NovaPark will immediately transfer any and all of their respective ownership interests in the building to us. We would still, however, be responsible under our guarantee for NovaPark’s obligations under the mortgage to the extent of our ownership in NovaPark, or 20%.
Director and Executive Officer Compensation
Please see “Executive Compensation” for information regarding compensation of directors and executive officers.
Employment Agreements
Please see “Executive Compensation — Narrative to Summary Compensation Table — Employment Arrangements with Our Named Executive Officers” for information regarding employment agreements with our named executive officers.
Indemnification Agreements
Prior to the consummation of this offering, we expect to enter into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our restated certificate of incorporation and amended and restated bylaws. These agreements, among other things, will provide for indemnification of our directors and executive officers for certain expenses, judgments, fines and settlement amounts, among others, incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer in any capacity with respect to any employee benefit plan or as a director, partner, trustee or agent of another entity at our request. We believe that these provisions in our restated certificate of incorporation and amended and restated bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.
Stock Option Grants to Executive Officers and Directors
We have granted stock options to our executive officers and certain of our directors as more fully described in the section entitled “Management — Director Compensation” and “Executive Compensation.”
Related Party Consulting Agreement
On January 1, 2005, we entered into a consulting agreement with Rina Kurz, the wife of our President. Under the terms of the agreement, Ms. Kurz agrees to maintain our corporate office, including our computer network and financial information, to manage our grant application files and search for new grant funding opportunities, and to file and track our intellectual property, among other responsibilities. The agreement provides for automatically renewing one-year terms. Ms. Kurz’s initial salary was an hourly rate of $47.50, not to exceed $70,000 per year, which has been increased over time. During the years ended December 31, 2013 and 2012, we paid to Ms. Kurz approximately $96,000 and $92,000, respectively.

Policy for Approval of Related Person Transactions
We intend to provide, in the written charter of our audit committee that will be in effect upon completion of this offering, that the audit committee will be responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any parties related to us, including our executive officers, our directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons and any other persons whom our board of directors determines may be considered related parties under Item 404 of Regulation S-K, has or will have a direct or indirect material interest.
In reviewing and approving such transactions, the audit committee shall obtain, or shall direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion shall be held of the relevant factors if deemed to be necessary by the committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the committee. This approval authority may also be delegated to the chair of the audit committee in some circumstances. No related party transaction shall be entered into prior to the completion of these procedures.
The audit committee or its chair, as the case may be, shall approve only those related party transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as the committee or the chair determines in good faith to be necessary in accordance with principles of Delaware law generally applicable to directors of a Delaware corporation. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the audit committee shall participate in any review, consideration or approval of any related party transaction with respect to which the member or any of his or her immediate family members has an interest.

PRINCIPAL STOCKHOLDERS
The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 20, 2014, on a pre-offering basis, giving effect to the Forward Stock Split and as adjusted to reflect the sale of our common stock offered by this prospectus, by:
•
  our named executive officers;
•
  each of our directors and our director nominees;
•
  all of our current directors and executive officers and our director nominees, as a group; and
•
  each stockholder known by us to own beneficially more than five percent of our common stock.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Applicable percentage ownership is based on 61,200 shares of common stock outstanding on May 20, 2014.
In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of May 20, 2014 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders and subject to community property laws where applicable. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Angion Biomedica Corp., 51 Charles Lindbergh Blvd., Uniondale NY 11553.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
		Before Offering	After Offering
Directors, Director Nominees and Executive Officers(1)
Itzhak D. Goldberg(2)	3,841,110	93%	58%
Weizhong Cai, Ph.D.(3)	25,607	*	*
Prakash Narayan, Ph.D.(4)	32,009	*	*
Michael A. Yamin, Ph.D.	—	*	*
Andrew P. Savadelis	—	*	*
Robert L. Van Nostrand	—	*	*
Kenneth R. Piña, R.Ph., J.D.	—	*	*
Steven Katz	—	*	*
All current executive officers and directors and director nominees as a group (4 persons)	3,898,726	94%	59%

*
  Represents beneficial ownership of less than 1% of the shares of common stock.
(1)
  Our director nominees will join our board of directors upon the completion of this offering.
(2)
  Consists of 2,304,666 shares of common stock held by EISA-ABC LLC, of which Dr. Goldberg is the Managing Member.
(3)
  Consists of options to purchase 25,607 shares of common stock that are exercisable within 60 days of May 20, 2014.
(4)
  Consists of options to purchase 32,009 shares of common stock that are exercisable within 60 days of May 20, 2014.

DESCRIPTION OF CAPITAL STOCK
General
Immediately prior to the effectiveness of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.01, and 500,000 shares of preferred stock, par value $0.01, and there will be 6,645,206 shares of common stock and no shares of preferred stock outstanding. The following description of our capital stock and provisions of our restated certificate of incorporation and restated bylaws to be effective upon the effectiveness of this offering is only a summary. We intend to effect the Forward Stock Split immediately prior to the effectiveness of this offering. All common stock share numbers in this prospectus give effect to the Forward Stock Split. You should also refer to our restated certificate of incorporation, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and our restated bylaws, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.
Common Stock
We are authorized to issue up to a total of 100,000,000 shares of common stock, par value $0.01 per share. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock have no cumulative voting rights. Further, holders of our common stock have no preemptive, conversion or other subscription rights. Upon our liquidation, dissolution or winding-up, holders of our common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of our outstanding shares of preferred stock. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of our assets which are legally available. Such dividends, if any, are payable in cash, in property or in shares of capital stock. Each outstanding share of our common stock is, and all shares of common stock to be issued in this offering when they are paid for will be, fully paid and non-assessable.
The holders of a majority of the shares of our capital stock, represented in person or by proxy, are necessary to constitute a quorum for the transaction of business at any meeting. If a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, with the exception of the election of directors, which requires a plurality of the votes cast.
Preferred Stock
We are authorized to issue up to a total of 500,000 shares of preferred stock, par value $0.01, without stockholder approval. The preferred stock may be issued from time to time in one or more series, each series to be appropriately designated by a distinguishing letter or title prior to the issuance of any shares thereof, as determined by our board of directors. The board of directors is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.
The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could harm the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might harm the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of our preferred stock.
Anti-Takeover Provisions of Delaware Law, our Restated Certificate of Incorporation and our Restated Bylaws
The provisions of Delaware law, our restated certificate of incorporation to be filed upon completion of this offering and our restated bylaws to be effective immediately prior to the effectiveness of this offering discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.
Delaware Statutory Business Combinations Provision.
We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock.
Classified Board of Directors; Removal of Directors for Cause.
Our restated certificate of incorporation and restated bylaws to be effective immediately prior to the effectiveness of this offering will provide that upon completion of this offering, our board of directors will be divided into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders following the initial classification of directors, the term of office of the second class to expire at the second annual meeting of stockholders following the initial classification of directors, and the term of office of the third class to expire at the third annual meeting of stockholders following the initial classification of directors. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire will be elected for a three-year term of office. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The board of directors, or its remaining members, even if less than a quorum, is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the Board of Directors may only be removed for cause and only by the affirmative vote of 80% of our outstanding voting stock. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.
Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors.
Our restated bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days nor more than 120 days prior to the anniversary of the mailing date of the proxy statement for the previous year’s annual meeting. For a special meeting, the notice must generally be delivered not earlier than the 90th day prior to the meeting and not later than the later of (1) the 60th day prior to the meeting or (2) the 10th day following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the restated bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.

Special Meetings of Stockholders.
Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors.
No Stockholder Action by Written Consent.
Our restated certificate of incorporation and restated bylaws do not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.
Super Majority Stockholder Vote Required for Certain Actions.
The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our restated certificate of incorporation requires the affirmative vote of the holders of at least 80% of our outstanding voting stock to amend or repeal any of the provisions discussed in this section of this prospectus entitled “Anti-Takeover Provisions of Delaware law, our Restated Certificate of Incorporation and our Restated Bylaws” or to reduce the number of authorized shares of common stock or preferred stock. This 80% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. In addition, an 80% vote is also required for any amendment to, or repeal of, our restated bylaws by the stockholders. Our restated bylaws may be amended or repealed by a simple majority vote of the board of directors.
Underwriter’s Warrants
We have agreed to issue to the underwriter in this offering warrants to purchase 95,455 shares of our common stock at a per share exercise price equal 140% of the public offering price. A complete description of these warrants is included in the “Underwriting — Underwriter’s Warrants” section of this prospectus.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.
Stock Market Listing
We have applied to have our shares of common stock listed for trading on The NASDAQ Capital Market under the symbol “ANGN.” No assurance can be given that such listing will be approved.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our common stock, and a liquid public trading market for our common stock may not develop or be sustained after this offering. If a public market does develop, future sales of significant amounts of our common stock, including shares issued upon exercise of outstanding options or warrants, or the anticipation of those sales, could adversely affect the public market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities. We have applied to list our common stock on The NASDAQ Capital Market under the symbol “ANGN.”
Upon the completion of this offering, and assuming (1) the issuance of shares in this offering, and (2) no exercise of the underwriter’s over-allotment option to purchase additional shares of common stock, and (3) no exercise of outstanding options or warrants, we will have outstanding an aggregate of 6,645,206 shares of common stock upon the effectiveness of the public offering.
Of these shares, all shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Shares purchased by our affiliates would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.
The remaining shares of common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, each of which is summarized below. We expect that all of these shares will be subject to the 180-day lock-up period under the lock-up agreements described below.
In addition, all of the 232,067 shares of our common stock that are subject to issuance upon exercise of stock options issued under our 2002 Plan are and, upon exercise, these shares will be eligible for sale subject to the lock–up agreements described below and Rules 144 and 701 under the Securities Act.
Further, there will be 350,000 shares of our Common Stock authorized for issuance upon exercise of stock options and other stock-based awards under our 2014 Plan and, upon exercise, these shares will be eligible for sale subject to the lock-up agreements described below and Rules 144 and 701 under the Securities Act.
Rule 144
Affiliate Resales of Shares
Our affiliates must generally comply with Rule 144 if they wish to sell any shares of our common stock in the public market, whether or not those shares are “restricted securities.” “Restricted securities” are any securities acquired from us or one of our affiliates in a transaction not involving a public offering. All shares of our common stock issued prior to the closing of this offering, and the shares of common stock that are exercisable upon warrants, are considered to be restricted securities. The shares of our common stock sold in this offering are not considered to be restricted securities.
In general, subject to the lock-up agreements described below, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is our affiliate, or who was our affiliate at any time during the three months immediately before a sale, can sell restricted shares of our common stock in compliance with the following requirements of Rule 144.
Holding period.   If the shares are restricted securities, an affiliate must have beneficially owned the shares of our common stock for at least six months.
Manner of sale.   An affiliate must sell its shares in “broker’s transactions” or certain “riskless principal transactions” or to market makers, each within the meaning of Rule 144.

Limitation on number of shares sold.   An affiliate is only allowed to sell within any three-month period an aggregate number of shares of our common stock that does not exceed the greater of:
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  one percent of the number of the total number of shares of our common stock then outstanding, which will equal approximately 66,452 shares immediately after this offering; and
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  the average weekly trading volume in our common stock on the stock exchange where our common stock is traded during the four calendar weeks preceding either (i) to the extent that the seller is required to file a notice on Form 144 with respect to such sale, the date of filing such notice, (ii) the date of receipt of the order to execute the transaction by the broker or (iii) the date of execution of the transaction with the market maker.
Current public information.   An affiliate may only resell its restricted securities to the extent that adequate current public information, as defined in Rule 144, is available about us, which, in our case, means that we have been subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for a period of at least 90 days prior to the date of the sale and we have filed all reports with the SEC required by those sections during the preceding twelve months (or such shorter period that we have been subject to these filing requirements).
Notice on Form 144.   If the number of shares of our common stock being sold by an affiliate under Rule 144 during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, then the seller must file a notice on Form 144 with the SEC and the stock exchange on which our common stock is traded concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.
Non-Affiliate Resales of Restricted Shares
Any person or entity who is not an affiliate of ours and who has not been an affiliate of ours at any time during the three months preceding a sale is only required to comply with Rule 144 in connection with sales of restricted shares of our common stock. Subject to the lock-up agreements described below, those persons may sell shares of our common stock that they have beneficially owned for at least one year without any restrictions under Rule 144 immediately following the effective date of the registration statement of which this prospectus is a part.
Further, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time such person sells shares of our common stock, and has not been an affiliate of ours at any time during the three months preceding such sale, and who has beneficially owned such shares of our common stock, as applicable, for at least six months but less than a year, is entitled to sell such shares so long as there is adequate current public information, as defined in Rule 144, available about us.
Resales of restricted shares of our common stock by non-affiliates are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144, described above.
Rule 701
In general, under Rule 701 of the Securities Act, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.
The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than “affiliates,” as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by “affiliates” under Rule 144 without compliance with its one-year minimum holding period requirement.

Registration Rights
The Underwriter’s Warrants provide for certain registration rights to the holders thereof. See “Underwriting — Underwriter’s Warrant” for additional information. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares held by affiliates.
Equity Incentive Awards
We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under our stock plans. We expect to file the registration statement covering shares offered pursuant to our stock plan shortly after the date of this prospectus, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market subject to compliance with the resale provisions of Rule 144.
Lock-up Agreements
The holders of all of our outstanding shares of common stock and all of our directors and executive officers have signed lock-up agreements under which they have agreed not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock without the prior written consent of the underwriter, for a period of 180 days from the date of effectiveness of this offering. The lock-up restrictions and specified exceptions are described in more detail under “Underwriting — Lock-Up Agreements.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a general discussion of the material United States federal income tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof.
This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, possibly with retroactive effect, or subject to different interpretations. This discussion is limited to persons who hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Moreover, this discussion does not address all the United States federal income tax consequences and does not address foreign, state, local or other tax considerations that may be relevant to you in light of your personal circumstances. This discussion does not address special situations, including, without limitation, those of: brokers or dealers in securities; regulated investment companies; real estate investment trusts; persons holding common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle; traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; persons liable for alternative minimum tax; United States Holders (as defined below) whose “functional currency” is not the United States dollar; investors in pass-through entities; persons who acquired our common stock through the exercise of employee stock options or otherwise as compensation; United States expatriates, “controlled foreign corporations,” “passive foreign investment companies,” financial institutions, insurance companies, tax-exempt organizations, or entities or arrangements treated as partnerships or other pass-through entities for United States federal income tax purposes.
If you are a partnership holding our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor.
EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT A TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK.
Consequences to United States Holders
The following is a summary of the material United States federal income tax consequences that will apply to you if you are a United States Holder of shares of our common stock. A “United States Holder” of common stock means a beneficial owner of common stock that is for United States federal income tax purposes:
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  an individual citizen or resident of the United States;
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  a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
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  an estate the income of which is subject to United States federal income taxation regardless of its source; or
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  a trust if it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.
Distributions on Common Stock
In general, if you receive a distribution with respect to our common stock, such distributions will be treated as a dividend to the extent of our current and accumulated earnings and profits as determined for United States federal income tax purposes. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce your tax basis in our common stock and, to the extent such portion exceeds your tax basis, the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under “Sale, Exchange, or Other Disposition of Common Stock.”

Under current legislation, dividend income may be taxed to an individual at rates applicable to long term capital gains, provided that a minimum holding period and other limitations and requirements are satisfied. Any dividends that we pay to a United States Holder that is a United States corporation will qualify for a deduction allowed to United States corporations in respect of dividends received from other United States corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. In general, a dividend distribution to a corporate United States Holder may qualify for the 70% dividends received deduction if the United States Holder owns less than 20% of the voting power and value of our stock. You should consult your tax advisor regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate on dividends.
Sale, Exchange, or Other Disposition of Common Stock
You will generally recognize capital gain or loss on a sale, exchange or certain other dispositions of our common stock. Your gain or loss will equal the difference between your amount realized and your tax basis in the stock. Your amount realized will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized on a sale or exchange of stock will be long-term capital gain or loss if you have held the stock for more than one year. Long-term capital gains of non-corporate taxpayers are generally taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.
Medicare Contribution Tax
Recently enacted legislation requires certain United States Holders who are individuals, estates or certain trusts to pay a 3.8% tax on the lesser of (1) the United States person’s “net investment income” for the relevant taxable year and (2) the excess of the United States person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes, among other things, dividends and capital gains from the sale or other dispositions of stock, unless such dividend income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A United States Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our common stock.
American Taxpayer Relief Act of 2012
The American Taxpayer Relief Act of 2012, or ATRA, was signed into law by President Obama on January 2, 2013. Certain provisions of United States federal income tax law relating to capital gain taxation and the applicability of capital gain rates to dividends designated as “qualified dividend income” were scheduled to “sunset” and revert to provisions of prior law for taxable years beginning after December 31, 2012. ATRA has modified those rules. For taxable years beginning after 2012, for noncorporate taxpayers, both the maximum capital gain tax rate (for gain other than “unrecaptured section 1250 gain”) and the maximum rate applicable to qualified dividend income generally is 20% (not including the Medicare contribution tax discussed above).
Information Reporting and Backup Withholding
Under certain circumstances, United States Treasury regulations require information reporting and backup withholding on certain payments on common stock or on the sale thereof. When required, we will report to the Internal Revenue Service and to each United States Holder the amounts paid on or with respect to our common stock and the United States federal withholding tax, if any, withheld from such payments. A United States Holder will be subject to backup withholding on the dividends paid on the common stock and proceeds from the sale of the common stock at the applicable rate if the United States Holder (a) fails to provide us or our paying agent with a correct taxpayer identification number or certification of exempt status (such as a certification of corporate status), (b) has been notified by the Internal Revenue Service that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends, or (c) in certain circumstances, has failed to certify under penalty of perjury that it is not subject to backup withholding. A United States Holder may be eligible for an exemption from backup withholding by providing a properly completed Internal Revenue Service Form W-9 to us or our paying agent.
Backup withholding does not represent an additional United States federal income tax. Any amounts withheld from a payment to a United States Holder under the backup withholding rules will be allowed as a credit against such holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information or returns are timely furnished by the holder to the Internal Revenue Service.
Consequences to Non-United States Holders
The following is a summary of the material United States federal income tax consequences that will apply to you if you are a Non-United States Holder of shares of our common stock. A “Non-United States Holder” is a beneficial owner of common stock (other than an entity or arrangement treated as a partnership for United States federal income tax purposes) that is not a United States Holder.
Distributions on Common Stock
If you receive a distribution in respect of shares of our common stock and such distribution is treated as a dividend (see “Consequences to United States Holders — Distributions on Common Stock”), as a Non-United States Holder, you will generally be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To claim the benefit of a lower rate under an income tax treaty, you must properly file with the payor an Internal Revenue Service Form W-8BEN, or successor form, certifying under penalty of perjury that you are not a United States person (as defined under the Code) and claiming an exemption from or reduction in withholding under the applicable tax treaty. Special certification and other requirements apply to you if you are a pass-through entity rather than a corporation or individual or if our common stock is held through certain foreign intermediaries.
If dividends are considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of yours, those dividends will not be subject to withholding tax, but instead will be subject to United States federal income tax on a net basis at applicable graduated individual or corporate rates as if you were a United States person (as defined under the Code), unless an applicable income tax treaty provides otherwise, provided an Internal Revenue Service Form W-8ECI, or successor form, is filed with the payor. In addition, if you are required to provide an Internal Revenue Service Form W-8ECI or successor form, as discussed above, you must also provide your tax identification number. If you are a foreign corporation, any effectively connected dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.
If you do not timely provide the relevant paying agent with the required certification but are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.
Gain on Disposition of Common Stock
Subject to the discussion below under “Foreign Account Legislation,” as a Non-United States Holder, you generally will not be subject to United States federal income tax on any gain realized on the sale or other disposition of our common stock (including a distribution with respect to our common stock that is treated as a sale or exchange) unless:
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  the gain is considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, is attributable to a United States permanent establishment of yours, in which case, you will generally be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates as if you were a United States person (as defined in the Code) and, if you are a corporation, you may be subject to an additional branch profits tax equal to 30% or such lower rate as may be specified by an applicable income tax treaty;
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  you are an individual who is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, in which case, you will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale, which may be offset by United States source capital losses; or
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  we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time within the shorter of the five-year period ending on the date of disposition or the period you held our common stock. As long as our common stock is regularly traded on an established securities market, within the meaning of section 897(c)(3) of the Code, these rules will apply only if you actually or constructively hold more than 5% of our common stock at any time during the applicable period that is specified in the Code. We believe that we are not currently, and are not likely to become, a United States real property holding corporation.
Information Reporting and Backup Withholding Tax
We must report annually to the Internal Revenue Service and to each of you the amount of dividends paid to you and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available by the Internal Revenue Service to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or other applicable agreements.
Backup withholding tax may also apply to dividend payments made to you on or with respect to our common stock unless you certify under penalty of perjury that you are a Non-United States Holder (and we do not have actual knowledge or reason to know that you are a United States person (as defined under the Code)) or you otherwise establish an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through United States-related financial intermediaries unless the beneficial owner certifies under penalty of perjury that it is a Non-United States Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person (as defined under the Code)) or the holder otherwise establishes an exemption.
Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your United States federal income tax liability provided that the required procedures are followed.
You should consult your tax advisor regarding the application of the information reporting and backup withholding rules to you.
Foreign Account Legislation
Recently enacted legislation generally will impose a withholding tax of 30% on any dividends on our common stock paid to a foreign financial institution, unless such institution enters into an agreement with the United States government to, among other things, collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners). Institutions in certain jurisdictions that have entered into agreements with the United States may have their compliance determined by such agreements. The legislation will also generally impose a withholding tax of 30% on any dividends on our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with either certification that such entity does not have any substantial United States owners or identification of the direct and indirect substantial United States owners of the entity. Finally, withholding of 30% also generally will apply to the gross proceeds of a disposition of our common stock paid to a foreign financial institution or to a non-financial foreign entity unless the reporting and certification requirements described above have been met. Under certain circumstances, a Non-United States Holder of our common stock may be eligible for refunds or credits of such taxes. You are encouraged to consult with your own tax advisor regarding the possible implications of this legislation on your investment in our common stock. Although this legislation currently applies to amounts paid after December 31, 2012, the IRS has issued guidance providing that the withholding provisions described above will generally apply to payments of dividends on our common stock made on or after July 1, 2014 and to payments of gross proceeds from a sale or other disposition of such stock on or after January 1, 2017.
You are encouraged to consult with your own tax advisor regarding the possible implications of this legislation on your investment in our common stock.

UNDERWRITING
Aegis Capital Corp, or the underwriter, is acting as the sole underwriter of the offering. We have entered into an underwriting agreement, dated            , 2014, with the underwriter. Subject to the terms and conditions set forth in the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, at the public offering price per share less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed in the following table.

Underwriter	Number of Shares
Aegis Capital Corp
Total

The underwriter is committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriter’s obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriter of officers’ certificates and legal opinions.
The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by its counsel and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Over-Allotment Option
We have granted to the underwriter an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriter to purchase a maximum of      additional shares (15% of the shares sold in this offering) from us to cover over-allotments, if any. If the underwriter exercises all or part of this option, it will purchase shares covered by the option at the public offering price per share that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $11.00 and the total net proceeds, before expenses, to us will be $4,185,000.
Discounts and Commissions
The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriter of its option to purchase additional shares.

	Per Share	Total Without Over-Allotment Option	Total With Over-Allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions (7%)	$	$	$
Non-accountable expense allowance (1%)(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)
  We have agreed to pay a non-accountable expense allowance to the underwriter equal to 1% of the gross proceeds received in this offering; provided, however, the expense allowance of 1% is not payable with respect to the shares sold upon exercise of the underwriter’s over-allotment option.
The underwriter proposes to offer the shares to the public at the public offering price per share set forth on the cover page of this prospectus. In addition, the underwriter may offer some of the shares to other securities dealers at such price less a concession of $     per share. If all of the shares offered by us are not sold at the public offering price per share, the underwriter may change the offering price per share and other selling terms by means of a supplement to this prospectus.

We have paid an expense deposit of $15,000 to the underwriter, which will be applied against accountable expenses (in compliance with FINRA Rule 5110(f)(2)(C)) that will be paid by us to the underwriter in connection with this offering. We have also agreed to pay the underwriter’s expenses relating to the offering, including (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $3,000 per individual and $15,000 in the aggregate; (b) all filing fees associated with the review of this offering by FINRA; (c) all fees, expenses and disbursements relating to the registration or qualification of securities offered under the “blue sky” securities laws of such states and other jurisdictions designated by the underwriter, including up to a maximum payment of $5,000 in legal fees to underwriter’s counsel in connection with legal fees related to “blue sky” filings; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriter; (e) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and Lucite tombstones in an amount not to exceed $5,000; (f) the reasonable fees and expenses of the underwriter’s legal counsel (which are limited to those fees and expenses in connection with the FINRA filing) not to exceed $25,000; (g) the $21,775 cost associated with the use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; and (h) up to $20,000 of the underwriter’s actual accountable road show expenses for this offering.
We estimate that the total expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $    .
Discretionary Accounts
The underwriter does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.
Lock-Up Agreements
Pursuant to certain “lock-up” agreements, we have agreed not to, without the prior written consent of the underwriter, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock, (ii) file or cause to be filed any registration statement with the Securities and Exchange Commission relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, in each case for a period of 180 days from the date of effectiveness of this offering, which we refer to as the Lock-Up Period. The restrictions described above do not apply to (1) the shares of common stock to be sold to the underwriter pursuant to the underwriting agreement, (2) the issuance of shares of common stock upon the exercise of a stock option or warrant or the conversion of a security outstanding on the date of this prospectus, of which the underwriter has been advised in writing, (3) the issuance of stock options or shares of our capital stock under any of our equity compensation plans (4) the issuance of shares of common stock in connection with any joint venture, strategic alliance or corporate partnering, (5) any “off balance sheet” or similar transaction or (6) a business combination involving us; provided that, prior to the issuance of any such stock options or shares of capital stock pursuant to clauses (1) through (6) above, each recipient thereof shall sign and deliver a lock-up agreement substantially similar to the lock-up agreements executed by our executive officers, directors and stockholders.
Each of our executive officers and directors and all holders of our outstanding shares of common stock on a fully-diluted basis (including shares underlying options, warrants and convertible securities) have agreed not to, without the prior written consent of the underwriter, (i) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our common stock, whether any such transaction described in clause (i) or (ii) is to be settled by delivery of common stock, in cash or otherwise, (iii) make any demand for or exercise any right with respect to the registration of any shares of our common stock or (iv) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any shares of our common stock, in each case during the Lock-Up Period. The restrictions described above do not apply to (1) transactions relating to shares of common stock acquired in open market transactions after the completion of this offering, subject to certain limitations, (2) transfers of common stock as a bona fide gift, by will or intestacy, to a family member or trust or other estate planning vehicle for the direct or indirect benefit of the security holder or a family member, (3) transfers of common stock to a charity or educational institution, (4) any transfers of common stock to any stockholder, partner or member of, or owner of similar equity interests in, the security holder, subject to certain limitations, (5) transfers of common stock to a security holder’s affiliates or to any investment fund or other entity controlled or managed by such security holder, (6) transfers to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (1) through (5) above or (7) transfers pursuant to an order of a court or regulatory agency; provided that in the case of any transfer pursuant to the foregoing clauses (2), (3), (4), (5) or (6) any such transfer shall not involve a disposition for value, each transferee shall sign and deliver to the underwriter a lock-up agreement substantially in the form of the lock-up agreement executed by our officers, directors and stockholders, and no filing under Section 16(a) of the Exchange Act shall be required or voluntarily made. Furthermore, the restrictions described above do not restrict or prohibit (a) the exercise, exchange or conversion of any securities exercisable or exchangeable for or convertible into shares of common stock, provided that the security holder does not transfer the shares of common stock acquired on such exercise, exchange or conversion during the Lock-Up Period or (b) the establishment or modification of a 10b5-1 trading plan under the Exchange Act by a security holder for the sale of shares of common stock, provided that such plan does not provide for the transfer of common stock during the Lock-Up Period. In addition, the restrictions described above will not apply to dispositions of a security holder’s shares of capital stock occurring after the consummation of this offering pursuant to a tender offer for our securities that would, if consummated, directly or indirectly result in a majority of our outstanding voting securities being disposed in such transaction; provided that, if such tender offer or related transaction is not completed, any of the security holder’s shares of capital stock subject to a lock-up agreement shall remain subject to the restrictions contained in such lock-up agreement.
Underwriter’s Warrants
We have agreed to issue to the underwriter and/or its designees warrants to purchase up to a total of 95,455 shares of common stock (3.5% of the shares of common stock sold in this offering, but excluding the over-allotment option). The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(i). The warrants are exercisable at a per share price equal to $      per share, or 140% of the public offering price per share in the offering. The warrants have been deemed compensation by FINRA and are therefore subject to a 180 day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriter (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of effectiveness. In addition, the warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.
Right of First Refusal
For a period of twelve months after the date of effectiveness of this offering, the underwriter has a right of first refusal to act as sole and exclusive investment banker, sole and exclusive book-runner, sole and exclusive financial advisor, sole and exclusive underwriter and/or sole and exclusive placement agent, at the underwriter’s sole and exclusive direction, for each and every future public or private equity offering or debt offering, including all equity linked offerings, but excluding any financing contemplated/pursued by the Company from any government sources (each, a “Subject Transaction”), during such 12-month period, of the Company, or any successor to or subsidiary of the Company, on terms and conditions customary to the underwriter for such transactions, and the Company shall not retain or engage any additional investment banker, financial advisor, underwriter and/or placement agent in a Subject Transaction without the express written consent of the underwriter.
Indemnification
We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.
NASDAQ Capital Market Listing
We have applied to list our common stock on The NASDAQ Capital Market under the symbol “ANGN.” No assurance can be given that such listing will be approved.
Electronic Offer, Sale and Distribution of Shares
A prospectus in electronic format may be made available on the websites maintained by the underwriter or selling group members, if any, participating in this offering and the underwriter participating in this offering may distribute prospectuses electronically. The underwriter may agree to allocate a number of shares to the underwriter and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.
Determination of the Initial Public Offering Price
Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined through negotiations between us and the underwriter. In addition to prevailing market conditions, the factors considered in determining the initial public offering price included the following:
•
  the information included in this prospectus and otherwise available to the underwriter;
•
  the valuation multiples of publicly traded companies that the underwriter believes to be comparable to us;
•
  our financial information;
•
  our prospects and the history and the prospectus of the industry in which we compete;
•
  an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;
•
  the present state of our development; and
•
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.
An active trading market for our common stock may not develop. It is also possible that, after the offering, the shares will not trade in the public market at or above the initial public offering price.

Stabilization
In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.
•
  Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.
•
  Over-allotment transactions involve sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising it over-allotment option and/or purchasing shares in the open market.
•
  Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriter sells more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.
•
  Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.
These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or common stock or preventing or retarding a decline in the market price of our shares or common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.
Passive market making.   In connection with this offering, the underwriter and selling group members may engage in passive market making transactions in our common stock on The NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.
Other Relationships.   The underwriter and its affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees. However, except as disclosed in this prospectus, we have no present arrangements with the underwriter for any further services.
Offer restrictions outside the United States
Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Australia
This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer for the offeree under this prospectus.
China
The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”
European Economic Area — Belgium, Germany, Luxembourg and Netherlands
The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.
An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:
(a)
  to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)
  to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);
(c)
  to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the company or the underwriter for any such offer; or
(d)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.
France
This document is not being distributed in the context of a public offering of financial securities (estraint au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General

Regulation of the French Autorité des 120estraint financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.
This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.
Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs 120estraint) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle 120estraint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.
Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.
Ireland
The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.
Israel
The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority, or the ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.
Italy
The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ-$$-Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:
•
  to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and
•
  in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.
Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•
  made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
•
  in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.
Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.
Japan
The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder).
Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.
Portugal
This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Sweden
This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Switzerland
The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.
This document is personal to the recipient only and not for general circulation in Switzerland.
United Arab Emirates
Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates.
This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the company.
No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.
United Kingdom
Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA.
This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.
Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.
In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.
Industry and Market Data
We obtained the industry, market, and competitive position data throughout this prospectus from our own internal estimates and research, as well as from industry and general publications, in addition to research, surveys, and studies conducted by third parties. Industry publications, studies, and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source.

LEGAL MATTERS
The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York, and for the underwriter by Greenberg Traurig, LLP, New York, New York.
EXPERTS
The consolidated balance sheets of Angion Biomedica Corp. as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2013, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein, which report included an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern, in reliance on the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.
You may read and copy all or any portion of the registration statement without charge at the public reference room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the Securities and Exchange Commission at prescribed rates from the public reference room of the Securities and Exchange Commission at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Securities and Exchange Commission electronically are publicly available through the Securities and Exchange Commission’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission.
Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will be required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the Securities and Exchange Commission. You will be able to inspect and copy such periodic reports, proxy statements and other information at the Securities and Exchange Commission’s public reference room, and the web site of the Securities and Exchange Commission referred to above.

ANGION BIOMEDICA CORP. AND AFFILIATE
CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Angion Biomedica Corp. and Affiliate
We have audited the accompanying consolidated balance sheets of Angion Biomedica Corp. and Affiliate (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ and owners’ equity, and cash flows for each of the years in the two-year period ended December 31, 2013. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Angion Biomedica Corp. and Affiliate as of December 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company’s current grant funding substantially expires in the summer of 2014, and therefore its ability to support its operating costs without additional grant funding and/or external financing, raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.
/s/ EisnerAmper LLP
Iselin, NJ
March 3, 2014

Angion Biomedica Corp. and Affiliate
Consolidated Balance Sheets

	As of December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$2,057,250	$1,404,493
Grants receivable	485,762	580,378
Prepaid expenses	75,521	79,357
Total current assets	2,618,533	2,064,228
Property and equipment, net of accumulated depreciation	6,171,369	6,605,579
Due from officer	1,624,102	1,625,977
Deferred rent from tenants	298,273	235,948
Real estate tax escrow	182,992	362,334
Investments in Ohr Cosmetics LLC	50,000	—
Capitalized financing costs, net of accumulated amortization	80,589	89,147
Security deposits from tenants	36,990	46,950
Total assets	$11,062,848	$11,030,163
Liabilities and stockholders’ and owners’ equity
Current liabilities:
Accounts payable	$37,622	$209,516
Current portion of long-term debt	122,182	115,582
Accrued expenses	621,789	545,829
Accrued income taxes	283,324	142,500
Deferred income taxes, current	82,000	91,000
Total current liabilities	1,146,917	1,104,427
Deferred income taxes, long term	4,000	113,000
Long-term debt	5,202,353	5,324,535
Security deposits	250,000	250,000
Total liabilities	6,603,270	6,791,962
Commitments and contingencies
Stockholders’ and owners’ equity:
Common stock, $.01 par value; 100,000 shares authorized in 2013 and 2012; 61,200 shares issued and outstanding in 2013 and 2012	612	612
Additional paid-in capital	5,156	5,156
Retained earnings	2,337,126	1,704,885
Angion Biomedica Corp. stockholders’ equity	2,342,894	1,710,653
Non-controlling interest in NovaPark LLC	2,116,684	2,527,548
Total stockholders’ and owners’ equity	4,459,578	4,238,201
Total liabilities and stockholders’ and owners’ equity	$11,062,848	$11,030,163

The accompanying notes are an integral part of these consolidated financial statements.

Angion Biomedica Corp. and Affiliate
Consolidated Statements of Operations

	For the Years Ended December 31,
	2013	2012
Revenues:
Grant revenue	$6,581,072	$7,297,701
Cost of grant revenues – direct research costs	3,173,478	3,673,684
Gross profit	3,407,594	3,624,017

Operating expenses:
Research and development – non-Federally funded	196,008	—
General and administrative	3,609,386	4,043,234
Total operating expenses	3,805,394	4,043,234
Loss from operations	(397,800)	(419,217)
Other income (expense):
Interest expense	(300,432)	(307,450)
Investment income	31,375	11,745
Rental income	1,641,365	1,877,445
Other income	757,926	31,450
Total other income	2,130,234	1,613,190
Income before income taxes	1,732,434	1,193,973
Income tax expense	452,778	201,858
Net income	1,279,656	992,115
Less: net income attributable to non-controlling interest in NovaPark	(647,415)	(684,812)
Net income attributable to Angion Biomedica Corp.	$632,241	$307,303
Basic and diluted net income per share	$10.33	$5.02
Basic and diluted weighted average common shares outstanding	61,200	61,200

The accompanying notes are an integral part of these consolidated financial statements.

Angion Biomedica Corp. and Affiliate
Consolidated Statements of Stockholders’ and Owners’ Equity
For the Years Ended December 31, 2013 and 2012

	Common Stock		Additional Paid In Capital	Retained Earnings	Angion Biomedica Corp. Share of Stockholders’ Equity	Non-Controlling Interest	Total
	Shares	Par Value
Balance, December 31, 2011	61,200	$612	$5,016	$1,397,582	$1,403,210	$780,506	$2,183,716
Stock-based compensation expense	—	—	140	—	140	—	140
Transfer of equity interest	—	—	—	—	—	1,374,232	1,374,232
Distributions	—	—	—	—	—	(312,002)	(312,002)
Net income	—	—	—	307,303	307,303	684,812	992,115
Balance, December 31, 2012	61,200	612	5,156	1,704,885	1,710,653	2,527,548	4,238,201
Distributions	—	—	—	—	—	(1,058,279)	(1,058,279)
Net income	—	—	—	632,241	632,241	647,415	1,279,656
Balance, December 31, 2013	61,200	$612	$5,156	$2,337,126	$2,342,894	$2,116,684	$4,459,578

The accompanying notes are an integral part of these consolidated financial statements.

Angion Biomedica Corp. and Affiliate
Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2013	2012
Operating activities:
Net income	$1,279,656	$992,115
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	451,786	454,658
Amortization	8,558	8,558
Deferred rent	(62,325)	(103,306)
Stock-based compensation	—	140
Deferred income taxes	(118,000)	(212,000)
Change in operating assets and liabilities:
Grants receivable	94,616	224,915
Prepaid expenses	3,836	(36,863)
Real estate tax escrow	179,342	274,553
Security deposits from tenants	9,960	—
Accounts payable	(171,894)	103,496
Accrued expenses	75,959	(485,777)
Accrued income taxes	140,824	(155,300)
Total adjustments	612,662	73,074
Net cash provided by operating activities	1,892,318	1,065,189
Investing activities:
Investment in Ohr Cosmetics LLC	(50,000)	—
Purchases of property and equipment	(17,575)	(47,734)
Net cash used in investing activities	(67,575)	(47,734)
Financing activities:
Due from officer	1,875	(8,716)
Payments on long term debt	(115,582)	(108,509)
Distributions	(1,058,279)	(312,002)
Net cash used in financing activities	(1,171,986)	(429,227)
Net increase in cash and cash equivalents	652,757	588,228
Cash and cash equivalents at beginning of year	1,404,493	816,265
Cash and cash equivalents at end of year	$2,057,250	$1,404,493
Supplemental disclosure of cash paid:
Income taxes	$425,689	$568,259
Interest	300,432	307,450
Supplemental disclosure of non cash transaction:
Exchange of 54% interest in NovaPark LLC for note due from officer	$—	$1,595,707

The accompanying notes are an integral part of these consolidated financial statements.

Angion Biomedica Corp. and Affiliate

Notes to Consolidated Financial Statements
Note 1 — Nature of Business
Basis of Presentation
Angion Biomedica Corp. (“Angion” or “the Company”) is a clinical stage biopharmaceutical company established in 1998 to focus on the discovery and clinical development of novel therapeutic agents to treat acute and chronic organ injury by harnessing the body’s protective, reparative and regenerative systems. The therapeutic strategy Angion follows and pathways Angion targets were selected to prevent or limit acute injury, to prevent or limit acute injury from evolving into chronic disease, and to stabilize, and even reverse, chronic disease. Angion’s clinical programs are currently focused on renal transplantation, acute kidney disease and acute cardiac disease. Angion’s most advanced drug candidate, “BB3,” received both Fast Track and Orphan Drug designations from the Food and Drug Administration (“FDA”) and is in Phase 2 clinical trials for the treatment of delayed graft function, or DGF, in renal transplant recipients. Angion is a recipient of multiple grants from the National Institutes of Health (“NIH”) and other United States government agencies that support these preclinical and clinical programs.
The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, development of new technological innovations, dependence on key personnel, protections of proprietary technology, compliance with FDA regulations, litigation, and product liability. The Company currently has no commercially approved products and there can be no assurance that the Company’s research and development will be successfully commercialized. The Company’s BB3 drug candidate is the first product that the Company intends to develop for its own commercialization efforts, rather than undertake an outlicensing strategy as the Company has done previously. Developing and commercializing a product requires significant time and capital and is subject to regulatory review and approval as well as competition from other biotechnology and pharmaceutical companies. The Company operates in an environment of rapid change and is dependent upon the continued services of its consultants and obtaining and protecting intellectual property.
Note 2 — Going Concern and Plan of Operation
The accompanying financial statements have been prepared on a going concern basis, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business.
The Company has been funded through grants from the National Institutes of Health and other United States government agencies. Each grant award specifies a total dollar amount and term that that the Company can draw in the advancement of such projects. As of December 31, 2013, the Company has approximately $4.5 million remaining under awards granted. The Company’s current grant funding substantially expires in the summer of 2014, and therefore its ability to support its operating costs without additional grant funding and/or external financing, raise substantial doubt about its ability to continue as a going concern. The Company has applied for significant grant awards or renewals, however, there is no assurance that the Company will be successful in receiving such awards.
The Company expects to incur significant expenses to complete clinical work and to prepare BB3 for Phase 3 trials in the United States. The Company may never be able to obtain regulatory approval for the marketing of BB3 or other products in the United States or internationally, and even if the Company is able to commercialize BB3 or any other product candidate, there can be no assurance that the Company will generate significant revenues or ever achieve profitability. The Company also expects that its research and development expenses will continue to increase as it moves forward with its clinical testing for BB3 and performs other studies for its diverse research and development portfolio. As a result, the Company expects to continue to incur substantial losses for the foreseeable future, and these losses will be increasing. The Company will not commence the Phase 3 clinical trial of BB3 for Delayed Graft Function, the Phase 2 trial for Acute Kidney Injury, or continue the Phase 2 for Myocardial Infarction unless the Company receives the proceeds of a contemplated initial public offering or other significant funding. Further, in the event that the Company does not receive additional grant awards or renewals, it will be forced to eliminate certain sub-contractors contracts and infrastructure costs.

Angion Biomedica Corp. and Affiliate

Notes to Consolidated Financial Statements

Note 3 — Summary of Significant Accounting Policies
Basis of presentation:
The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (‘‘GAAP’’), and include all adjustments necessary for the fair presentation of the Company’s financial position, results of operations and cash flows for the periods presented.
Principles of Consolidation
The accompanying financial statements have been prepared in accordance with Financial Accounting Standards Board Accounting Standards Codification 810 (FASB ASC 810), Consolidation. FASB ASC 810 provides guidance on the identification of entities for which control is achieved through means other than through voting rights and how to determine when and which business enterprises should be consolidated as a variable interest entity (VIE). The consolidated financial statements include Angion and NovaPark, LLC (“NovaPark”), of which Angion owns a 10% equity interest and which management has determined is a variable interest entity and that Angion is the primary beneficiary.
NovaPark, a limited liability company formed in 2011, owns commercial real estate. The Company leases its corporate headquarters facility from NovaPark, which is affiliated with the Company through common ownership. The Company is a guarantor on the mortgage, discussed in Note 6, between NovaPark and a financial institution, and therefore consolidation was deemed to be required. As part of the consolidation, the building, land and all of the debt associated with these assets that are owned by NovaPark have been consolidated into the Company’s financial statements. All material inter-company accounts and transactions have been eliminated in consolidation.
The Company also invested in Ohr Cosmetics LLC (“Ohr”), a company owned in part by the president of the Company (see Note 13). Ohr does not require consolidation as the Company owns less than 1.0% and does not have a controlling financial interest nor does it have an obligation to absorb the losses of the entity. The Company accounts for this investment under the equity method since it has significant influence.
Cash and cash equivalents
The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At times the balances may exceed the FDIC insured limits.
Grants Receivable
Grants receivable consist of unbilled amounts due from various grants from the NIH and other United States government agencies for costs incurred prior to the period end under reimbursement contracts. All amounts are readily available for draw from the Federal Government Payment Management System and, accordingly, no allowance for doubtful amounts has been established. If amounts become uncollectible, they are charged to operations.
Fair Value of Financial Instruments
The carrying amounts of the Company’s financial instruments, which include grants receivable and current liabilities, are considered to be representative of their respective fair values due to their short term nature. The Company believes the fair value for its long-term debt based on current market interest rates and credit spreads for debt with similar maturities is comparable to the carrying value.

Angion Biomedica Corp. and Affiliate

Notes to Consolidated Financial Statements

Note 3 — Summary of Significant Accounting Policies (continued)

Revenue Recognition — Grant Revenue
Funds received from grants are generally deemed to be earned and recognized as revenues as allowable costs are incurred during the grant period. Revenues from cost plus fixed fee contracts are recognized as services are rendered or as costs are incurred during the contract performance period. Grants receivable are unbilled receivables that primarily represent revenue earned on contracts, which the Company is contractually precluded from billing until a future date. The Company is subject to periodic audits of revenues and associated expenses by the United States Federal Government and is also subject to various reporting requirements.
Licensing and associated milestone revenues are recorded when earned. The Company has previously earned approximately $4 million in licensing revenues prior to 2011; however, there are no active license agreements other than that with Ohr Cosmetics (see Note 13), and there was no revenue recognized as a result of that agreement for the year ended December 31, 2013.
Revenue Recognition — Rental Income
Rental income is recognized by NovaPark on a straight-line basis where contractual rental payments escalate over the term of the lease. One tenant accounts for the rental income which is not eliminated in the consolidation of the Company’s financial statements. The Company collected a security deposit from such tenant which is reflected as a security deposit liability on the Company’s accompanying consolidated balance sheet.
On June 21, 2011, and as subsequently amended, Angion entered into a lease with NovaPark for approximately 37% of the building for a term of 15 years, at a fixed annual base rent of $450,000 per annum increasing at the rate of 3% every three years, plus proportionate share of real estate taxes and operating costs. Because of the related party relationship between the Company and NovaPark, the U.S. government sets a limit on the amount of rent to a related entity that they will reimburse. Such rentals are eliminated in consolidation. NovaPark will increase the rent the Company is currently paying after the offering.
NovaPark enjoys certain local property tax benefits for a period of 10 years from its purchase, as long as it complies with the requirements of Uniondale’s Industrial Development Agency (“Pilot”) program. The Company was in compliance with such program during 2013. Real estate taxes are billed monthly by NovaPark to its tenants, and amounts collected in advance of the quarterly date when the real estate taxes are due are reflected as real estate tax escrow assets.
Research and Development Costs
Research and development costs are charged to expense when incurred in accordance with FASB ASC 730, Research and Development. Research and development includes costs such as clinical trial expenses, contracted research and license agreement fees with no alternative future use, supplies and materials, and allocation of various corporate costs. Costs for certain development activities, such as clinical trials are recognized based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations, or information provided by vendors on their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the financial statements as prepaid or accrued expenses.
Capitalized Financing Costs
Capitalized financing costs are being amortized on a straight-line basis over the term of the related debt (144 months).

Angion Biomedica Corp. and Affiliate

Notes to Consolidated Financial Statements

Note 3 — Summary of Significant Accounting Policies (continued)

Impairment of long-lived assets
The Company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. Impairment, if any, is assessed using discounted cash flows. No impairment losses were recognized during the years ended December 31, 2013 and 2012.
Stock-Based Compensation
The Company recognizes compensation cost relating to share-based payment transactions in operating results using a fair-value measurement method, in accordance with ASC-718 Compensation-Stock Compensation. ASC-718 requires all share based payments to employees, including grants of employee stock options, to be recognized in operating results as compensation expense based on fair value over the requisite service period of the awards. The Company will determine the fair value of share-based awards using the Black-Scholes option-pricing model, which uses both historical and current market data to estimate fair value. The method incorporates various assumptions such as the risk-free interest rate, expected volatility, expected dividend yield, expected forfeiture rate and expected life of the options.
Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. A review of all available positive and negative evidence is considered, including the Company’s current and past performance, the market environment in which the Company operates, the utilization of past tax credits, and the length of carryback and carryforward periods. Deferred tax assets and liabilities are measured utilizing tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Current and deferred income taxes have been provided through December 31, 2013. The Company recognizes accrued interest and penalties associated with uncertain tax positions, if any, as part of income tax expense. The Company has not recorded an asset for unrecognized tax benefits or a liability for uncertain tax positions at December 31, 2013 and 2012.
Earnings Per Share
Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings of the entity. No options were included in the 2013 and 2012 computations of diluted earnings per share because their effect would be anti-dilutive as a result of options for which the strike price exceeds the fair market value at period end.

	For the Year Ended December 31, 2013			For the Year Ended December 31, 2012
	Net Income attributable to Angion	Shares	EPS	Net Income attributable to Angion	Shares	EPS
Basic & Diluted EPS	$632,241	61,200	$10.33	$307,303	61,200	$5.02

Angion Biomedica Corp. and Affiliate

Notes to Consolidated Financial Statements

Note 3 — Summary of Significant Accounting Policies (continued)

Shares issuable upon the exercise of options outstanding at December 31, 2013 and 2012 were 3,775 shares, and since the exercise price was greater than the estimated fair market value of the common stock at December 31, 2013 and 2012, they are considered anti-dilutive.
Use of Estimates and Assumptions
The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.
Property and Equipment
Property and equipment are recorded at cost, less accumulated depreciation and amortization. Expenditures for maintenance and repairs are expensed as incurred. Depreciation and amortization are provided over the estimated useful lives of the assets as follows:

	Method	Estimated Useful Life
Furniture and fixtures	Double declining balance or straight line	5 – 7 years
Leasehold improvements	Straight-line	Term of lease or estimated useful life whichever is less
Equipment	Double declining balance or straight line	3 – 7 years
Building	Straight-line	39 years

The Company reviews its long-lived assets, which consist of property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of such assets may not be fully recoverable. Impairment is recognized for long lived assets when the carrying values exceed their undiscounted cash flows.
Recent accounting pronouncements:
In December 2011, the FASB issued ASU 2011-12 “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05”. This update stated that the specific requirement to present items that are reclassified from other comprehensive income (loss) to net income (loss) alongside their respective components of net income (loss) and other comprehensive income (loss) will be deferred. In February 2013, the FASB issued ASU 2013-02 “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”. This update requires companies to present the effects on the line items of net income (loss) of significant reclassifications out of accumulated other comprehensive income (loss) if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income (loss) in the same reporting period. ASU 2013-02 is effective prospectively for the Company for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company does not expect its adoption to have a material impact on its financial statements.

Angion Biomedica Corp. and Affiliate

Notes to Consolidated Financial Statements

Note 4 — Property and Equipment
Property and Equipment consisted of the following as of December 31:

	2013	2012
Furniture and fixtures	$28,339	$28,339
Leasehold improvements	2,356,625	2,339,050
Equipment	240,946	240,946
Building	4,914,507	4,914,507
	7,540,417	7,522,842
Less: Accumulated depreciation	(1,369,048)	(917,263)
Net fixed assets	$6,171,369	$6,605,579

The Company reported depreciation expense of $451,786 and $454,658 for the years ended December 31, 2013 and 2012 respectively.
Note 5 — Capitalized Financing Costs
Capitalized financing costs of $102,697, which relate to financing costs associated with the mortgage (see Note 6), were recorded at cost. The closing costs are reported net of accumulated amortization of $22,108 and $13,550 for the years ended December 31, 2013 and 2012, respectively. Amortization expense is recognized over the term of the underlying mortgage and was approximately $9,000 for each of the years ended December 31, 2013 and 2012.
Note 6 — Accrued Expenses
Accrued expenses for the years ended December 31, 2013 and 2012 were as follows:

	2013	2012
Accrued direct materials	$142,218	$12,670
Accrued direct subcontractors	308,806	407,400
Accrued direct consultants	6,095	13,287
Accrued other direct costs	9,026	1,573
Accrued vacation	57,150	36,542
Accrued lab expenses & supplies	11,263	—
Accrued office expenses	10,822	—
Accrued licenses and permits	—	5,000
Accrued taxes	—	7,337
Accrued management fees – rental	24,035	24,349
Accrued rent	6,099	—
Accrued insurance	19,492	—
Accrued professional fees	26,783	37,671
	$621,789	$545,829

Angion Biomedica Corp. and Affiliate

Notes to Consolidated Financial Statements

Note 7 — Debt
In July 2011, NovaPark entered into a mortgage note payable to a bank in the amount of $5,600,000. The note bears interest at a rate of 5.5% for the first seven years of the note and thereafter 275 basis points above the Federal Home Loan Bank of NY Index within a floor of 5.5%. The balances due as of December 31, 2013 and December 31, 2012 were $5,324,535 and $5,440,117, respectively. The loan contains a balloon payment of $3,855,000 that is due in July of 2023.
The loan includes a provision that $650,000 of the proceeds must be applied to repair and replace certain mechanical and operating equipment as well as to provide for costs of tenant improvements. Through December 31, 2013, the Company has approximately $360,000 remaining under this commitment. The loan contains debt covenants in which the Borrower must maintain a loan to value ratio of 60% and a Debt Service Coverage ratio of not less than 1.40. The Company is in compliance with its covenants as of December 31, 2013.
Future debt service payments under the mortgage are as follows:

Year Ending
December 31, 2014	$122,182
December 31, 2015	129,172
December 31, 2016	135,751
December 31, 2017	144,328
December 31, 2018	152,585
Thereafter	4,640,517
$5,324,535

Note 8 — Income Taxes
NovaPark LLC is taxed as a partnership and accordingly, there is no entity level taxes due from its operations. The effective income tax rate of 26.1% and 16.9% for the years ended December 31, 2013 and 2012, respectively differs from the combined federal and state income tax rate of 40% because approximately $700,000 of income before income taxes was attributable to NovaPark in both 2013 and 2012, reducing the income subject to taxation by approximately 40% and 60% of the pre-tax consolidated net income, respectively. The below income tax data reflects only amounts relating to Angion.
Components of the net deferred tax liabilities are:

	December 31, 2013	December 31, 2012
Deferred tax (asset):
Accrued vacation	$(24,000)	$(15,000)
Deferred tax liabilities:
IRC Section 481 adjustment	106,000	212,000
Depreciable assets	4,000	7,000
Net deferred tax liability	$86,000	$204,000

Angion Biomedica Corp. and Affiliate

Notes to Consolidated Financial Statements

Note 8 — Income Taxes (continued)

The expense (benefit) for income taxes is comprised of:

	For the Year Ended December 31, 2013	For the Year Ended December 31, 2012
Current:
Federal	$450,000	$344,060
State	120,778	69,798
Deferred:
Federal	(70,000)	(128,000)
State	(48,000)	(84,000)
Total tax expense	$452,778	$201,858

The Company’s provision for income taxes differs from applying the U.S. federal income tax rate to income before income tax. The primary differences result from providing for state income taxes and from deducting certain expenses for financial statement purposes but not for federal income tax purposes. The Company’s income tax returns are subject to examination by taxing authorities generally for three years. The tax returns of the Company related to fiscal 2010 through 2012 tax years remain open by the major taxing jurisdictions to which the Company is subject. For New Jersey state tax purposes, the Company’s filed fiscal 2009 through 2012 tax years remain open for examination by the tax authorities under a four year statute of limitations.
The Company follows FASB ASC 740-10, Uncertainty in Income Taxes. This standard prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company did not have any unrecognized tax benefits or a liability for uncertain tax positions at December 31, 2013 and 2012. The Company recognizes accrued interest and penalties associated with uncertain tax positions, if any, as part of income tax expense. There were no tax related interest and penalties recorded for 2013 and 2012.
Note 9 — Stockholders’ and Owners’ Equity
Common Stock
There were no transactions in the Company’s common stock for the years ended December 31, 2013 and 2012.
Note 10 — Stock Option Plans
In 2002 Angion adopted the 2002 Stock Option Plan (“the Plan”) for the purpose of issuing incentive stock options (ISO), nonqualified stock options, awards of stock and to allow the purchase of stock in the Company by officers, employees, directors and other individuals who render services to the Company. In 2009, the Company issued stock options to certain employees. The options that have been granted to date generally contain provisions to immediately vest or may vest up to 4 years from the grant date with possible acceleration upon certain events and expire ten years from the date of the grant. The aggregate number of shares that may be issued pursuant to the Plan is 5,000. Pursuant to the plan, no options are to be granted after August 4, 2012.
The Company adopted FASB ASC 718, Share-Based Payment, which requires all share-based payments to employees to be recognized as an expense based on the estimated fair value of the award on the date of the grant. The compensation expense, less expected forfeitures, is being recognized over the service period on a straight-line basis. The Company uses the Black Scholes Method to calculate fair value of the awards. Under FASB ASC 718, the estimated forfeiture method is required such that expected future forfeitures of non-vested awards are reflected as a reduction of stock-based compensation expense.

Angion Biomedica Corp. and Affiliate

Notes to Consolidated Financial Statements

Note 10 — Stock Option Plans (continued)

Estimated forfeitures may need to be revised in subsequent periods if actual forfeitures differ from estimates. Forfeitures were estimated at the time of the grant.
Total stock based compensation expense for the years ended December 31, 2013 and 2012 was $0 and $140, respectively and is included in selling, general and administrative expenses in the accompanying consolidated statements of income, and is also included in additional paid-in capital on the accompanying consolidated balance sheets.
The fair value of stock options granted is determined using the Black-Scholes option-pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock and the risk-free rate over the expected life of the option. The expected stock price volatility is based in the historical, expected or implied volatility of share prices of similar public entities for which share or option price information is available.
There were no stock options issued in 2013 and 2012. As of December 31, 2013 and 2012 there were 3,775 options outstanding and vested. All options contain an exercise price of $20 per share. The table below contains related information about the plan.

Exercise Price	December 31, 2013	Remaining Contractual Life
$20.00	3,775	5.75

Note 11 — Concentrations of Credit Risk
Financial instruments which potentially subject the Company to credit risk consist primarily of cash and sales. The Company maintains cash with a high quality financial institution. At times such amounts may exceed the federally insured limits.
The credit risk for revenue is concentrated because the Company received 100% of its revenue in 2013 and 2012 from the United States government. All of the revenue from the United States government was derived from the National Institutes of Health (NIH). Grants receivable from the NIH totaled $485,762 and $580,378 for the years ended December 31, 2013 and 2012, respectively.
Note 12 — Employee Benefit Plan
The Company has a qualified deferred compensation plan under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). Under the 401(k) Plan, employees may elect to defer part of their salary, subject to Internal Revenue Service limits.
The Company has elected to make matching contributions to the 401(k) plan of 100% of every dollar each participant defers into the plan up to a maximum deferral of 3% of the participant’s eligible wages. The Company made matching contributions to the 401(k) Plan totaling $42,127 and $40,438 in 2013 and 2012, respectively.
Note 13 — Commitments
As of December 31, 2013, the Company had a license agreement entered into in April 1998 with an unaffiliated hospital for exclusive licenses to their intellectual property on the use of HGF and inhibitors thereof for certain medical uses. This license was terminated in January of 2014. No payments to the hospital were associated with the maintenance of the license in the years ending December 31, 2013 and 2012. The license was terminated by the Company in January of 2014, as the underlying patent was approaching its end of term. No products were approved or marketed under these patents while the license was in effect.

Angion Biomedica Corp. and Affiliate

Notes to Consolidated Financial Statements

Note 13 — Commitments (continued)

As of December 31, 2013, the Company had a license agreement entered into in February 2000 with an unaffiliated hospital for exclusive licenses to its intellectual property on peptides and small molecules. Annual fees in the amount of $10,000 per year were payable to the hospital in the years ending December 31, 2013 and 2012. The license was terminated by the Company in January 2014, and no longer met the Company’s clinical requirements. No clinical studies were conducted or products approved or marketed under the patents while the license was in effect.
The Company had entered into an agreement in October 2013 with an unaffiliated research institution for clinical trials to be conducted by the institution involving a skin enhancing cosmetic developed by the Company. Under the terms of this agreement, approximately $3,000 per subject is to be paid to the institution on a monthly basis based on completed subject visits. For the year ended December 31, 2013, approximately $195,000 was paid to this institution for such clinical trials, and is reflected as research and development costs non-federally funded.
The Company also rents office space in a commercial building in Fort Lee, New Jersey with an unrelated party that expires in 2014. The remaining contractual lease payments are approximately $30,000.
Note 14 — Related Party Transactions
Due From Officer
On January 1, 2012, Angion entered into a note receivable agreement with its President in the amount of $1,595,707 in connection with an equity transaction in which the President purchased a 54% interest in NovaPark from Angion. The note is due in full on December 31, 2019 and bears interest annually at 1.17%. The interest amounts are due in annual installments on December 31 of each year. Interest recorded related to this receivable was $19,000 in each year for the years ended December 31, 2013 and 2012.
Investment
In November 2013, the Company invested $50,000 for a less than 1.0% interest in Ohr that is owned in part by the President of Angion. Members of the Company’s President’s immediate family own the entity which is the majority holder of the membership interests of Ohr. In addition, the Company’s President’s son is the manager of Ohr. The Company accounts for this investment under the equity method. The profit and loss impact for the brief amount of time that the Company had ownership in Ohr would be immaterial, so that impact has not been disclosed on the financial statements. In addition, Angion has entered into a licensing agreement with this company that allows Ohr to sell certain licensed products developed by Angion. When certain milestones are met through revenues earned on the licensed products, Ohr is required to make payments to Angion. No revenue from this license agreement was recognized during 2013 or 2012. As of December 31, 2013, Ohr has not commenced operations. Dr. Michael A. Yamin, the Company’s Vice President and a director, is also a consultant to Ohr Cosmetics.
Consultant Fees
Angion pays consulting fees under an agreement with the wife of the President of the Company. For the years ended December 31, 2013 and 2012, consultant fees paid to this individual were approximately $96,000 and $92,000, respectively.
Note 15 — Segment Information
The Company follows “Disclosures about Segments of an Enterprise and Related Information,” which establishes standards for companies to report information about operating segments, geographic areas and major customers. The Company currently operates in two business segments as of December 31, 2013: biotechnology research, and industrial rental real estate. The accounting policies of each segment are the same as those described in the summary of significant accounting policies (see Note 2 to the Company’s Consolidated Financial Statements).

Angion Biomedica Corp. and Affiliate

Notes to Consolidated Financial Statements

Note 15 — Segment Information (continued)

The following tables reflect the results of the segments consistent with the Company’s management system:

Year Ended December 31, 2013	Biotechnology		Rental Real Estate
Grant Revenue	$6,581,072		$—
Rental income	—		2,393,952	(A)
Cost of grant revenues – direct research costs	(3,173,478)		—
Research and development costs – non-Federally funded	(196,008)		—
General and administrative less depreciation and amortization	(2,977,596	)(A)	(932,591)
Depreciation and amortization	(8,613)		(443,173)
Interest expense	—		(300,432)
Other income	787,707		1,594
Net income before provision for income taxes	$1,013,084		$719,350
Total assets(B)	$3,384,296		$8,158,284
Capital expenditures	—		17,575

Year Ended December 31, 2012	Biotechnology		Rental Real Estate
Grant Revenue	$7,297,701		$—
Rental income	—		2,789,571	(C)
Cost of grant revenues – direct research costs	(3,673,684)		—
General and administrative less depreciation and amortization	(3,186,018	)(C)	(1,314,684)
Depreciation and amortization	(14,081)		(440,577)
Interest expense	—		(307,450)
Other income	9,153		34,042
Net income before provision for income taxes	$433,071		$760,902
Total assets(D)	$2,887,947		$8,611,962
Capital expenditures	—		47,734

Elimination entries required to reconcile these amounts to the amounts presented on the consolidated financial statements:
(A)
  Rental expense and income of $752,587
(B)
  Investment in NovaPark LLC of $479,732
(C)
  Rental expense and income of $912,126
(D)
  Investment in NovaPark LLC of $469,746
Included in total assets of the rental real estate segment is property and equipment with a carrying amount of $6,144,000 and $6,569,597, at December 31, 2013 and 2012, respectively, that serves as collateral for NovaPark’s mortgage obligation of $5,324,535 and $5,440,117 at December 31, 2013 and 2012, respectively. The mortgage is guaranteed by Angion and the Chief Executive Officer of Angion. The Chief Executive Officer of Angion and NovaPark have agreed that if the Chief Executive Officer of Angion is unable to satisfy his obligations under the guarantee and Angion is required to satisfy NovaPark’s obligations under the mortgage, then the Chief Executive Officer of Angion and NovaPark will immediately transfer all of their ownership interests in the building to Angion.

Angion Biomedica Corp. and Affiliate

Notes to Consolidated Financial Statements

Note 16 — Other Income
In 2013, the Company received refundable tax credits from the New York State Recovery Program in the amount of $250,000 per year for 2009 through 2011, totaling $750,000. The program was established to help provide funding for research and development companies in the State of New York. No further credits are anticipated through this program.
Note 17 — Subsequent Events
The Company has engaged Aegis Capital Corp. to serve as the lead underwriter on a best efforts basis in connection with the Company’s initial public offering. The timing, form and amount of financing, if any, are uncertain.

Angion Biomedica Corporation and Affiliates
Condensed Consolidated Balance Sheets

	March 31, 2014	December 31, 2013 *
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,500,564	$2,057,250
Grants receivable	—	485,762
Real estate tax escrow	176,743	182,992
Other current assets	94,211	75,521
Total current assets	2,771,518	2,801,525
Property and equipment, net of accumulated depreciation	6,059,033	6,171,369
Due from officer	1,628,857	1,624,102
Deferred rent from tenants	309,525	298,273
Deferred issuance costs	110,000	—
Investment in Ohr Cosmetics LLC	50,000	50,000
Capitalized financing costs, net of accumulated amortization	78,449	80,589
Security deposits from tenants	36,990	36,990
Total assets	$11,044,372	$11,062,848
Liabilities and stockholders’ and owners’ equity
Current liabilities:
Current portion of long-term debt	$123,295	$122,182
Accounts payable	274,547	37,622
Accrued expenses	510,560	621,789
Accrued income taxes	207,000	283,324
Deferred income taxes, current	52,000	82,000
Total current liabilities	1,167,402	1,146,917
Deferred income taxes, long term	3,000	4,000
Long-term debt	5,179,868	5,202,353
Security deposits	250,000	250,000
Total liabilities	6,600,270	6,603,270
Commitments and contingencies
Stockholders’ and owners’ equity:
Common stock, $.01 par value; 100,000 shares authorized in 2014 and 2013; 61,200 shares issued and outstanding in 2014 and 2013	612	612
Additional paid-in capital	5,156	5,156
Retained earnings	2,037,854	2,337,126
Angion Biomedica Corp stockholders’ equity	2,043,622	2,342,894
Non-controlling interest in NovaPark LLC	2,400,480	2,116,684
Total stockholders’ and owners’ equity	4,444,102	4,459,578
Total liabilities and stockholders’ and owners’ equity	$11,044,372	$11,062,848

*
  Derived from audited financial information
The accompanying notes are an integral part of these condensed consolidated financial statements.

Angion Biomedica Corporation and Affiliates
Condensed Consolidated Statements of Operations

	For the three months ended March 31,
	2014	2013
	(unaudited)
Revenues:
Grant revenue	$1,081,049	$1,692,413
Cost of revenues – direct research costs	534,326	787,757
Gross profit	546,723	904,656
Operating expenses:
General and administrative	1,080,236	885,881
Income (loss) from operations	(533,513)	18,775
Other income (expense):
Interest expense	(47,956)	(74,657)
Investment income	4,974	15,552
Rental income	531,713	440,615
Total other income	488,731	381,510
Income (loss) before income taxes	(44,782)	400,285
Income tax (benefit) expense	(107,306)	54,786
Net income	62,524	345,499
Less net income attributable to non-controlling interest in NovaPark	(361,796)	(293,679)
Net (loss) income attributable to Angion Biomedica Corp.	$(299,272)	$51,820
Basic and diluted net (loss) income per share	$(4.89)	$0.85
Basic and diluted weighted average common shares outstanding	61,200	61,200

The accompanying notes are an integral part of these condensed consolidated financial statements.

Angion Biomedica Corporation and Affiliates
Condensed Consolidated Statements of Cash Flows

	For the three months ended March 31,
	2014	2013
	(unaudited)
Operating activities:
Net income	$62,524	$345,499
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	112,336	112,946
Amortization	2,140	2,140
Deferred income tax benefit	(31,000)	(2,000)
Change in operating assets and liabilities:
Grant receivable	485,762	28,319
Real estate tax escrow	6,249	(45,912)
Other current assets	(18,690)	(9,461)
Deferred issuance costs	(70,000)	—
Deferred rent from tenants	(11,252)	(21,643)
Security deposits from tenants	—	9,960
Accounts payable	236,925	(75,168)
Accrued expenses	(111,229)	4,878
Accrued income taxes	(76,324)	(139,714)
Total adjustments	524,917	(135,655)
Net cash provided by operating activities	587,441	209,844
Financing activities:
Due from officer	(4,755)	21,270
Deferred issuance costs	(40,000)	—
Payments on long term debt	(21,372)	(29,333)
Distributions	(78,000)	(270,630)
Net cash used in financing activities	(144,127)	(278,693)
Net increase (decrease) in cash and cash equivalents	443,314	(68,849)
Cash and cash equivalents at beginning of period	2,057,250	1,404,493
Cash and cash equivalents at end of period	$2,500,564	$1,335,644
Supplemental information:
Cash paid for federal and state income taxes	$—	$196,500
Cash paid for interest	$47,956	$74,657
Supplemental disclosure of noncash transactions:
Deferred issuance costs included in accrued expenses	$70,000	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

Angion Biomedica Corporation and Affiliates

Notes to Condensed Consolidated Financial Statements
Note 1 — Nature of Business
The Company
Angion Biomedica Corp. (“Angion” or “the Company”) is a clinical stage biopharmaceutical company established in 1998 to focus on the discovery and clinical development of novel therapeutic agents to treat acute and chronic organ injury by harnessing the body’s protective, reparative and regenerative systems. The therapeutic strategy Angion follows and pathways Angion targets were selected to prevent or limit acute injury, to prevent or limit acute injury from evolving into chronic disease, and to stabilize, and even reverse, chronic disease. Angion’s clinical programs are currently focused on renal transplantation, acute kidney disease and acute cardiac disease. Angion’s most advanced drug candidate, “BB3,” received both Fast Track and Orphan Drug designations from the Food and Drug Administration (“FDA”) and is in Phase 2 clinical trials for the treatment of delayed graft function, or DGF, in renal transplant recipients. Angion is a recipient of multiple grants from the National Institute of Health (“NIH”) and other United States government agencies that support these preclinical and clinical programs.
The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, development of new technological innovations, dependence on key personnel, protections of proprietary technology, compliance with FDA regulations, litigation, and product liability. The Company currently has no commercially approved products and there can be no assurance that the Company’s research and development will be successfully commercialized. The Company’s BB3 drug candidate is the first product that the Company intends to develop for its own commercialization efforts, rather than undertake an outlicensing strategy as the Company has done previously. Developing and commercializing a product requires significant time and capital and is subject to regulatory review and approval as well as competition from other biotechnology and pharmaceutical companies. The Company operates in an environment of rapid change and is dependent upon the continued services of its consultants and obtaining and protecting intellectual property.
Note 2 — Going Concern and Plan of Operation
The accompanying financial statements have been prepared on a going concern basis, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business.
The Company has been funded through grants from the National Institute of Health and other United States government agencies. Each grant award specifies a total dollar amount and term that the Company can draw in the advancement of such projects. As of March 31, 2014, the Company has approximately $4.2 million remaining under awards granted. The Company’s current grant funding substantially expires in the summer of 2014, and therefore its ability to support its operating costs without additional grant funding and/or external financing, raise substantial doubt about its ability to continue as a going concern. The Company has applied for significant grant awards or renewals, however, there is no assurance that the Company will be successful in receiving such awards.
The Company expects to incur significant expenses to complete clinical work and to prepare BB3 for Phase 3 trials in the United States. The Company may never be able to obtain regulatory approval for the marketing of BB3 or other products in the United States or internationally, and even if the Company is able to commercialize BB3 or any other product candidate, there can be no assurance that the Company will generate significant revenues or ever achieve profitability. The Company also expects that its research and development expenses will continue to increase as it moves forward with its clinical testing for BB3 and performs other studies for its diverse research and development portfolio. As a result, the Company expects to continue to incur substantial losses for the foreseeable future, and these losses will be increasing. The Company will not commence the Phase 3 clinical trial of BB3 for Delayed Graft Function, the Phase 2 trial for Acute Kidney Injury, or continue the Phase 2 for Myocardial Infarction unless the Company receives the proceeds of a contemplated initial public offering or other significant funding. Further, in the event that the Company does not receive additional grant awards or renewals, it will be forced to eliminate certain sub-contractors contracts and infrastructure costs.

Angion Biomedica Corporation and Affiliates

Notes to Condensed Consolidated Financial Statements

Note 2 — Going Concern and Plan of Operation (continued)

The Company engaged Aegis Capital Corp on Jan 21, 2014 to serve as the lead underwriter on a best efforts basis in connection with the Company’s initial public offering (“IPO”). The timing, form and amount of financing, if any, are uncertain. The Company has filed a Form S-1 Registration Statement with the Securities and Exchange Commission (“SEC”) for an IPO. Such Registration Statement has not yet been declared effective.
Note 3 — Summary of Significant Accounting Policies
Basis of presentation:
The accompanying unaudited interim condensed consolidated financial statements were prepared in accordance with the rules and regulations of the Securities and Exchange Commission pertaining to reports on Form 10-Q and should be read in conjunction with the consolidated financial statements and accompanying notes included in the Company’s report for the year ended December 31, 2013. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States (“GAAP”) for complete financial statements. In the opinion of management, these statements include all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of the consolidated financial statements.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The interim operating results are not necessarily indicative of the results for a full year.
Principles of Consolidation
The accompanying financial statements have been prepared in accordance with Financial Accounting Standards Board Accounting Standards Codification 810 (FASB ASC 810), Consolidation. FASB ASC 810 provides guidance on the identification of entities for which control is achieved through means other than through voting rights and how to determine when and which business enterprises should be consolidated as a variable interest entity (VIE). The consolidated financial statements include Angion and NovaPark, LLC (“NovaPark”), of which Angion owns a 10% equity interest and which management has determined is a variable interest entity and that Angion is the primary beneficiary.
NovaPark, a limited liability company formed in 2011, owns commercial real estate. The Company leases its corporate headquarters facility from NovaPark, which is affiliated with the Company through common ownership. The Company is a guarantor on the mortgage, discussed in Note 7, between NovaPark and a financial institution, and therefore consolidation was deemed to be required. As part of the consolidation, the building, land and all of the debt associated with these assets that are owned by NovaPark have been consolidated into the Company’s financial statements. All material inter-company accounts and transactions have been eliminated in consolidation.
The Company also invested in Ohr Cosmetics LLC (“Ohr”), a company owned in part by the president of the Company (see Note 15). Ohr does not require consolidation as the Company owns less than 1.0% and does not have a controlling financial interest nor does it have an obligation to absorb the losses of the entity. The Company accounts for this investment under the equity method since it has significant influence. As of March 31, 2014, no activity from the operations of Ohr have been included in these financial statements, as the operations of Ohr were not significant during the three months ended March 31, 2014.
Cash and cash equivalents
The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At times the balances may exceed the FDIC insured limits.

Angion Biomedica Corporation and Affiliates

Notes to Condensed Consolidated Financial Statements

Note 3 — Summary of Significant Accounting Policies (continued)

Grants Receivable
Grants receivable consist of unbilled amounts due from various grants from the NIH and other United States government agencies for costs incurred prior to the period end under reimbursement contracts. All amounts are readily available for draw from the Federal Government Payment Management System and, accordingly, no allowance for doubtful amounts has been established. If amounts become uncollectible, they are charged to operations.
Fair Value of Financial Instruments
The carrying amounts of the Company’s financial instruments, which include grants receivable and current liabilities, are considered to be representative of their respective fair values due to their short term nature. The Company believes the fair value for its long-term debt based on current market interest rates and credit spreads for debt with similar maturities is comparable to the carrying value.
Revenue Recognition — Grant Revenue
Funds received from grants are generally deemed to be earned and recognized as revenues as allowable costs are incurred during the grant period. Revenues from cost plus fixed fee contracts are recognized as services are rendered or as costs are incurred during the contract performance period. Grants receivable are unbilled receivables that primarily represent revenue earned on contracts, which the Company is contractually precluded from billing until a future date. The Company is subject to periodic audits of revenues and associated expenses by the United States Federal Government and is also subject to various reporting requirements.
Licensing and associated milestone revenues are recorded when earned. The Company has previously earned approximately $4 million in licensing revenues prior to 2011; however, there are no active license agreements other than that with Ohr Cosmetics (see Note 14), and there was no revenue recognized as a result of that agreement for the three months ended March 31, 2014 and 2013.
Revenue Recognition — Rental Income
Rental income is recognized by NovaPark on a straight-line basis where contractual rental payments escalate over the term of the lease. One tenant, in the three months ended March 31 2013, and two tenants in the three months ended March 31, 2014 account for the rental income which is not eliminated in the consolidation of the Company’s financial statements. The Company collected a security deposit from one tenant which is reflected as a security deposit liability on the Company’s accompanying condensed consolidated balance sheet.
On June 21, 2011, and as subsequently amended, Angion entered into a lease with NovaPark for approximately 37% of the building for a term of 15 years, at a fixed annual base rent of $450,000 per annum increasing at the rate of 3% every three years, plus proportionate share of real estate taxes and operating costs. Because of the related party relationship between the Company and NovaPark, the U.S. government sets a limit on the amount of rent to a related entity that they will reimburse. Such rentals are eliminated in consolidation. NovaPark will increase the rent the Company is currently paying after the offering.
NovaPark enjoys certain local property tax benefits for a period of 10 years from its purchase, as long as it complies with the requirements of Uniondale’s Industrial Development Agency (“Pilot”) program. The Company was in compliance with such program during 2013 and for the first quarter of 2014. Real estate taxes are billed monthly by NovaPark to its tenants, and amounts collected in advance of the quarterly date when the real estate taxes are due to be remitted to the bank that holds the mortgage are reflected as real estate tax escrow assets.

Angion Biomedica Corporation and Affiliates

Notes to Condensed Consolidated Financial Statements

Note 3 — Summary of Significant Accounting Policies (continued)

Research and Development Costs
Research and development costs are charged to expense when incurred in accordance with FASB ASC 730, Research and Development. Research and development includes costs such as clinical trial expenses, contracted research and license agreement fees with no alternative future use, supplies and materials, and allocation of various corporate costs. Costs for certain development activities, such as clinical trials are recognized based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations, or information provided by vendors on their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the financial statements as prepaid or accrued expenses.
Capitalized Financing Costs
Capitalized financing costs are being amortized on a straight-line basis over the term of the related debt (144 months).
Impairment of long-lived assets
The Company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. Impairment, if any, is assessed using discounted cash flows. No impairment losses were recognized during the three months ended March 31, 2014 and 2013.
Stock-Based Compensation
The Company recognizes compensation cost relating to share-based payment transactions in operating results using a fair-value measurement method, in accordance with ASC-718 Compensation-Stock Compensation. ASC-718 requires all share based payments to employees, including grants of employee stock options, to be recognized in operating results as compensation expense based on fair value over the requisite service period of the awards. The Company will determine the fair value of share-based awards using the Black-Scholes option-pricing model, which uses both historical and current market data to estimate fair value. The method incorporates various assumptions such as the risk-free interest rate, expected volatility, expected dividend yield, expected forfeiture rate and expected life of the options.
Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. A review of all available positive and negative evidence is considered, including the Company’s current and past performance, the market environment in which the Company operates, the utilization of past tax credits, and the length of carryback and carryforward periods. Deferred tax assets and liabilities are measured utilizing tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Current and deferred income taxes have been provided through March 31, 2014. The Company recognizes accrued interest and penalties associated with uncertain tax positions, if any, as part of income tax expense. The Company has not recorded an asset for unrecognized tax benefits or a liability for uncertain tax positions at March 31, 2014 and December 31, 2013.
Earnings Per Share
Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period.

Angion Biomedica Corporation and Affiliates

Notes to Condensed Consolidated Financial Statements

Note 3 — Summary of Significant Accounting Policies (continued)

Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings of the entity. No options were included in the 2014 and 2013 computations of diluted earnings per share because their effect would be anti-dilutive as a result of options for which the strike price exceeds the fair market value at period end.

	For the Three Months Ended March 31, 2014			For the Three Months Ended March 31, 2013
	Net Loss attributable to Angion	Shares	EPS	Net Income attributable to Angion	Shares	EPS
Basic & Diluted EPS	$(299,272)	61,200	$(4.89)	$51,820	61,200	$0.85

Shares issuable upon the exercise of options outstanding at March 31, 2014 and March 31, 2013 were 3,625 and 3,775, respectively, and since the exercise price was greater than the estimated fair market value of the common stock at March 31, 2014 and March 31, 2013, they are considered anti-dilutive.
Property and Equipment
Property and equipment are recorded at cost, less accumulated depreciation and amortization. Expenditures for maintenance and repairs are expensed as incurred. Depreciation and amortization are provided over the estimated useful lives of the assets as follows:

	Method	Estimated Useful Life
Furniture and fixtures	Double declining balance or straight line	5 – 7 years
Leasehold improvements	Straight-line	Term of lease or estimated useful life whichever is less
Equipment	Double declining balance or straight line	3 – 7 years
Building	Straight-line	39 years

The Company reviews its long-lived assets, which consist of property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of such assets may not be fully recoverable. Impairment is recognized for long lived assets when the carrying values exceed their undiscounted cash flows.
Deferred Issuance Costs
Deferred public offering costs, which primarily consist of direct, incremental legal, and accounting fees relating to the company’s initial public offering, are capitalized within deferred issuance costs. The deferred issuance costs will be offset against IPO proceeds upon the consummation of the offering. In the event the offering is terminated, deferred offering costs will be expensed. The Company has incurred approximately $110,000 in initial public offering costs as of March 31, 2014.
Recent accounting pronouncements:
In December 2011, the FASB issued ASU 2011-12 “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05”. This update stated that the specific requirement to present items that are reclassified from other comprehensive income (loss) to net income (loss) alongside their respective components of net income (loss) and other comprehensive income (loss) will be deferred. In February 2013, the FASB issued ASU 2013-02 “Reporting of Amounts Reclassified Out of Accumulated Other

Angion Biomedica Corporation and Affiliates

Notes to Condensed Consolidated Financial Statements

Note 3 — Summary of Significant Accounting Policies (continued)

Comprehensive Income”. This update requires companies to present the effects on the line items of net income (loss) of significant reclassifications out of accumulated other comprehensive income (loss) if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income (loss) in the same reporting period. ASU 2013-02 is effective prospectively for the Company for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption did not have a material impact on the Company’s financial statements.
Note 4 — Property and Equipment
Property and Equipment consisted of the following as of:

	March 31, 2014	December 31, 2013
Furniture and fixtures	$28,339	$28,339
Leasehold improvements	2,356,625	2,356,625
Equipment	240,946	240,946
Building	4,914,507	4,914,507
	7,540,417	7,540,417
Less: Accumulated depreciation	(1,481,384)	(1,369,048)
Net fixed assets	$6,059,033	$6,171,369

The Company reported depreciation expense of $112,336 and $112,946 for the three months ended March 31, 2014 and 2013, respectively.
Note 5 — Capitalized Financing Costs
Capitalized financing costs of $102,697, which relate to financing costs associated with the mortgage (see Note 7), were recorded at cost. The closing costs are reported net of accumulated amortization of $24,248 and $22,108 for the three months ended March 31, 2014 and for the year ended December 31, 2013, respectively. Amortization expense is recognized over the term of the underlying mortgage and was $2,140 for each of the three months ended March 31, 2014 and 2013.
Note 6 — Accrued Expenses
Accrued expenses were as follows as of:

	March 31, 2014	December 31, 2013
Accrued direct materials	$—	$142,218
Accrued direct subcontractors	128,053	308,806
Accrued direct consultants	18,566	6,095
Accrued other direct costs	12,792	9,026
Accrued vacation	67,769	57,150
Accrued lab expenses & supplies	3,288	11,263
Accrued office expenses	15,207	10,822
Accrued utilities	20,222	—
Accrued management fees – rental	21,736	24,035
Accrued rent	6,099	6,099
Accrued insurance	—	19,492
Accrued professional fees	216,828	26,782
	$510,560	$621,789

Angion Biomedica Corporation and Affiliates

Notes to Condensed Consolidated Financial Statements

Note 7 — Debt
In July 2011, NovaPark entered into a mortgage note payable to a bank in the amount of $5,600,000. The note bears interest at a rate of 5.5% for the first seven years of the note and thereafter 275 basis points above the Federal Home Loan Bank of NY Index within a floor of 5.5%. The balances due as of March 31, 2014 and December 31, 2013 were $5,303,163 and $5,324,535, respectively. The loan contains a balloon payment of $3,855,000 that is due in July of 2023.
The loan includes a provision that $650,000 of the proceeds must be applied to repair and replace certain mechanical and operating equipment as well as to provide for costs of tenant improvements. Through March 31, 2014, the Company has approximately $360,000 remaining under this commitment. The loan contains debt covenants in which the Borrower must maintain a loan to value ratio of 60% and a Debt Service Coverage ratio of not less than 1.40. The Company is in compliance with these covenants as of March 31, 2014.
Future debt service payments under the mortgage are as follows:

Year Ending
March 31, 2015	$123,295
March 31, 2016	129,565
March 31, 2017	137,751
March 31, 2018	145,632
March 31, 2019	153,964
Thereafter	4,612,956
$5,303,163

Note 8 — Income Taxes
NovaPark LLC is taxed as a partnership and accordingly, there is no entity level taxes due from its operations. The effective income tax rates for the three-month periods ended March 31, 2014 and 2013 were (240%) and 14%, respectively. The Company’s effective tax rate for the three months ended March 31, 2014 and 2013 differs from the combined federal and state income tax rate of 40% because approximately $362,000 and $294,000 of income was attributable to NovaPark LLC in those respective periods as well as a provision to return adjustment relating to the finalization of the 2013 tax return. During the three months ended March 31, 2014, the Company recorded a current and deferred tax benefit in the amount of approximately $76,000 and $31,000, respectively. The deferred tax benefit is a primarily the result of the relief of the deferred tax liability related to the IRC section 481 adjustment.
Note 9 — Stockholders’ and Owners’ Equity
Common Stock
There were no transactions in the Company’s common stock for the three months ended March 31, 2014 and for the year ended December 31, 2013.

Angion Biomedica Corporation and Affiliates

Notes to Condensed Consolidated Financial Statements

Note 10 — Stock Option Plans
In 2002 Angion adopted the 2002 Stock Option Plan (“the Plan”) for the purpose of issuing incentive stock options (ISO), nonqualified stock options, awards of stock and to allow the purchase of stock in the Company by officers, employees, directors and other individuals who render services to the Company. In 2009, the Company issued stock options to certain employees. The options that have been granted to date generally contain provisions to immediately vest or may vest up to 4 years from the grant date with possible acceleration upon certain events and expire ten years from the date of the grant. The aggregate number of shares that may be issued pursuant to the Plan is 5,000. Pursuant to the plan, no options have been granted after August 4, 2012.
The Company adopted FASB ASC 718, Share-Based Payment, which requires all share-based payments to employees to be recognized as an expense based on the estimated fair value of the award on the date of the grant. The compensation expense, less expected forfeitures, is being recognized over the service period on a straight-line basis. The Company uses the Black Scholes Method to calculate fair value of the awards, when and if issued. Under FASB ASC 718, the estimated forfeiture method is required such that expected future forfeitures of non-vested awards are reflected as a reduction of stock-based compensation expense.
Estimated forfeitures may need to be revised in subsequent periods if actual forfeitures differ from estimates. Forfeitures were estimated at the time of the grant.
Total stock based compensation expense for the three months ended March 31, 2014 and 2013 was $0.
The fair value of stock options granted is determined using the Black-Scholes option-pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock and the risk-free rate over the expected life of the option. The expected stock price volatility is based in the historical, expected or implied volatility of share prices of similar public entities for which share or option price information is available.
There were no stock options issued in the first quarter of 2014 and 2013. As of March 31, 2014 and December 31, 2013 there were 3,625 and 3,775 options outstanding and vested, respectively. All options contain an exercise price of $20 per share. The table below contains related information about the Plan.

Exercise Price	March 31, 2014	Remaining Contractual Life
$20.00	3,625	5.75

Note 11 — Concentrations of Credit Risk
Financial instruments which potentially subject the Company to credit risk consist primarily of cash and sales. The Company maintains cash with a high quality financial institution. At times such amounts may exceed the federally insured limits.
The credit risk for revenue is concentrated because the Company received 100% of its revenue in the first quarter of 2014 and 2013 from the United States government. All of the revenue from the United States government was derived from the National Institutes of Health (NIH). Grants receivable from the NIH totaled $0 and $485,762 as of March 31, 2014 and December 31, 2013, respectively.
Note 12 — Employee Benefit Plan
The Company has a qualified deferred compensation plan under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). Under the 401(k) Plan, employees may elect to defer part of their salary, subject to Internal Revenue Service limits.
The Company has elected to make matching contributions to the 401(k) plan of 100% of every dollar each participant defers into the plan up to a maximum deferral of 3% of the participant’s eligible wages.

Angion Biomedica Corporation and Affiliates

Notes to Condensed Consolidated Financial Statements

Note 12 — Employee Benefit Plan (continued)

The Company made matching contributions to the 401(k) Plan totaling $10,130 and $10,495 for the three months ended March 31, 2014 and 2013, respectively.
Note 13 — Commitments
The Company had a license agreement entered into in April 1998 with an unaffiliated hospital for exclusive licenses to their intellectual property on the use of HGF and inhibitors thereof for certain medical uses. No payments to the hospital were associated with the maintenance of the license in the three months ended March 31, 2014 and 2013. The license was terminated by the Company in January of 2014, as the underlying patent was approaching its end of term. No products were approved or marketed under these patents while the license was in effect.
The Company had a license agreement entered into in February 2000 with an unaffiliated hospital for exclusive licenses to its intellectual property on peptides and small molecules. Annual fees in the amount of $10,000 per year were payable to the hospital in the year ended December 31, 2013. The license was terminated by the Company in January 2014, since it no longer met the Company’s clinical requirements. No clinical studies were conducted or products approved or marketed under the patents while the license was in effect.
The Company had entered into an agreement in October 2013 with an unaffiliated research institution for clinical trials to be conducted by the institution involving a skin enhancing cosmetic developed by the Company. Under the terms of this agreement, approximately $3,000 per subject is to be paid to the institution on a monthly basis based on completed subject visits. For the year ended December 31, 2013, approximately $195,000 was paid to this institution for such clinical trials, and was reflected as research and development costs non-federally funded. No amounts have been paid in the first quarter of 2014.
The Company also rents office space in a commercial building in Fort Lee, New Jersey with an unrelated party that expires in 2014. The remaining contractual lease payments are approximately $8,000.
Note 14 — Related Party Transactions
Due From Officer
On January 1, 2012, Angion entered into a note receivable agreement with its President in the amount of $1,595,707 in connection with an equity transaction in which the President purchased a 54% interest in NovaPark from Angion. The note is due in full on December 31, 2019 and bears interest annually at 1.17%. The interest amounts are due in annual installments on December 31 of each year. Interest recorded related to this receivable was $4,700 for each of the three months ended March 31, 2014 and 2013.
Angion agreed with Dr. Goldberg and NovaPark on April 14, 2014 that, in satisfaction of the outstanding loan from Angion to Dr. Goldberg, Dr. Goldberg will transfer to Angion membership interests that he owns in NovaPark equal to 10% of the issued membership interests in NovaPark, such that Angion would own 20% of NovaPark and Dr. Goldberg and his family would own 80% of NovaPark, and the outstanding personal loan to Angion would be satisfied in full. In addition, Dr. Goldberg and NovaPark have agreed that, if NovaPark defaults under the mortgage, Dr. Goldberg is unable to satisfy his obligations under his guarantee of NovaPark’s obligations, and Angion is required to satisfy its obligations as a guarantor of NovaPark’s obligations, then Dr. Goldberg and NovaPark will immediately transfer any and all of their respective ownership interests in the building to Angion. Angion would still, however, be responsible under its guarantee for NovaPark’s obligations under the mortgage to the extent of its ownership in NovaPark, or 20%.
Investment
In November 2013, the Company invested $50,000 for a less than 1.0% interest in Ohr, a company that is owned in part by the President of Angion. Members of the Company’s President’s immediate family own

Angion Biomedica Corporation and Affiliates

Notes to Condensed Consolidated Financial Statements

Note 14 — Related Party Transactions (continued)

the entity which is the majority holder of the membership interests of Ohr. In addition, the Company’s President’s son is the manager of Ohr. The Company accounts for this investment under the equity method. In addition, Angion has entered into a licensing agreement with this company that allows Ohr to sell certain licensed products developed by Angion. When certain milestones are met through revenues earned on the licensed products, Ohr is required to make payments to Angion. No revenue from this license agreement was recognized during the first quarter of 2014. Ohr commenced operations in 2014. Dr. Michael A. Yamin, the Company’s Vice President and a director, is also a consultant to Ohr Cosmetics. The operations of Ohr were not significant for the three months ended March 31, 2014.
Consultant Fees
Angion pays consulting fees under an agreement with the wife of the President of the Company. For the three months ended March 31, 2014 and 2013, consultant fees paid to this individual were approximately $22,000 and $27,000, respectively.
Note 15 — Segment Information
The Company follows “Disclosures about Segments of an Enterprise and Related Information,” which establishes standards for companies to report information about operating segments, geographic areas and major customers. The Company currently operates in two business segments as of March 31, 2014 and 2013: biotechnology research, and industrial rental real estate. The accounting policies of each segment are the same as those described in the summary of significant accounting policies (see Note 3 to the Company’s Condensed Consolidated Financial Statements).
The following tables reflect the results of the segments consistent with the Company’s management system:

Three Months Ended March 31, 2014	Biotechnology		Rental Real Estate
Grant Revenue	$1,081,049		$—
Rental income	—		748,969	(A)
Cost of grant revenues – direct research costs	(534,326)		—
Research and development costs – non-Federally funded	(3,896)		—
General and administrative less depreciation and amortization	(953,291	)(A)	(225,829)
Depreciation and amortization	(924)		(113,552)
Interest expense	—		(47,956)
Other income	4,810		164
Net income (loss) before provision for income taxes	$(406,578)		$361,796
Total assets(B)	$3,071,585		$8,503,695
Capital expenditures	—		—

Angion Biomedica Corporation and Affiliates

Notes to Condensed Consolidated Financial Statements

Note 15 — Segment Information (continued)

Three Months Ended March 31, 2013	Biotechnology		Rental Real Estate
Grant Revenue	$1,692,413		$—
Rental income	—		631,539	(C)
Cost of grant revenues – direct research costs	(787,757)		—
Research and development costs – non-Federally funded	(9,025)		—
General and administrative less depreciation and amortization	(801,896	)(C)	(150,798)
Depreciation and amortization	(2,153)		(112,933)
Interest expense	—		(74,657)
Other income	15,024		528
Net income before provision for income taxes	$106,606		$293,679
Total assets as of December 31, 2013(D)	$3,384,296		$8,158,284
Capital expenditures as of March 31, 2013	—		—

Elimination entries required to reconcile these amounts to the amounts presented on the condensed consolidated financial statements:
(A)
  Rental expense and income of $217,256
(B)
  Investment in NovaPark LLC of $530,908
(C)
  Rental expense and income of $184,927 and $190,024 respectively
(D)
  Investment in NovaPark LLC of $479,732
Included in total assets of the rental real estate segment is property and equipment with a carrying amount of $6,032,588 and $6,144,000, at March 31, 2014 and December 31, 2013, respectively, that serves as collateral for NovaPark’s mortgage obligation of $5,303,163 and $5,324,535 at March 31, 2014 and December 31, 2013, respectively. The mortgage is guaranteed by Angion and the Chief Executive Officer of Angion. The Chief Executive Officer of Angion and NovaPark have agreed that if the Chief Executive Officer of Angion is unable to satisfy his obligations under the guarantee and Angion is required to satisfy NovaPark’s obligations under the mortgage, then the Chief Executive Officer of Angion and NovaPark will immediately transfer all of their ownership interests in the building to Angion.

2,727,273 Shares
Common Stock

PROSPECTUS

Aegis Capital Corp
Through and including            , 2014 (the 25th day after the commencement of this offering) all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution
The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

SEC registration fee	$4,600
FINRA filing fee	$5,900
NASDAQ Capital Market initial listing fee	$5,000
Blue sky qualification fees and expenses	$20,000
Printing and engraving expenses	$50,000
Legal fees and expenses	$425,000
Accounting fees and expenses	$90,000
Transfer agent and registrar fees	$5,000
Miscellaneous	$94,500
Total	$700,000

*
  To be completed by amendment.
Item 14.   Indemnification of Directors and Officers
Delaware Law
In connection with the completion of this offering, our restated certificate of incorporation will contain provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors. Our amended and restated bylaws to be in effect immediately prior to the completion of this offering provide that we must indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.
Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.
Prior to the consummation of this offering, we expect to enter into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.
We intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Additionally, reference is made to the Underwriting Agreement, the form of which is filed as Exhibit 1.1 hereto, which provides for indemnification by the underwriter of Angion Biomedica Corp., our directors and officers who sign the registration statement and persons who control Angion Biomedica Corp., under certain circumstances.
See also “Undertakings” set out in response to Item 17 herein.
Item 15.   Recent Sales of Unregistered Securities
The Company has not issued any securities in the three years preceding the filing of this registration statement.
Item 16.   Exhibits and Financial Statement Schedules
(a) Exhibits
See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.
(b) Financial Statement Schedules
Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.
Item 17.   Undertakings
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes to provide the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
The undersigned registrant hereby undertakes that:
For purposes of determining any liability under the Securities Act of 1933, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
In a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Uniondale, New York, on the 23rd day of May, 2014.
ANGION BIOMEDICA CORP.
By:
  /s/ Itzhak D. Goldberg

  Itzhak D. Goldberg, M.D., F.A.C.R.
  President and Chief Executive Officer
SIGNATURES AND POWER OF ATTORNEY
We the undersigned officers and directors of Angion Biomedica Corp., hereby severally constitute and appoint Itzhak D. Goldberg and Andrew P. Savadelis, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacity indicated below the registration statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Angion Biomedica Corp. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on the 23rd day of May, 2014.

Signature	Title	Date
/s/ Itzhak D. Goldberg Itzhak D. Goldberg, M.D., F.A.C.R.	President & Chief Executive Officer (Principal Executive Officer) and Director	May 23, 2014
/s/ Andrew P. Savadelis Andrew P. Savadelis, M.B.A.	Chief Financial Officer (Principal Financial Officer)	May 23, 2014
/s/ Michael A. Yamin Michael A. Yamin, Ph.D	Director	May 23, 2014

EXHIBIT INDEX

Exhibit No	Description
1.1	Form of Underwriting Agreement.
3.1†	Restated Certificate of Incorporation of the Registrant (as currently in effect).
3.2†	Bylaws of the Registrant (as currently in effect).
3.3†	Form of Restated Certificate of Incorporation of the Registrant (to be effective upon completion of the offering).
3.4†	Form of Amended and Restated Bylaws of the Registrant (to be effective upon completion of the offering).
4.1†	Form of Common Stock Certificate.
4.2	Form of Representative’s Warrant.
4.3†	Amended Restated and Consolidated Unsecured Promissory Note dated January 1, 2012, from Itzhak D. Goldberg to the Registrant.
5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Registrant, with respect to the legality of securities being registered.
10.1†+	2002 Stock Option Plan of the Registrant.
10.2†+	Form of Stock Option Agreement granted under the 2002 Stock Option Plan of the Registrant.
10.3†+	Form of 2014 Equity Incentive Plan of the Registrant.
10.4†+	Form of Stock Option Grant Notice under the 2014 Equity Incentive Plan of the Registrant.
10.5+	Non-Employee Director Compensation Policy, to be effective upon the consummation of the offering.
10.6†	Form of Agreement between the Registrant and Members of the Registrant’s Scientific Advisory Board.
10.7†+	Employment, Confidential Information and Invention Assignment Agreement by and between the Registrant and Dr. Itzhak D. Goldberg, dated January 1, 2005.
10.8†+	Employment, Confidential Information and Invention Assignment Agreement by and between the Registrant and Weizhong Cai, dated June 19, 2003.
10.9†+	Employment, Confidential Information and Invention Assignment Agreement by and between the Registrant and Prakash Narayan, dated April 24, 2002.
10.10†+	Employment, Confidential Information and Invention Assignment Agreement by and between the Registrant and Michael A. Yamin, dated November 1, 2005.
10.11†	Lease Agreement by and between the Registrant and NovaPark LLC, as amended, dated June 29, 2011.
10.12†	Lease Agreement by and between the Registrant and 400 Kelby Associates, dated October 29, 2002.
10.13†#	License Agreement by and between the Registrant and Ohr Cosmetics, LLC, dated November 15, 2013.
10.14†	Consulting Agreement by and between the Registrant and Rina S. Kurz, as amended on January 1, 2009.
10.15†#	Grant dated July 31, 2013, from the National Institutes of Health to the Company relating to the pilot clinical study in renal transplantation.
10.16†#	Grant dated March 28, 2012, from the National Institutes of Health to the Company relating to the unique clinical Study on DGF using paired kidneys.
10.17†#	Grant dated August 16, 2012, from the National Institutes of Health to the Company relating to the treatment for alcoholic liver disease.
10.18†#	Grant dated April 4, 2012, from the National Institutes of Health to the Company relating to an innovative cardioprotective.

Exhibit No	Description
10.19†#	Grant dated April 23, 2013, from the National Institutes of Health to the Company relating to anti-fibrotic therapy for scleroderma/SSC.
10.20†#	Grant dated August 1, 2013, from the National Institutes of Health to the Company relating to anti-fibrotic therapy for chronic kidney disease.
10.21†#	Grant dated July 31, 2012, from the National Institutes of Health to the Company relating to novel neuroprotective/ restorative therapy for ischemic stroke.
10.22†#	Grant dated August 19, 2013, from the National Institutes of Health to the Company relating to a novel therapeutic for liver fibrosis.
10.23†#	Grant dated June 18, 2013, from the National Institutes of Health to the Company relating to aldosterone synthase inhibitor for CKD.
10.24†#	Grant dated September 26, 2013, from the National Institutes of Health to the Company relating to LPA1 antagonist for alcoholic liver disease.
10.25†#	Grant dated December 11, 2013, from the National Science Foundation to the Company relating to SBIR phase I: a novel extended delivery dual-action platform for peptide-based anti-fibrotics.
10.26†	Agreement dated April 14, 2014 by and among the Company, Itzhak D. Goldberg and NovaPark, LLC regarding property owned by NovaPark, LLC.
10.27	Form of Lock-Up Agreement by and between the Registrant and each of its directors, executive officers and initial stockholders.
10.28+	Executive Employment Agreement, by and between the Registrant and Dr. Itzhak D. Goldberg, dated May 23, 2014.
10.29+	Executive Employment Agreement, by and between the Registrant and Andrew P. Savadelis, dated May 1, 2014.
10.30+	Form of Indemnification Agreement by and between the Registrant and each of its directors and executive officers.
23.1	Consent of EisnerAmper LLP, independent registered public accounting firm.
23.2*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page hereto).
99.1	Consent of Robert L. Van Nostrand to be named as a director nominee.
99.2	Consent of Kenneth R. Piña to be named as a director nominee.
99.3	Consent of Steven Katz to be named as a director nominee.

†
  Previously filed.
*
  To be filed by amendment.
+
  Indicates management contract or compensatory plan.
#
  Portions of this exhibit (indicated by asterisks) are expected to be omitted pursuant to a request for confidential treatment to be filed with the SEC pursuant to Rule 406 of the Securities Act of 1933, as amended.